      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 2000
                                                      REGISTRATION NO. 333-40338


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                                 ---------------

                            KANA COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 --------------

              DELAWARE                                          7389                                       77-0435679
   (STATE OR OTHER JURISDICTION OF                  (PRIMARY STANDARD INDUSTRIAL                        (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                       CLASSIFICATION CODE)                         IDENTIFICATION NUMBER)

                                 --------------

                  740 BAY ROAD, REDWOOD CITY, CALIFORNIA 94063
                                 (650) 298-9282
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 --------------

                  MICHAEL J. MCCLOSKEY, CHIEF EXECUTIVE OFFICER
                            KANA COMMUNICATIONS, INC.
                                  740 BAY ROAD
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 298-9282
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                 --------------

                                   Copies to:
                           DAVID A. MAKARECHIAN, ESQ.
                             TAYLOR L. STEVENS, ESQ.
                            PARKER A. SCHWEICH, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                              TWO EMBARCADERO PLACE
                                 2200 GENG ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 424-0160

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable on or after this Registration Statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. /_/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. /_/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                                 --------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

********************************************************************************

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION, DATED JULY 28, 2000)


                                2,500,000 Shares

                                   [KANA LOGO]
                            KANA COMMUNICATIONS, INC.

                                  COMMON STOCK

                                 --------------


       This prospectus relates to the resale of up to 2,500,000 shares of our common stock by certain of our current stockholders. Of this amount, 1,800,000 shares are being offered for sale by entities affiliated with Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., 400,000 shares are being offered for sale by entities affiliated with The Galleon Group, 150,000 shares are being offered for sale by DWS Investments and 150,000 shares are being offered for sale by Metzler Investments. We are registering our common stock for resale by these selling stockholders. The prices at which such stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus.

       Our common stock is traded on the Nasdaq National Market under the symbol "KANA." The closing price on July 27, 2000 was $38.75 per share.

                                 --------------


       THE SHARES OF COMMON STOCK OF KANA OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK.

                                 --------------


       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------







                The date of this prospectus is __________, 2000.

                               TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

Prospectus Summary.........................................................   3
Summary Selected Consolidated Financial Data...............................   4
Summary Unaudited Pro Forma Combined Consolidated Financial Information....   5
Risk Factors...............................................................   7
Forward-Looking Statements.................................................  18
Use of Proceeds............................................................  19
Price Range of Common Stock................................................  19
Dividend Policy............................................................  19
Selected Consolidated Financial Data.......................................  20
Management's Discussion and Analysis of Financial Condition and Results of   22

Business...................................................................  32
Management.................................................................  45
Employment Arrangements, Termination of Employment Arrangements and Change
   in Control Arrangements.................................................  51
Certain Relationships and Related Transactions.............................  54
Security Ownership of Certain Beneficial Owners and Management.............  56
Description of Capital Stock...............................................  58
Plan of Distribution.......................................................  61
Selling Stockholders.......................................................  63
Transfer Agent and Registrar...............................................  64
Legal Matters..............................................................  64
Experts....................................................................  64
Change in Accountants......................................................  64
Where You Can Find More Information........................................  64

Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering, and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Because this is only a summary, you should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors" on pages 7-18.

OUR BUSINESS

     We are a leading provider of integrated e-business solutions that deliver a Web-architected e-business platform and a comprehensive suite of customer-facing applications for marketing, sales and service. We define e-businesses as companies that leverage the reach and efficiency of the Internet to enhance their competitive market position, from Internet start-ups to the largest 2,000 companies in the world, commonly known as the "Global 2000." Our products and services allow companies to offer customers, business partners and businesses alike, the ability to collaborate with the company and each other to efficiently resolve their problems and to receive timely, easy to access, relevant information.

     Our objective is to become the leading provider of mission critical Web-architected communications and relationship management software products and services for e-businesses. To achieve our objective, we intend to expand our products to enter new markets, increase our global distribution capabilities and alliances, leverage our hosted application service and continue to emphasize customer advocacy and satisfaction.

RECENT DEVELOPMENTS

     On April 19, 2000, we completed a merger with Silknet Software, Inc. under which Silknet became our wholly-owned subsidiary. Silknet provides electronic relationship management software, or eRM software, that allows companies to offer marketing, sales, e-commerce and support services through a single Web site interface personalized for individual customers. Silknet's products enable a company to deliver these services to its customers over the Web through customer self-service, assisted service or immediate, direct collaboration among that company and its customers, partners, employees and suppliers. These users can choose from a variety of communications media, such as the Web, e-mail and the telephone, to do business with that company. Silknet's software can capture and consolidate data derived from all of these sources and distribute it throughout a company and to its partners to provide a single view of the customer's interaction with that company.


     In connection with the merger, each share of Silknet common stock outstanding immediately prior to the completion of the Merger was converted into the right to receive 1.66 shares of our common stock and we assumed Silknet's outstanding stock options and warrants based on the exchange ratio, issuing approximately 29.2 million shares of our common stock and assuming options and warrants to acquire approximately 4.0 million shares of Silknet common stock. The transaction is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and was accounted for using the purchase method of accounting.


CORPORATE INFORMATION

     We were founded by Mark Gainey and Michael Horvath in 1996. We were first incorporated in California in July 1996 as Kana Net Works, Inc., and we changed our name to Kana.com, Inc. in January 1997. We then changed our name to Kana Communications, Inc. in October 1997. We reincorporated in Delaware in September 1999. In December 1999, we completed mergers with Business Evolution, Inc. and netDialog, Inc., and in April 2000, we completed our merger with Silknet. References in this prospectus to "Kana," "we," "our," and "us" collectively refer to Kana Communications, Inc., a Delaware corporation, its subsidiaries and its California predecessor. Our principal executive offices are located at 740 Bay Road, Redwood City, California 94063 and our telephone number is (650) 298-9282.

THE OFFERING

     On June 12, 2000, we sold 2,500,000 shares of our common stock for gross proceeds of $125.0 million (net proceeds of $120.0 million) in a private transaction, which we refer to in this prospectus as the "private placement." This prospectus relates to the resale of up to 2,500,000 shares of our common stock sold in the private placement. Of this amount, 1,800,000 shares are being offered for sale by entities affiliated with Putnam Investment Management,

Inc. and The Putnam Advisory Company, Inc., 400,000 shares are being offered for sale by entities affiliated with The Galleon Group, 150,000 shares are being offered for sale by DWS Investments and 150,000 shares are being offered for sale by Metzler Investments. We are registering our common stock for resale by these selling stockholders. The prices at which these stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholders."

USE OF PROCEEDS

       The selling stockholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          YEARS ENDED                         SIX MONTHS ENDED
                                                          DECEMBER 31,                            JUNE 30,
                                                     ----------------------                ----------------------
                                                        1997        1998        1999         1999        2000
                                                     ----------- ----------  -----------   ---------- -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenue......................................  $      617  $    2,347  $    14,064   $   3,827  $    36,173
Gross profit.......................................         364       1,627        7,183       2,406       20,568
Amortization of goodwill and identifiable
   intangibles.....................................          --          --           --          --      247,043
In process research and development................          --          --           --          --        6,900
Amortization of stock-based compensation...........         113       1,456       80,476       3,254        6,913
Acquisition related costs..........................          --          --        5,635          --        6,564
Operating loss.....................................      (1,610)    (12,828)    (117,999)    (14,379)    (301,280)
Net loss...........................................  $   (1,553) $  (12,601) $  (118,743)  $ (14,898) $  (299,389)
                                                     ==========  ==========  ===========   =========  ===========
Basic and diluted net loss per share...............  $    (0.37) $    (2.01) $     (4.61)  $   (2.51) $     (4.53)
                                                     ==========  ==========  ===========   =========  ===========
Shares used in computing basic and diluted net
   loss per share..................................       4,152       6,258       25,772       5,944       66,030
                                                     ==========  ==========  ===========   =========  ===========



                                                                         DECEMBER 31,                  JUNE 30,
                                                              ---------------------------------------
                                                                1997         1998           1999         2000
                                                              --------   ------------   ------------  -----------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short term investments..........   $  5,594   $     14,035   $     53,217  $   162,842
Goodwill and identifiable intangibles......................         --             --             --    3,510,792
Working capital............................................      5,364         11,833         38,591      116,412
Total assets...............................................      6,158         16,876         70,229    3,741,444
Notes payable, less current portion........................         51            726            412          262
Total stockholders' equity.................................      5,684         12,951         48,500    3,657,831

     SUMMARY UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

       The following tables show summary financial results as if Kana and Silknet had been combined as of January 1, 1999.


       The selected pro forma combined financial information is derived from the unaudited pro forma combined condensed financial statements, which give effect to the merger as a purchase and should be read in conjunction with such unaudited pro forma combined financial statements and the notes thereto included in this prospectus. Silknet's fiscal year ended on June 30. For purposes of the pro forma data, Kana's consolidated statement of operations for the year ended December 31, 1999 has been combined with Silknet's consolidated statement of operations for the twelve-month period ended December 31, 1999. Kana's consolidated statement of operations for the six months ended June 30, 2000 has been combined with Silknet's consolidated statement of operations for the period from January 1, 2000 to April 19, 2000 (merger date).


       The unaudited pro forma combined financial information is based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at January 1, 1999, nor is it necessarily indicative of future operating results or financial position.

       The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements of Kana and Silknet, and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                    YEAR ENDED      SIX MONTHS
                                                                                    DECEMBER 31,    ENDED JUNE 30,
                                                                                       1999             2000
                                                                                   -------------   -------------
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA:
Total revenues..................................................................   $      36,594   $      49,497
Gross profit....................................................................          23,918          20,525
Amortization of goodwill and identifiable intangibles...........................       1,252,856         626,428
In process research and development.............................................              --           6,900
Amortization of stock-based compensation........................................          80,773           6,923
Acquisition-related costs.......................................................           6,296           6,564
Operating loss..................................................................      (1,386,449)       (684,689)
Net loss........................................................................      (1,385,313)       (682,179)

Basic and diluted net loss per share............................................   $      (30.52)  $       (8.21)

Shares used in per share computations...........................................          45,392          83,134

                                  RISK FACTORS

     OUR FUTURE OPERATING RESULTS MAY VARY SUBSTANTIALLY FROM PERIOD TO PERIOD. THE PRICE OF OUR COMMON STOCK WILL FLUCTUATE IN THE FUTURE, AND AN INVESTMENT IN OUR COMMON STOCK IS SUBJECT TO A VARIETY OF RISKS, INCLUDING BUT NOT LIMITED TO THE SPECIFIC RISKS IDENTIFIED BELOW. INEVITABLY, SOME INVESTORS IN OUR SECURITIES WILL EXPERIENCE GAINS WHILE OTHERS WILL EXPERIENCE LOSSES DEPENDING ON THE PRICES AT WHICH THEY PURCHASE AND SELL SECURITIES. PROSPECTIVE AND EXISTING INVESTORS ARE STRONGLY URGED TO CAREFULLY CONSIDER THE VARIOUS CAUTIONARY STATEMENTS AND RISKS SET FORTH IN THIS PROSPECTUS.

                          RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS

     We are still in the early stages of our development, and our limited operating history makes it difficult to evaluate our business and prospects. We were incorporated in July 1996 and first recorded revenue in February 1998. Thus, we have a limited operating history upon which you can evaluate our business and prospects. In addition, our operating results include the results of operations of Connectify, Inc., netDialog, Inc. and Business Evolution, Inc., three companies acquired by us and accounted for as poolings of interests. Due to our limited operating history, it is difficult or impossible to predict future results of operations. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are required to forecast expenses in part on future revenue projections. Moreover, due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early-stage companies in Internet-related markets. Many of these risks are discussed in the subheadings below, and include our ability to:

     o    attract more customers;

     o implement our sales, marketing and after-sales service initiatives, both domestically and internationally;

     o    execute our product development activities;

     o    anticipate and adapt to the changing Internet market;

     o    attract, retain and motivate qualified personnel;

     o    respond to actions taken by our competitors;

     o continue to build an infrastructure to effectively manage growth and handle any future increased usage; and

     o    integrate acquired businesses, technologies, products and services.

     If we are unsuccessful in addressing these risks or in executing our business strategy, our business, results of operations and financial condition would be materially and adversely affected.

OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS AND WE MAY FAIL TO MEET EXPECTATIONS, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

     Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter particularly because our products and services are relatively new and our prospects uncertain. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include the factors described in the subheadings below as well as:

     o the evolving and varying demand for customer communication software products and services for e-businesses, particularly our products and services;

     o costs associated with integrating our recent acquisitions, and costs associated with any future acquisitions;

     o    the timing of new releases of our products;

     o the discretionary nature of our customers' purchasing and budgetary cycles;

     o    changes in our pricing policies or those of our competitors;

     o the timing of execution of large contracts that materially affect our operating results;

     o the mix of sales channels through which our products and services are sold;

     o    the mix of our domestic and international sales;

     o    costs related to the customization of our products;

     o our ability to expand our operations, and the amount and timing of expenditures related to this expansion; and

     o global economic the conditions, as well as those specific to large enterprises with high e-mail volume.

     We also often offer volume-based pricing, which may affect operating margins. Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below expectations, we could not proportionately reduce operating expenses for that quarter. Therefore, this revenue shortfall would have a disproportionate effect on our expected operating results for that quarter. In addition, because our service revenue is largely correlated with our license revenue, a decline in license revenue could also cause a decline in service revenue in the same quarter or in subsequent quarters.

     Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE, WHICH MAY REDUCE THE TRADING PRICE OF OUR COMMON STOCK


       Since we began operations in 1997, we have incurred substantial operating losses in every quarter. As a result of accumulated operating losses, as of June 30, we had an accumulated deficit of approximately $432.0 million. For the six months ended June 30, 2000, we had a net loss of approximately $299.4 million, or 827.7% of revenues for that period. Since inception, we have funded our business primarily through selling our stock, not from cash generated by our business. Our growth in recent periods has been from a limited base of customers, and we may not be able to sustain these growth rates. We expect to continue to increase our operating expenses. As a result, we expect to continue to experience losses and negative cash flows, even if sales of our products and services continue to grow, and we may not generate sufficient revenues to achieve profitability in the future.


     In addition, as a result of our mergers with Connectify, netDialog, Business Evolution and Silknet, we expect that our losses will increase even more significantly because of additional costs and expenses related to:

     o    an increase in the number of employees;

     o    an increase in research and development activities;

     o    an increase in sales and marketing activities; and

     o    assimilation of operations and personnel.

     If we do achieve profitability, we may not be able to sustain or increase any profitability on a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


WE HAVE COMPLETED FOUR MERGERS IN THE PAST ELEVEN MONTHS, AND THOSE MERGERS MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND MANAGEMENT DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS


     We may not realize the benefits from the significant mergers we have completed. In August 1999, we acquired Connectify, and in December 1999, we acquired netDialog and Business Evolution. On April 19, 2000, we completed our merger with Silknet. We may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. In particular, we will need to assimilate and retain key professional services, engineering and marketing personnel. This is particularly difficult with Business

Evolution and Silknet, since their operations are located on the east coast and we are headquartered on the west coast. Key personnel from the acquired companies have in certain instances decided, and they may in the future decide, that they do not want to work for us. In addition, products of these companies will have to be integrated into our products, and it is uncertain whether we may accomplish this easily or at all. These difficulties could disrupt our ongoing business, distract management and employees or increase expenses. Acquisitions are inherently risky and we may also face unexpected costs, which may adversely affect operating results in any quarter.

THE MERGER OF SILKNET INTO OUR COMPANY COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS


     If the benefits of the merger of Silknet into our company do not exceed the costs associated with the merger, including any dilution to our stockholders resulting from the issuance of shares in connection with the merger, our financial results, including earnings per share, could be adversely affected. In addition, we have recorded goodwill and intangible assets of approximately $3.8 billion in connection with the merger, which will be amortized over a period of three years.


THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER OF SILKNET INTO OUR COMPANY

     The market price of our common stock may decline as a result of the merger if:

     o    the integration of our company and Silknet is unsuccessful;

     o we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or investors; or

     o the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts or investors.

     The market price of our common stock could also decline as a result of factors related to the merger which may currently be unforeseen. A decline in the market price of our common stock could materially and adversely affect our operating results.

IF WE ACQUIRE ADDITIONAL COMPANIES, PRODUCTS OR TECHNOLOGIES, WE MAY FACE RISKS SIMILAR TO THOSE FACED IN OUR OTHER MERGERS

     If we are presented with appropriate opportunities, we intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we acquire another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to our other mergers. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our company or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

WE FACE SUBSTANTIAL COMPETITION AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY

     The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share.

     We currently face competition for our products from systems designed by in-house and third-party development efforts. We expect that these systems will continue to be a principal source of competition for the foreseeable future. Our competitors include a number of companies offering one or more products for the e-business communications and relationship management market, some of which compete directly with our products. For example, our competitors include companies providing stand-alone point solutions, including Annuncio, Inc., AskJeeves, Inc., Brightware, Inc., Broadbase, Inc., Digital Impact, Inc., eGain Communications Corp., E.piphany, Inc., Inference Corp., Marketfirst, Inc., Live Person, Inc., Mustang Software, Inc., Responsys.com and Servicesoft, Inc. In addition, we compete with companies providing traditional, client-server based customer management and communications solutions, such as Clarify Inc. (which was acquired by Northern Telecom), Genesys Telecommunications Laboratories, Inc. (which was acquired by Alcatel), Cisco Systems, Inc., Lucent Technologies, Inc., Message Media, Inc., Oracle Corporation, Pivotal Corporation, Siebel Systems, Inc. and Vantive Corporation

(which was acquired by PeopleSoft, Inc.). Furthermore, we may face increased competition should we expand our product line, through acquisition of complementary businesses or otherwise.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. We may lose potential customers to competitors for various reasons, including the ability or willingness of competitors to offer lower prices and other incentives that we cannot match. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of recently-announced industry consolidations, as well as future consolidations.

     We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

OUR FAILURE TO CONSUMMATE OUR EXPECTED SALES IN ANY GIVEN QUARTER COULD DRAMATICALLY HARM OUR OPERATING RESULTS BECAUSE OF THE LARGE SIZE OF TYPICAL ORDERS

     Our sales cycle is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which we have little or no control. Consequently, if sales expected from a specific customer in a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, and due to the relatively large size of a typical order, a lost or delayed sale could result in revenues that are lower than expected. Moreover, to the extent that significant sales occur earlier than anticipated, revenues for subsequent quarters may be lower than expected.

WE MAY NOT BE ABLE TO FORECAST OUR REVENUES ACCURATELY BECAUSE OUR PRODUCTS HAVE A LONG AND VARIABLE SALES CYCLE

     The long sales cycle for our products may cause license revenue and operating results to vary significantly from period to period. To date, the sales cycle for our products has taken 3 to 12 months in the United States and longer in foreign countries. Our sales cycle has required pre-purchase evaluation by a significant number of individuals in our customers' organizations. Along with third parties that often jointly market our software with us, we invest significant amounts of time and resources educating and providing information to prospective customers regarding the use and benefits of our products. Many of our customers evaluate our software slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy our products.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE AND COULD DROP, PARTICULARLY BECAUSE OUR BUSINESS DEPENDS ON THE INTERNET

     The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and computer software companies, particularly Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock.

FUTURE SALES OF STOCK COULD AFFECT OUR STOCK PRICE

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

     In particular, in July 2000, the lockup agreement executed by the affiliates of Kana and Silknet will elapse and such stockholders will be eligible to sell all vested shares. In addition, in August 2000, shares held by former Connectify stockholders will become eligible for sale under Rule 144. Also in August 2000, we intend to file a registration statement to allow the resale of shares held by former netDialog and Business Evolution stockholders in accordance with the terms of those merger agreements. See "Security Ownership of Certain Beneficial Owners and Management" and "Description of Capital Stock-Registration Rights of Certain Holders."

DIFFICULTIES IN IMPLEMENTING OUR PRODUCTS COULD HARM OUR REVENUES AND MARGINS

     Forecasting our revenues depends upon the timing of implementation of our products. This implementation typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project. Some customers may also require us to develop customized features or capabilities. If new or existing customers have difficulty deploying our products or require significant amounts of our professional services support or customized features, our revenue recognition could be further delayed and our costs could increase, causing increased variability in our operating results.

OUR BUSINESS DEPENDS ON THE ACCEPTANCE OF OUR PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THE MARKET WILL ACCEPT OUR PRODUCTS AND SERVICES


     Of our total revenue of $36.2 million for the six months ended June 30, 2000, $22.9 million was derived from licenses of products and $13.3 million from related services. We are not certain that our target customers will widely adopt and deploy our products and services. Our future financial performance will depend on the successful development, introduction and customer acceptance of new and enhanced versions of our products and services. In the future, we may not be successful in marketing our products and services, including any new or enhanced products.


WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL NECESSARY TO DEVELOP OUR ENGINEERING, PROFESSIONAL SERVICES AND SUPPORT CAPABILITIES IN ORDER TO CONTINUE TO GROW

     We intend to increase our sales, marketing, engineering, professional services and product management personnel over the next 12 months. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. Our business cannot continue to grow if we cannot attract qualified personnel. Our failure to attract and retain the highly trained personnel that are integral to our product development and professional services group, which is the group responsible for implementation and customization of, and technical support for, our products and services, may limit the rate at which we can develop and install new products or product enhancements, which would harm our business. We will need to increase our staff to support new customers and the expanding needs of our existing customers, without compromising the quality of our customer service. Since our inception, a number of employees have left or have been terminated, and we expect to lose more employees in the future. Hiring qualified professional services personnel, as well as sales, marketing, administrative and research and development personnel, is very competitive in our industry, particularly in the San Francisco Bay Area, where we are headquartered, due to the limited number of people available with the necessary technical skills. We face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company.

WE MAY FACE DIFFICULTIES IN HIRING AND RETAINING QUALIFIED SALES PERSONNEL TO SELL OUR PRODUCTS AND SERVICES, WHICH COULD HARM OUR ABILITY TO INCREASE OUR REVENUES IN THE FUTURE

     Our financial success depends to a large degree on the ability of our direct sales force to increase sales to a level required to adequately fund marketing and product development activities. Therefore, our ability to increase revenues in the future depends considerably upon our success in recruiting, training and retaining additional direct sales personnel and the success of the direct sales force. Also, it may take a new salesperson a number of months before he or she becomes a productive member of our sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate.

LOSS OF OUR CHIEF EXECUTIVE OFFICER OR ANY OF OUR EXECUTIVE OFFICERS COULD HARM OUR BUSINESS

     Our future success depends to a significant degree on the skills, experience and efforts of our senior management. In particular, we depend upon the continued services of Michael J. McCloskey, our Chief Executive Officer. The loss of the services of Mr. McCloskey or any of our executive officers could harm our business and operations. In addition, we have not obtained life insurance benefiting us on any of our employees or entered into employment agreements with our key employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business could be harmed.

A FAILURE TO MANAGE OUR INTERNAL OPERATING AND FINANCIAL FUNCTIONS COULD LEAD TO INEFFICIENCIES IN CONDUCTING OUR BUSINESS AND SUBJECT US TO INCREASED EXPENSES


     Our ability to offer our products and services successfully in a rapidly evolving market requires an effective planning and management process. We have limited experience in managing rapid growth. We are experiencing a period of growth that is placing a significant strain on our managerial, financial and personnel resources. Our business will suffer if this growth continues and we fail to manage it successfully. On June 30, 2000, we had a total of 889 full-time employees compared to 98 on June 30, 1999. We expect to continue to hire new employees at a rapid pace. The recent completion of the merger with Silknet resulted in approximately 300 new employees joining us. Moreover, we will need to assimilate substantially all of Silknet's operations into our operations. The rate of our recent growth has made management of that growth more difficult. Any additional growth will further strain our management, financial, personnel, internal training and other resources. To manage any future growth effectively, we must improve our financial and accounting systems, controls, reporting systems and procedures, integrate new personnel and manage expanded operations. Any failure to do so could negatively affect the quality of our products, our ability to respond to our customers and retain key personnel, and our business in general.


THE INTEGRATION OF OUR NEW PRESIDENT, VICE PRESIDENT OF PRODUCT DEVELOPMENT, VICE PRESIDENT OF MARKETING, CHIEF FINANCIAL OFFICER, VICE PRESIDENT OF HUMAN RESOURCES, VICE PRESIDENT OF EBUSINESS SERVICES AND VICE PRESIDENT OF REALTIME INTO OUR MANAGEMENT TEAM MAY INTERFERE WITH OUR OPERATIONS


     The recent completion of the merger with Silknet has resulted in the addition of a new President, Vice President of Development and Vice President of Marketing. In addition, we have recently hired a Chief Financial Officer and Vice President of Human Resources, each of whom has been with us for less than nine months. To integrate into our company, these individuals must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations.


DELAYS IN THE DEVELOPMENT OF NEW PRODUCTS OR ENHANCEMENTS TO EXISTING PRODUCTS WOULD HURT OUR SALES AND DAMAGE OUR REPUTATION

     To be competitive, we must develop and introduce on a timely basis new products and product enhancements for companies with significant e-business customer interactions needs. Any failure to do so could harm our business. If we experience product delays in the future, we may face:

     o    customer dissatisfaction;

     o    cancellation of orders and license agreements;

     o    negative publicity;

     o    loss of revenues;

     o    slower market acceptance; and

     o    legal action by customers.

     In the future, our efforts to remedy this situation may not be successful and we may lose customers as a result. Delays in bringing to market new products or their enhancements, or the existence of defects in new products or their enhancements, could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would suffer.

TECHNICAL PROBLEMS WITH EITHER OUR INTERNAL OR OUTSOURCED COMPUTER AND COMMUNICATIONS SYSTEMS COULD INTERRUPT OUR KANA ONLINE SERVICE

     The success of the Kana Online service depends on the efficient and uninterrupted operation of our own and outsourced computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar adverse events. We have entered into an Internet-hosting agreement with Exodus Communications, Inc. to maintain all of the Kana Online servers at Exodus' data center in Santa Clara, California. Our operations depend on Exodus' ability to protect its and our systems in Exodus' data center against damage or interruption. Exodus does not guarantee that our Internet access will be uninterrupted, error-free or secure. We have no formal disaster recovery plan in the event of damage or interruption, and our insurance policies may not adequately compensate us for any losses that we may incur. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with customers and result in reduced revenues.

IF WE FAIL TO BUILD SKILLS NECESSARY TO SELL OUR KANA ONLINE SERVICE, WE WILL LOSE REVENUE OPPORTUNITIES AND OUR SALES WILL SUFFER

     The skills necessary to market and sell Kana Online are different from those relating to our software products. We license our software products for a fixed fee based on the number of concurrent users and the optional applications purchased. We license Kana Online based on a fixed fee for installation, configuration and training, and a variable monthly component depending on actual customer usage. Our sales force sells both our software products and Kana Online. Because different skills are necessary to sell Kana Online as compared to selling software products, our sales and marketing groups may not be able to maintain or increase the level of sales of either Kana Online or our software products.

OUR PENDING PATENTS MAY NEVER BE ISSUED AND, EVEN IF ISSUED, MAY PROVIDE LITTLE PROTECTION

     Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We regard the protection of patentable inventions as important to our future opportunities. We currently have nine U.S. patent applications pending relating to our software. Although we have filed four international patent applications corresponding to four of our U.S. patent applications, none of our technology is patented outside of the United States. It is possible that:

     o our pending patent applications may not result in the issuance of patents;

     o any patents issued may not be broad enough to protect our proprietary rights;

     o any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

     o current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

     o effective patent protection may not be available in every country in which we do business.

WE RELY UPON TRADEMARKS, COPYRIGHTS AND TRADE SECRETS TO PROTECT OUR PROPRIETARY RIGHTS, WHICH MAY NOT BE SUFFICIENT TO PROTECT OUR INTELLECTUAL PROPERTY

     We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. In the United States, we currently have a registered trademark, "Kana," and seven pending trademark applications, including trademark applications for our logo and "KANA COMMUNICATIONS and Design." Although none of our trademarks is registered outside of the United States, we have trademark applications pending in Australia, Canada, the European Union, India, Japan, South Korea and Taiwan. However, despite the precautions that we have taken:

     o laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

     o current federal laws that prohibit software copying provide only limited protection from software "pirates," and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

     o other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

     o policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

     Also, the laws of other countries in which we market our products may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

WE MAY BECOME INVOLVED IN LITIGATION OVER PROPRIETARY RIGHTS, WHICH COULD BE COSTLY AND TIME CONSUMING, AND GENESYS TELECOMMUNICATIONS LABORATORIES, INC. HAS FILED AN INFRINGEMENT SUIT AGAINST US

     Substantial litigation regarding intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents upon which our products or technology infringe. Any of these third parties might make a claim of infringement against us. Many of our software license agreements require us to indemnify our customers from any claim or finding of intellectual property infringement. Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement might cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

     On October 8, 1999, Genesys Telecommunications Laboratories, Inc. filed a complaint against us in the United States District Court for the District of Delaware. Genesys has amended its complaint to allege that our Customer Messaging System 3.0 infringes one or more claims of two Genesys patents. Genesys is seeking relief in the forms of an injunction, damages, punitive damages, attorneys' fees, costs and pre- and post-judgment interest. The litigation is currently in its early stages and we have not received material information or documentation. We intend to fight this claim vigorously and do not expect it to materially impact our results from operations. We are not currently a party to any other material legal proceedings.

WE MAY FACE HIGHER COSTS AND LOST SALES IF OUR SOFTWARE CONTAINS ERRORS

     We face the possibility of higher costs as a result of the complexity of our products and the potential for undetected errors. Due to the mission-critical nature of our products and services, undetected errors are of particular concern. We have only a few "beta" customers that test new features and functionality of our software before we make these features and functionalities generally available to our customers. If our software contains undetected errors or we fail to meet customers' expectations in a timely manner, we could experience:

     o loss of or delay in revenues expected from the new product and an immediate and significant loss of market share;

     o loss of existing customers that upgrade to the new product and of new customers;

     o    failure to achieve market acceptance;

     o    diversion of development resources;

     o    injury to our reputation;

     o    increased service and warranty costs;

     o    legal actions by customers; and

     o    increased insurance costs.

WE MAY FACE LIABILITY CLAIMS THAT COULD RESULT IN UNEXPECTED COSTS AND DAMAGE TO OUR REPUTATION

     Our licenses with customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally cap the amounts recoverable for damages to the amounts paid by the licensee to us for the product or service giving rise to the damages. However, these contractual limitations on liability may not be enforceable and we may be subject to claims based on errors in our software or mistakes in performing our services including claims relating to damages to our customers' internal systems. A product liability claim, whether or not successful, could harm our business by increasing our costs, damaging our reputation and distracting our management.

WE INTEND TO EXPAND OUR INTERNATIONAL OPERATIONS, WHICH COULD DIVERT MANAGEMENT ATTENTION AND PRESENT FINANCIAL ISSUES

     Our international operations are located in the United Kingdom, Australia, Germany and Japan and, to date, have been limited. We plan to expand our existing international operations and establish additional facilities in other parts of the world. We may face difficulties in accomplishing this expansion, including finding adequate staffing and management resources for our international operations. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. In addition, in order to expand our international sales operations, we will need to, among other things:

     o expand our international sales channel management and support organizations;

     o    customize our products for local markets; and

     o develop relationships with international service providers and additional distributors and system integrators.

     Our investments in establishing facilities in other countries may not produce desired levels of revenues. Even if we are able to expand our international operations successfully, we may not be able to maintain or increase international market demand for our products. In addition, we have only licensed our products internationally since January 1999 and have limited experience in developing localized versions of our software and marketing and distributing them internationally. Localizing our products may take longer than we anticipate due to difficulties in translation and delays we may experience in recruiting and training international staff.

OUR GROWTH COULD BE LIMITED IF WE FAIL TO EXECUTE OUR PLAN TO EXPAND INTERNATIONALLY


       For the six month periods ended June 30, 2000 and June 30, 1999, we derived approximately 10.4% and 9%, respectively, of our total revenues from sales outside North America. We have established offices in the United Kingdom, Australia, Germany and Japan. As of June 30, 2000, we had 70 sales persons in our offices outside of North America. As a result, we face risks from doing business on an international basis, any of which could impair our internal revenues. We could, in the future, encounter greater difficulty in accounts receivable collection, longer sales cycles and collection periods or seasonal reductions in business activity. In addition, our international operations could cause our average tax rate to increase. Any of these events could harm our international sales and results of operations.


INTERNATIONAL LAWS AND REGULATIONS MAY EXPOSE US TO POTENTIAL COSTS AND
LITIGATION

     Our international operations will increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult for us to conduct our business. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our products and services, could negatively impact our results of operations.

WE MAY SUFFER FOREIGN EXCHANGE RATE LOSSES


       Our international revenues are denominated in local currency. Therefore, a weakening of other currencies versus the U.S. dollar could make our products less competitive in foreign markets. We do not currently engage in currency hedging activities. We have not yet but may in the future experience significant foreign currency translation losses, especially to the extent that we do not engage in hedging.

OUR PROSPECTS FOR OBTAINING ADDITIONAL FINANCING, IF REQUIRED, ARE UNCERTAIN AND FAILURE TO OBTAIN NEEDED FINANCING COULD AFFECT OUR ABILITY TO PURSUE FUTURE GROWTH

       We may need to raise additional funds to develop or enhance our products or services, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. We do not have a long enough operating history to know with certainty whether our existing cash and expected revenues will be sufficient to finance our anticipated growth. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

OUR EXECUTIVE OFFICERS AND DIRECTORS CAN EXERCISE SIGNIFICANT INFLUENCE OVER STOCKHOLDER VOTING MATTERS


       After this offering, our executive officers and directors, and their affiliates together will control approximately 33.6% of our outstanding common stock. As a result, these stockholders, if they act together, will have a significant impact on all matters requiring approval of our stockholders, including the election of directors and significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the market price of our common stock.


WE HAVE ADOPTED ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY

       Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Moreover, without any further vote or action on the part of the stockholders, the board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

       Our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase our company. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving our company. Furthermore, our board of directors is divided into three classes, only one of which is elected each year. Directors are removable by the affirmative vote of at least 66 2/3% of all classes of voting stock. These factors may further delay or prevent a change of control of our company.

                          RISKS RELATED TO OUR INDUSTRY

OUR FAILURE TO MANAGE MULTIPLE TECHNOLOGIES AND TECHNOLOGICAL CHANGE COULD HARM OUR FUTURE PRODUCT DEMAND

       Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our products obsolete. The market for e-business customer communication software is characterized by:

       o   rapid technological change;

       o   frequent new product introductions;

       o   changes in customer requirements; and

       o   evolving industry standards.

       Our products are designed to work on a variety of hardware and software platforms used by our customers. However, our software may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments and other systems that our customers use. For example, the server component of the current version of our products runs on the Windows NT operating system from Microsoft, and we must develop products and services that are compatible with UNIX and other operating systems to meet the demands of our customers. If we cannot successfully develop these products in response to customer demands, our business could suffer. Also, we must constantly modify and improve our products to keep pace with changes made to these platforms and to database systems and other back-office applications and Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may cause confusion in the market and harm our business. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete, which would harm our business.

IF WE FAIL TO RESPOND TO CHANGING CUSTOMER PREFERENCES IN OUR MARKET, DEMAND FOR OUR PRODUCTS AND OUR ABILITY TO ENHANCE OUR REVENUES WILL SUFFER

       We must continually improve the performance, features and reliability of our products, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing software and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. If we do not properly identify the feature preferences of prospective customers, or if we fail to deliver features that meet the requirements of these customers, our ability to market our products successfully and to increase our revenues could be impaired. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead time.

IF THE INTERNET AND E-MAIL FAIL TO GROW AND BE ACCEPTED AS MEDIA OF COMMUNICATION, DEMAND FOR OUR PRODUCTS AND SERVICES WILL DECLINE

       We sell our products and services primarily to organizations that receive large volumes of e-mail and Web-based communications. Many of our customers have business models that are based on the continued growth of the Internet. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the Internet and e-mail, which are evolving as media of communication. Rapid growth in the use of e-mail is a recent phenomenon and may not continue. As a result, a broad base of enterprises that use e-mail as a primary means of communication may not develop or be maintained. In addition, the market may not accept recently introduced products and services that process e-mail, including our products and services. Moreover, companies that have already invested significant resources in other methods of communications with customers, such as call centers, may be reluctant to adopt a new strategy that may limit or compete with their existing investments. If businesses do not continue to accept the Internet and e-mail as media of communication, our business will suffer.

FUTURE REGULATION OF THE INTERNET MAY SLOW OUR GROWTH, RESULTING IN DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES AND INCREASED COSTS OF DOING BUSINESS

       Due to the increasing popularity and use of the Internet, it is possible that state, federal and foreign regulators could adopt laws and regulations that impose additional burdens on those companies that conduct business online. These laws and regulations could discourage communication by e-mail or other Web-based communications, particularly targeted e-mail of the type facilitated by the Connectify product, which could reduce demand for our products and services.

       The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication, could decrease demand for our products and services and increase our costs of doing business, or otherwise harm our business. Our costs could increase and our growth could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services.

OUR SECURITY COULD BE BREACHED, WHICH COULD DAMAGE OUR REPUTATION AND DETER CUSTOMERS FROM USING OUR SERVICES

       We must protect our computer systems and network from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which could adversely affect our ability to retain or attract customers, damage our reputation and subject us to litigation. We have been in the past, and could be in the future, subject to denial of service, vandalism and other attacks on our systems by Internet hackers. Although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures may fail. Our insurance coverage in certain circumstances may be insufficient to cover losses that may result from such events.

                         RISKS RELATED TO THIS OFFERING

THE COMMON STOCK SOLD IN THIS OFFERING WILL INCREASE THE SUPPLY OF OUR COMMON STOCK ON THE PUBLIC MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE

       The sale into the public market of the common stock to be sold in this offering could materially adversely affect the market price of our common stock. Most of the shares of our common stock are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part is declared effective, all shares of common stock to be sold in this offering will be eligible for immediate and unrestricted resale into the public market. The presence of these additional shares of common stock in the public market may further depress our stock price.

WE MAY ISSUE STOCK AT A DISCOUNT TO THE CURRENT MARKET PRICE, WHICH WOULD DILUTE OUR EXISTING STOCKHOLDERS

       In order to raise the funds we need to execute our business plan and fund operations generally, we may continue to issue stock at a discount to the current market price. Transactions of that kind would result in dilution to our existing stockholders.

                           FORWARD-LOOKING STATEMENTS

       This prospectus contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

       We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be received by the selling stockholders. See "Selling Stockholders."

                           PRICE RANGE OF COMMON STOCK


       Our common stock is traded on the Nasdaq National Market under the symbol KANA. The reported last sale price of our common stock on the Nasdaq National Market on July 27, 2000 was $38.75. The following table sets forth the range of high and low closing sale prices, adjusted to reflect the two-for-three reverse stock split effective September 1999 and the two-for-one forward stock split effective February 2000, as reported on the Nasdaq National Market for each quarter since our initial public offering on September 21, 1999. At June 30, 2000, we had approximately 701 holders of record of our common stock and 93,162,339 shares outstanding.


                                                                    PRICE RANGE OF
                                                                     COMMON STOCK
                                                                  --------------------
                                                                    HIGH       LOW
                                                                  ---------  ---------
Year Ended December 31, 1999
     Third Quarter (commencing on September 22, 1999)..........   $  26.13   $  22.78
     Fourth Quarter............................................     122.50      24.03

Period Ending June 30, 2000
     First Quarter.............................................     175.50      66.00
     Second Quarter............................................      62.00      29.63


                                 DIVIDEND POLICY

       We have not paid any cash dividends on our capital stock. We currently intend to retain earnings to fund the development and growth of the business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. In addition, our current credit facilities prohibit the payment of cash or stock dividends on our capital stock without the lender's prior written consent.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Kana Communications, Inc. and the notes to consolidated financial statements included elsewhere in this prospectus.

     Kana was incorporated in July 1996 but had no significant operations until 1997. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 1999 and the consolidated balance sheet data at December 31, 1998, and 1999 are derived from our consolidated financial statements. These consolidated financial statements have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated balance sheet data as of June 30, 2000 and the consolidated statement of operations data for the six months ended June 30, 1999 and 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus, and include, in the opinion of management, all adjustments consisting only of normal recurring adjustments that we consider necessary for the fair presentation of our financial position and results of operations for those periods. The diluted net loss per share computation excludes potential shares of common stock (preferred stock, options to purchase common stock and common stock subject to repurchase rights held by Kana), since their effect would be antidilutive. See Note 1 of Notes to Consolidated Financial Statements for a detailed explanation of the determination of the shares used to compute actual basic and diluted net loss per share. The historical results are not necessarily indicative of results to be expected for any future period.


                                                                                                        SIX MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,              JUNE 30,
                                                                  ----------------------------------  ---------------------
                                                                     1997        1998       1999         1999        2000
                                                                  ---------  ----------  -----------  ----------  ----------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
   License..................................................      $     --   $   2,014   $   10,536      $ 3,030   $ 22,903
   Service..................................................           617         333        3,528          797     13,270
                                                                  ---------  ----------  -----------  ----------  ----------
     Total revenues.........................................           617       2,347       14,064        3,827     36,173
                                                                  ---------  ----------  -----------  ----------  ----------
Cost of revenues:
   License..................................................            --          54          271           72        801
   Service..................................................           253         666        6,610        1,349     14,804
                                                                  --------  ----------  -----------  -----------  ---------
     Total cost of revenues.................................           253         720        6,881        1,421     15,605
                                                                  --------  ----------  -----------  -----------  ---------

Gross profit (a)............................................           364       1,627        7,183        2,406     20,568
                                                                  ---------  ----------  -----------  ----------  ---------
Operating expenses:
   Sales and marketing......................................           512       5,504       21,199        6,659     32,548
   Research and development.................................           971       5,669       12,854        5,061     16,298
   General and administrative...............................           378       1,826        5,018        1,811      5,582
   Amortization of goodwill and identifiable intangibles....            --          --           --           --    247,043
   Amortization of stock-based compensation (a).............           113       1,456       80,476        3,254      6,913
   In process research and development......................            --          --           --           --      6,900
   Acquisition related costs................................            --          --        5,635           --      6,564
                                                                  --------  ----------  -----------  -----------  ---------

     Total operating expenses...............................         1,974      14,455      125,182       16,785    321,848
                                                                  --------  ----------  -----------  -----------  ---------
Operating loss..............................................        (1,610)    (12,828)    (117,999)     (14,379)  (301,280)

Other income (expense), net.................................            57         227         (744)        (519)     1,891
                                                                  --------  ----------  -----------  -----------  ---------
Net loss....................................................      $ (1,553)  $ (12,601)  $ (118,743)   $ (14,898) $(299,389)
                                                                  ========  ==========  ===========  ===========  =========

Basic and diluted net loss per share........................      $  (0.37)  $   (2.01)  $    (4.61)    $  (2.51) $   (4.53)
                                                                  ========  ==========  ===========  ===========  =========
Shares used in computing basic and diluted net loss
   per share amounts........................................         4,152       6,258       25,772        5,944     66,030
                                                                  ========  ==========  ===========  ===========  =========


     (a) AMORTIZATION OF STOCK-BASED COMPENSATION. In connection with the granting of stock options to our employees, we recorded stock-based compensation in the aggregate of approximately $102.0 million through June 30, 2000. This amount represents the total difference between the exercise prices of stock options and the deemed fair value of the underlying common stock for accounting purposes on the date these stock options were granted.

     This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis by charges to operations over the vesting period of the options, consistent with the method described in FASB Interpretation No. 28.

     The amortization of stock-based compensation by operating expense is detailed as follows (in thousands):


                                                                              SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,               JUNE 30,
                                       ----------------------------------   ---------------------
                                         1997        1998        1999         1999        2000
                                       ---------   ---------   ----------   ---------   ---------
Cost of service....................    $     13    $   143     $  19,752    $    799    $ 1,690
Sales and marketing................          52        564        34,000       1,375      2,925
Research and development...........          31        438        19,864         803      1,699
General and administrative.........          17        311         6,860         277        599
                                       ---------   ---------   ----------   ---------   ---------
   Total...........................    $    113    $ 1,456     $  80,476     $ 3,254    $ 6,913
                                       =========   =========   ==========   =========   =========


                                                                         DECEMBER 31,
                                                              ---------------------------------------   JUNE 30,
                                                                 1997        1998           1999          2000
                                                              ---------  -------------  -------------  -----------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short term investments..........   $  5,594   $     14,035   $     53,217   $   162,842
Goodwill and identifiable intangibles......................         --             --             --     3,510,792
Working capital............................................      5,364         11,833         38,591       116,412
Total assets...............................................      6,158         16,876         70,229     3,741,444
Notes payable, less current portion........................         51            726            412           262
Total stockholders' equity.................................      5,684         12,951         48,500     3,657,831
--------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PLEASE SEE "RISK FACTORS" AND "FORWARD-LOOKING STATEMENTS" ELSEWHERE IN THIS PROSPECTUS.

                                    OVERVIEW

       We were incorporated in July 1996 in California and were reincorporated in Delaware in September 1999. We had no significant operations until 1997. Through January 1998, we were a development stage enterprise and had no revenues. Our operating activities during this period related primarily to conducting research, developing our initial products, raising capital and building our sales and marketing organization. In February 1998, we released the first commercially available version of the Kana platform. To date, we have derived substantially all of our revenues from licensing our software and related services, and we have sold our products worldwide primarily through our direct sales force.

       On August 13, 1999, we completed a merger with Connectify, Inc. pursuant to which Connectify became our wholly-owned subsidiary. Connectify develops, markets and supports electronic direct marketing software for e-businesses. Connectify's software enables e-businesses to profile and target potential and existing customers and then deliver and track personalized e-mails to their customers. By using electronic direct marketing software in this way, e-businesses can build customer loyalty, increase the probability of repeat transactions and reduce customer attrition. Connectify was based in San Mateo, California, and had 31 employees as of the merger.

       In connection with the merger, we issued approximately 6,982,542 shares of our common stock in exchange for all outstanding shares of Connectify capital stock and reserved 416,690 shares of common stock for issuance upon the exercise of Connectify options and warrants we assumed in connection with the merger. The merger was accounted for as a pooling of interests.

       On December 3, 1999, we completed a merger with Business Evolution, Inc. pursuant to which Business Evolution became our wholly-owned subsidiary. Business Evolution is a leading provider of customer assistance support software that helps companies prioritize customer queries by urgency, and send responses through delayed or realtime channels. Business Evolution's offerings, now called Kana I-Mail and Kana Voice, let e-businesses engage their customers in a live two-way dialog while they are browsing a Web site, helping them to conduct more business and increase customer loyalty. Business Evolution was based in Princeton, New Jersey, and had 66 employees as of the merger.

       In connection with the acquisition of Business Evolution, 1,890,200 shares of our common stock were issued for all outstanding shares and warrants of Business Evolution. This transaction was accounted for as a pooling of interests.

       On December 3, 1999, we completed a merger with netDialog, Inc. pursuant to which netDialog became our wholly-owned subsidiary. netDialog provides context-sensitive, self-service customer service software. netDialog's online self-service solution, now called Kana Assist, turns e-business Web sites into knowledge bases by delivering predictive and proactive answers to customer questions directly on the Web site. In addition to building customer loyalty by enabling e-business customers to conveniently and quickly obtain answers to their questions, it also allows e-businesses to reduce customer support costs by helping customers directly on the Web site without the intervention of a customer service representative. netDialog was based in San Mateo, California, and had 45 employees as of the merger.

       In connection with the acquisition of netDialog, 1,120,286 shares of our common stock were issued for all outstanding shares, warrants and convertible notes of netDialog. This transaction was accounted for as a pooling of interests.

       On April 19, 2000, we completed a merger with Silknet Software, Inc under which Silknet became our wholly-owned subsidiary. Silknet provides electronic relationship management software, or eRM software, that allows companies to offer marketing, sales, e-commerce and support services through a single Web site interface personalized for individual customers. Silknet's products enable a company to deliver these services to its customers over the Web through customer self-service, assisted service or immediate, direct collaboration among that company and its customers, partners, employees and suppliers. These users can choose from a variety of communications media, such as the Web, e-mail and the telephone, to do business with that company. Silknet's software can capture and consolidate data derived from all of these sources and distribute it throughout a company and to its partners to provide a single view of the customer's interaction with that company.

       In connection with the Silknet merger, each share of Silknet common stock outstanding immediately prior to the consummation of the merger was converted into the right to receive 1.66 shares of our common stock and we assumed Silknet's outstanding stock options and warrants based on the exchange ratio, issuing approximately 29.2 million shares of our common stock and reserving 4.0 million shares of common stock for issuance upon the exercise of Silknet options and warrants we assumed in connection with the merger. The transaction was accounted for using the purchase method of accounting. In connection with the merger, we have recorded goodwill and intangible assets of approximately $3.8 billion, which will be amortized over a period of three years.

       We derive our revenues from the sale of software product licenses and from professional services including implementation, consulting, hosting and maintenance. License revenue is recognized when persuasive evidence of an agreement exists, the product has been delivered, the arrangement does not involve significant customization of the software, acceptance has occurred, the license fee is fixed and determinable and collection of the fee is probable. Service revenue includes revenues from maintenance contracts, implementation, consulting and hosting services. Revenue from maintenance contracts is recognized ratably over the term of the contract. Revenue from implementation, consulting and hosting services is recognized as the services are provided. Revenue under arrangements where multiple products or services are sold together is allocated to each element based on its relative fair value.

       Our cost of license revenue includes royalties due to third parties for technology integrated into some of our products, the cost of product documentation, the cost of the media used to deliver our products and shipping costs. Cost of service revenue consists primarily of personnel-related expenses, travel costs, equipment costs and overhead associated with delivering professional services to our customers.

       Our operating expenses are classified into three general categories: sales and marketing, research and development, and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to the category, some expenditures, such as compensation, employee benefits, recruiting costs, equipment costs, travel and entertainment costs, facilities costs and third-party professional services fees, occur in each of these categories.

       We allocate the total costs for information services and facilities to each functional area that uses the information services and facilities based on its relative headcount. These allocated costs include rent and other facility-related costs, communication charges and depreciation expense for furniture and equipment.

       In connection with the granting of stock options to our employees, we recorded unearned stock-based compensation totaling approximately $102.0 million through June 30, 2000. This amount represents the total difference between the exercise prices of stock options and the deemed fair market value of the underlying common stock for accounting purposes on the date these stock options were granted. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis by charges to operations over the vesting period of the options, consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28. We recorded approximately $6.9 million of unearned stock-based compensation for the six months ended June 30, 2000, approximately $93.2 million of unearned stock-based compensation for the year ended December 31, 1999 and approximately $3.0 million of unearned stock-based compensation for the year ended December 31, 1998. The amortization of stock-based compensation is classified as a separate component of operating expenses in our consolidated statements of operations.

       Since the beginning of 1997, we have incurred substantial costs to develop our products and to recruit, train and compensate personnel for our engineering, sales, marketing, client services and administration departments. As a result, we have incurred substantial losses since inception and, for the six months ended June 30, 2000, incurred a net loss of $299.4 million. As of June 30, 2000, we had an accumulated deficit of $432.0 million. We believe our future success is contingent upon providing superior customer service, increasing our customer base and developing our products. We intend to invest heavily in sales, marketing, research and development, client services and infrastructure to support these activities. We therefore expect to continue to incur substantial operating losses for the foreseeable future.

       We had 889 full-time employees as of June 30, 2000 and intend to hire a significant number of employees in the future. This expansion places significant demands on our management and operational resources. To manage this rapid growth, we must invest in and implement scaleable operational systems, procedures and controls. We expect future expansion to continue to challenge our ability to hire, train, manage and retain employees.

       We believe that our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in new and rapidly evolving markets like ours. Although we have experienced significant revenue growth recently, this trend may not continue. Furthermore, we may not achieve or maintain profitability in the future.

                          RESULTS OF OPERATIONS OF KANA

       The following table sets forth the results of operations for periods indicated expressed as a percentage of total revenues.

                                                                                              SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,          JUNE 30,
                                                              -----------------------------  --------------------
                                                               1997      1998       1999       1999       2000
                                                              --------  --------  ---------  ----------  --------
Revenues:
     License...............................................        --%     85.8%      74.9%       79.2%     63.3%
     Service...............................................     100.0      14.2       25.1        20.8      36.7
                                                              --------  --------  ---------  ----------  --------
         Total revenues....................................     100.0     100.0      100.0       100.0     100.0
                                                              --------  --------  ---------  ----------  --------
Cost of revenues:
     License...............................................        --       2.3        1.9         1.9       2.2
     Service...............................................      41.0      28.4       47.0        35.2      40.9
                                                              --------  --------  ---------  ----------  --------
         Total cost of revenues............................      41.0      30.7       48.9        37.1      43.1
                                                              --------  --------  ---------  ----------  --------
Gross profit...............................................      59.0      69.3       51.1        62.9      56.9
Operating expenses:
     Sales and marketing...................................      83.0     234.5      150.7       174.0      90.0
     Research and development..............................     157.4     241.6       91.4       132.2      45.0
     General and administrative............................      61.3      77.8       35.7        47.4      15.4
     Amortization of goodwill and indentifiable
       intangibles ........................................        --        --         --          --     683.0
     Amortization of stock-based compensation..............      18.3      62.0      572.2        85.0      19.1
     In process research and development...................        --        --         --          --      19.1
     Acquisition related costs.............................        --        --       40.1          --      18.1
                                                              --------  --------  ---------  ----------  --------
         Total operating expenses..........................     320.0     615.9      890.1       438.6     889.7
                                                              --------  --------  ---------  ----------  --------
     Operating loss........................................    (261.0)   (546.6)    (839.0)     (375.7)   (832.8)
                                                              --------  --------  ---------  ----------  --------
Other income (expense), net................................       9.2       9.7       (5.3)      (13.6)      5.2
                                                              --------  --------  ---------  ----------  --------
         Net loss..........................................    (251.8)%  (536.9)%   (844.3)%    (389.3)%  (827.6)%
                                                              ========  ========  =========  ==========  ========


                     SIX MONTHS ENDED JUNE 30, 2000 AND 1999

REVENUES

     Total revenues increased to $36.2 million for the six months ended June 30, 2000 from $3.8 million for the six months ended June 30, 1999. License revenue increased to $22.9 million for the six months ended June 30, 2000 from $3.0 million for the six months ended June 30, 1999. The increase in license revenue was due primarily to increased market acceptance of our products, expansion of our product line and increased sales generated by our expanded sales force. Total sales personnel increased to 219 people at June 30, 2000 from 39 people at June 30, 1999. Much of this expansion and related increases is attributable to our acquisition of Silknet which was completed on April 19, 2000. Silknet's revenues are included in our six months ended June 30, 2000 from the merger effective date.

        License revenue represented 63% of total revenues for the six months ended June 30, 2000 and 79% of total revenues for the six months ended June 30, 1999.

       Service revenue increased to $13.3 million for the six months ended June 30, 2000 from $797,000 for the six months ended June 30, 1999. This increase in service revenue was due primarily to the increased licensing activity described above, resulting in increased revenue from customer implementations, system integration projects, maintenance contracts and hosted service. Much of this expansion and related increases is attributable to our acquisition of Silknet which was completed on April 19, 2000. Silknet's revenues are included in our six months ended June 30, 2000 from the merger effective date.

       Service revenue represented 37% of total revenues for the six months ended June 30, 2000 and 21% of total revenues for the six months ended June 30, 1999. Revenue from international sales for the six months ended June 30, 2000 was 11%, and 9% for the six months ended June 30, 1999.

COST OF REVENUES

       Cost of license revenue includes third parties' software royalties, product packaging, documentation and production. Cost of license revenue increased to $801,000 for the six months ended June 30, 2000 from $72,000 for the six months ended June 30, 1999. The absolute dollar increase in the cost of license revenue was due principally to royalties. As a percentage of license revenue, cost of license revenue was 3% for the six months ended June 30, 2000 and 2% for the six months ended June 30, 1999. We anticipate that the cost of license revenue will increase in absolute dollars as we license additional technologies. Cost of license revenue as a percentage of license revenue has varied in the past due to the timing and volume of product sales and the nature of royalty agreements in place at the time.

       Cost of service revenue consists primarily of salaries and related expenses for our customer support, implementations and training services organization and allocation of facility costs and system costs incurred in providing customer support. Cost of service revenue increased to $14.8 million for the six months ended June 30, 2000 from $1.3 million for the six months ended June 30, 1999. The growth in cost of service revenue was attributable primarily to an increase in personnel and related costs associated with an increased number of customers and recruiting fees. Much of this growth and related increases is attributable to our acquisition of Silknet. Silknet's expenses are included in our six month results for the period April 19, 2000 to June 30, 2000. Cost of service revenue as a percent of service revenue was 112% for the six months ended June 30, 2000 and 169% for the six months ended June 30,1999. The decrease in cost of service revenue as a percent of service revenue was due primarily to the increase in service revenue over the period. We anticipate that cost of service revenue will increase in absolute dollars, but will decrease as a percentage of service revenue.

OPERATING EXPENSES

       SALES AND MARKETING. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel and promotional expenditures, including public relations, advertising, trade shows, and marketing collateral materials. Sales and marketing expenses increased to $32.5 million for the six months ended June 30, 2000 from $6.7 million for the six months ended June 30, 1999. This increase was attributable primarily to the addition of sales and marketing personnel, an increase in sales commissions associated with increased revenues and higher marketing costs due to expanded advertising and promotional activities. Much of this growth and related increases is attributable to our acquisition of Silknet. Silknet's expenses are included in our six month results for the period April 19, 2000 to June 30, 2000. As a percentage of total revenues, sales and marketing expenses were 90% for the six months ended June 30, 2000 and 174% for the six months ended June 30, 1999. This decrease in sales and marketing expense as a percent of total revenues was due primarily to the increase in total revenues over the period. We expect to continue to increase our marketing and promotional efforts and hire additional sales personnel. We further expect our sales and marketing expenses to increase due to our recent mergers. Accordingly, we anticipate that sales and marketing expenses will increase in absolute dollars, but will vary as a percentage of total revenues from period to period.

       RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation and related costs for engineering employees and contractors responsible for new product development and for enhancement of existing products and quality assurance activities. Research and development expenses increased to

$16.3 million for the six months ended June 30, 2000 from $5.1 million for the six months ended June 30, 1999. This increase was attributable primarily to the addition of personnel associated with product development and related benefits, consulting and recruiting costs. Much of this growth and related increases is attributable to our acquisition of Silknet. Silknet's expenses are included in our six month results for the period April 19, 2000 to June 30, 2000. As a percentage of total revenues, research and development expenses were 45% for the six months ended June 30, 2000 and 132% for the six months ended June 30, 1999. This decrease in research and development expense as a percent of total revenues was due primarily to the increase in total revenues over the period. We expect to continue to make substantial investments in research and development and anticipate that research and development expenses will continue to increase in absolute dollars, but will vary as a percentage of total revenues from period to period. We further expect our research and development expenses to increase due to our recent mergers.

       GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation and related costs for administrative personnel, legal, accounting and other general corporate expenses. General and administrative expenses increased to $5.6 million for the six months ended June 30, 2000 from $1.8 million for the six months ended June 30, 1999, due primarily to increased personnel, legal and professional fees, facilities and other related costs necessary to support our growth. Much of this growth and related increases is attributable to our acquisition of Silknet. Silknet's expenses are included in our six month results for the period April 19, 2000 to June 30, 2000. As a percentage of total revenues, general and administrative expenses were 15% for the six months ended June 30, 2000 and 47% for the six months ended June 30, 1999. This decrease in general and administrative expenses as a percent of total revenues was due primarily to the increase in total revenues over the period. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business and operation as a public company. However, we expect that these expenses will vary as a percentage of total revenues from period to period.

       AMORTIZATION OF GOODWILL AND IDENTIFIABLE INTANGIBLES. On April 19, 2000, Kana finalized its merger with Silknet. As a result of the merger, $3.8 billion was allocated to goodwill and identifiable intangibles. This amount is being amortized on a straight-line basis over a period of three years from the date of acquisition. For the six months ended June 30, 2000, we recorded $247.0 million in amortization.

       AMORTIZATION OF STOCK-BASED COMPENSATION. In connection with the granting of stock options to our employees, we recorded stock-based compensation in the aggregate of approximately $102.0 million through June 30, 2000. This amount represents the total difference between the exercise prices of stock options and the deemed fair value of the underlying common stock for accounting purposes on the date these stock options were granted. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis by charges to operations over the vesting period of the options, consistent with the method described in FASB Interpretation No. 28.

       The amortization of stock-based compensation by operating expense is detailed as follows (in thousands):

                                                       SIX MONTHS
                                                     ENDED JUNE 30,
                                                   -------------------
                                                     1999     2000
                                                   ---------- --------
Cost of service..................................   $   799   $ 1,690
Sales and marketing..............................     1,375     2,925
Research and development.........................       803     1,699
General and administrative.......................       277       599
                                                   ---------- --------
     Total.......................................   $ 3,254   $ 6,913
                                                   ========== ========

       IN PROCESS RESEARCH AND DEVELOPMENT. In connection with the merger of Silknet, net intangibles of $6.9 million were allocated to in process research and development. This intangible had not reached technological feasibility and, in management's opinion, had no probable alternative future use. Thus, the associated amount was expensed.

       ACQUISITION RELATED COSTS. In connection with the Silknet merger, we recorded $6.6 million of transaction costs and merger-related integration expenses. These amounts consisted primarily of merger-related advertising and announcements of $4.5 million and duplicate facility costs of $1.0 million.

       OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of interest earned on cash and short-term investments, offset by interest expense related to a note. Other income (expense), net was $2.0 million for the six months ended June 30, 2000 and $(519,000) for the six months ended June 30, 1999. The increase was due primarily to increased interest income earned on higher cash balances offset by interest expense.

       PROVISION FOR INCOME TAXES. We have incurred operating losses for all periods from inception through June 30, 2000. We have recorded a provision for income taxes for the minimum tax provisions. We have recorded a valuation allowance for the full amount of our gross deferred tax assets, as the future realization of the tax benefit is not currently likely.

       NET LOSS. Our net loss increased to $299.4 million for the six months ended June 30, 2000 from $14.9 million for the six months ended June 30, 1999. We have experienced substantial costs related to our recent acquisition of Silknet, and substantial increases in our expenditures since our inception consistent with growth in our operations and personnel. We anticipate that our expenditures will continue to increase in the future. Although our revenue has grown in recent quarters, we cannot be certain that we can sustain this growth or that we will generate sufficient revenue for profitability.

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

REVENUES

       Total revenues increased by 500% to $14.1 million for the year ended December 31, 1999 from $2.3 million for the year ended December 31, 1998, primarily as a result of increased license revenue. License revenues increased by 423% to $10.5 million for the year ended December 31, 1999 from $2.0 million for 1998. This increase in license revenue was due primarily to increased market acceptance of our products, expansion of our product line and increased sales generated by our expanded sales force. Total headcount in our sales department increased to 93 people at December 31, 1999 from 20 people at December 31, 1998. License revenue represented 75% of total revenues for the year ended December 31, 1999 and 86% of total revenues for 1998.

       Service revenues increased by 960% to $3.5 million for the year ended December 31, 1999 from $333,000 for 1998. Service revenue increased primarily due to increased licensing activity, resulting in increased revenue from maintenance contracts, customer implementations and hosted service. Service revenue represented 25% of total revenues for the year ended December 31, 1999 and 14% of total revenues for 1998.

       Total revenues increased by 280% to $2.3 million for the year ended December 31, 1998 from $617,000 for 1997, primarily because we began recognizing license revenues in February 1998. License revenue represented 86% of total revenues for the year ended December 31, 1998. No license revenues were recognized in 1997.

       Service revenues decreased by 46% to $333,000 for the year ended December 31, 1998 from $617,000 for 1997. This decrease in service revenues was due primarily to the completion of a special consulting project. Service revenue represented 14% of total revenues for the year ended December 31, 1998 and 100% of total revenues for the year ended December 31, 1997.

       Revenues from international sales for the years ended December 31, 1999, 1998 and 1997 were less than 10% of total revenues.

COST OF REVENUES

       Total cost of revenues increased by 856% to $6.9 million in 1999 from $720,000 in 1998. The growth in cost of revenues was attributable primarily to an increase in cost of service revenues. Cost of license revenues increased by 402% to $271,000 in 1999 from $54,000 in 1998. The growth in cost of license revenues was due primarily to increased license revenues. As a percentage of license revenues, cost of license revenues was 3% in 1999 and 1998.

       Cost of service revenues increased by 893% to $6.6 million in 1999 from $666,000 in 1998. The growth in cost of service revenues was attributable primarily to an increase in personnel dedicated to support our growing number of customers and related recruiting and travel expenses as well as facility expenses and system costs. As a percentage of service revenues, cost of service revenues was 187% in 1999 and 200% in 1998.

       Total cost of revenues increased by 185% to $720,000 in 1998 from $253,000 in 1997, primarily due to increased cost of service revenues. Cost of license revenues increased to $54,000 in 1998 from zero in 1997. The increase in the cost of license revenue was due primarily to royalties, product documentation costs and delivery costs for shipments to customers. As a percentage of license revenues, cost of license revenues was 3% in 1998 and zero in 1997.

       Cost of service revenues increased by 163% to $666,000 for the year ended December 31, 1998 from $253,000 in 1997. The growth in cost of service revenues was attributable primarily to an increase in personnel dedicated to support our growing number of customers and related facility expenses and system costs. As a percent of service revenues, cost of service revenues was 200% in 1998 and 41% in 1997.

OPERATING EXPENSES

       SALES AND MARKETING. Sales and marketing expenses increased by 285% to $21.2 million for the year ended December 31, 1999 from $5.5 million for the year ended December 31, 1998. This increase was attributable primarily to the addition of sales and marketing personnel, an increase in sales commissions associated with increased revenues and higher marketing costs due to expanded promotional activities including advertising and trade show participation. As a percentage of total revenues, sales and marketing expenses were 151% for the year ended December 31, 1999 and 235% for the year ended December 31, 1998. This decrease in sales and marketing expense as a percent of total revenues was due primarily to the increase in total revenues over the period.

       Sales and marketing expenses were $5.5 million for the year ended December 31,1998 and $512,000 for 1997. The increase was due primarily to the addition of sales and marketing personnel, increased sales commissions related to increased total revenues and, to a lesser extent, increased marketing costs. As a percentage of total revenues, sales and marketing expenses were 235% in 1998 and 83% in 1997.

       RESEARCH AND DEVELOPMENT. Research and development expenses increased by 127% to $12.9 million for the year ended December 31, 1999 from $5.7 million for the year ended December 31, 1998. This increase was attributable primarily to the addition of personnel associated with product development and related benefits and recruiting costs and related consulting expenses. As a percentage of total revenues, research and development expenses were 91% for the year ended December 31, 1999 and 242% for the year ended December 31, 1998. This decrease in research and development expense as a percent of total revenues was due primarily to the increase in total revenues over the period.

       Research and development expenses increased by 484% to $5.7 million for the year ended December 31,1998 from $971,000 for 1997. The increase was attributable primarily to the addition of personnel associated with product development. As a percentage of total revenues, research and development expenses were 242% in 1998 and 157% in 1997.

       GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 175% to $5.0 million for the year ended December 31, 1999 from $1.8 million for the year ended December 31, 1998, due primarily to increased personnel, consultants, facilities expenses and outside services necessary to support our growth. As a percentage of total revenues, general and administrative expenses were 36% for the year ended December 31, 1999 and 78% for 1998. This decrease in general and administrative expenses as a percent of total revenues from 1999 to 1998 was due primarily to the proportionately greater increase in total revenues than general and administrative expenses over the period.

       General and administrative expenses increased by 383% to $1.8 million for the year ended December 31, 1998 from $378,000 for the year ended December 31, 1997. The increase was due primarily to the addition of management and financial personnel necessary to support our growth. As a percentage of total revenues, general and administrative expenses were 78% in 1998 and 61% in 1997.

       AMORTIZATION OF STOCK-BASED COMPENSATION. The amortization of stock-based compensation by operating expense is detailed as follows (in thousands):


                                                                                       YEARS ENDED DECEMBER 31,
                                                                                      --------------------------
                                                                                       1997      1998      1999
                                                                                      ------    ------    ------
Cost of service.....................................................................   $  13   $  143    $19,752
Sales and marketing.................................................................      52      564     34,000
Research and development............................................................      31      438     19,864
General and administrative..........................................................      17      311      6,860
                                                                                       ------ --------  ---------
   Total............................................................................    $113   $1,456    $80,476
                                                                                       ====== ========  =========


       ACQUISITION RELATED COSTS. In connection with the merger with Connectify, we recorded a charge for merger integration costs of $1.2 million consisting primarily of transaction fees for attorneys and accountants of approximately $390,000 and employee severance benefits and facility related costs of $780,000 in 1999. As of December 31, 1999, we had $30,000 remaining in accrued merger expenses, which we expect to pay by the first quarter of 2000.

       In connection with the mergers with Business Evolution and netDialog, we recorded a nonrecurring charge for merger integration costs of $4.5 million, consisting primarily of transaction fees for attorneys and accountants of approximately $1.5 million, advertising and announcements of $1.7 million incurred as of December 31, 1999, charges for the elimination of duplicate facilities of approximately $840,000 and severance costs and certain other related costs of approximately $433,000. As of December 31, 1999, we had $3.1 million remaining in accrued acquisition related costs, which we expect to pay during 2000.

       OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of interest earned on cash and short-term investments, offset by interest expense related to warrants issued to convertible debt holders. Other income (expense), net decreased by 428% to an expense of $744,000 for the year ended December 31, 1999 from income of $227,000 for 1998. The decrease in other income (expense), net was due primarily to interest expense associated with warrants issued to convertible debt holders offset by increased interest income earned on higher average cash balances.

       Other income, net increased by 298% to $227,000 for the year ended December 31, 1998 from $57,000 for 1997. The increase was due primarily to an increase in interest income earned on higher balances of cash and short-term investments primarily from our Series C preferred stock financing in August and September 1998.

       PROVISION FOR INCOME TAXES. We have incurred operating losses for all periods from inception through December 31, 1999, and therefore have not recorded a provision for income taxes. We have recorded a valuation allowance for the full amount of our gross deferred tax assets, as the future realization of the tax benefit is not currently likely.

       As of December 31, 1999, we had net operating loss carryforwards for federal and state tax purposes of approximately $44.0 million and $34.6 million, respectively. These federal and state loss carryforwards are available to reduce future taxable income. The federal loss carryforwards expire at various dates into the year 2019. Under the provisions of the Internal Revenue Code, substantial changes in ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

       NET LOSS. Our net loss was $118.7 million, $12.6 million and $1.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. We have experienced substantial increases in our expenditures since inception consistent with growth in our operations and personnel. In addition, stock based compensation charges have contributed to the significant increase in net loss during 1999. We anticipate that our expenditures will continue to increase in the future. Although our revenue has grown in recent quarters, we cannot be certain that we can sustain this growth or that we will generate sufficient revenue to attain profitability.

LIQUIDITY AND CAPITAL RESOURCES

       In June 2000, we completed the private placement of 2,500,000 shares of our common stock, raising net proceeds of approximately $120.0 million. In September 1999, we completed the initial public offering of our common stock and realized net proceeds from the offering of approximately $51.1 million. Prior to the initial public offering, we had financed our operations primarily from private sales of convertible preferred and common stock totaling $40.8 million and, to a lesser extent, from bank borrowings and lease financing.

       Our operating activities used $42.2 million of cash for the six months ended June 30, 2000 and $25.7 million of cash for the year ended December 31, 1999. Such uses are primarily attributable to net losses experienced during these periods as we invested in the development of our products, expanded our sales force and expanded our infrastructure to support our growth and increase in sales, leading to an increase in accounts receivable. Our operating activities used $8.7 million of cash for the six months ended June 30, 1999 and $10.1 million of cash for the year ended December 31, 1998, which is primarily attributable to net losses experienced during this period.

       Our investing activities consisted primarily of the acquisition of Silknet, net sales of short-term investments, purchases of computer equipment, furniture, fixtures and leasehold improvements to support our growing number of employees, and provided $62.8 million of cash for the six months ended June 30, 2000 and used $44.4 million of cash for the year ended December 31, 1999. Our investing activities used $3.4 million of cash for the six months ended June 30, 1999 and $1.4 million of cash for the year ended December 31, 1998, which is primarily due to purchases of short-term investments and computer equipment, furniture, fixtures and leasehold improvements.

       Our financing activities provided $120.7 million in cash for the six months ended June 30, 2000, primarily due to proceeds from the private placement. For the year ended December 31, 1999, our financing activities generated $75.0 million in cash primarily from the net proceeds of our initial public offering, net proceeds from private sales of preferred and common stock, and net proceeds from debt arrangements. For the six months ended June 30, 1999, our financing activities generated $4.7 million in cash, primarily from the net proceeds from bank borrowings. For the year ended December 31, 1998, our financing activities generated $20.0 million in cash primarily from the net proceeds from private sales of preferred stock.

       At June 30, 2000, we had cash and cash equivalents aggregating $159.8 million and short-term investments totaling $3.1 million. We have a line of credit totaling $3.0 million, which is secured by all of our assets, bears interest at the bank's prime rate (9.5% as of June 30, 2000), and is in the process of being extended at June 30, 2000. Our total bank debt was $1.7 million at June 30, 2000.

       Our capital requirements depend on numerous factors. We expect to devote substantial resources to continue our research and development efforts, expand our sales, support, marketing and product development organizations, establish additional facilities worldwide and build the infrastructure necessary to support our growth. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the future. We believe that the net proceeds from the sale of the common stock in our initial public offering, the private placement of our common stock and collections on our accounts receivable will be sufficient to meet our working capital and operating resource expenditure requirements for the next 18 months. However, we may need to raise additional funds in order to fund more rapid expansion, including significant increases in personnel and office facilities, to develop new or enhance existing services or products, to respond to competitive pressures, or to acquire or invest in complementary businesses, technologies, services or products. Additional funding may not be available on favorable terms or at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate potential acquisitions of other businesses, products and technologies. In order to consummate potential acquisitions, we may issue additional securities or need additional equity or debt financing and any financing may be dilutive to existing investors.

                        RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement becomes effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued Statement of Financial Accounting Standard No. 137 "Accounting for Derivative Instruments - Deferral of the Effect Date of SFAS Statement No. 133." SFAS 137 defers the effective date of SFAS 133 until June 15, 2000. We will adopt SFAS 133 in 2001. We expect the adoption of SFAS 133 will not affect results of our operations, financial position or cash flows.

       In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance for revenue recognition under certain circumstances. SAB 101 is effective in the quarter beginning October 1, 2000. We do not believe SAB 101 will have a material impact on our results of operations, financial position or cash flows.

       In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25." This interpretation has provisions that are effective on staggered dates, some of which began after December 15, 1998 and others that become effective after June 30, 2000. The adoption of this interpretation has not and will not have a material impact on our results of operations, financial position or cash flows.

                                    BUSINESS

       THE FOLLOWING SECTION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

       We are a leading provider of integrated e-business solutions that deliver a Web-architected e-business platform and a comprehensive suite of customer-facing applications for marketing, sales and service. We define e-businesses as companies that leverage the reach and efficiency of the Internet to enhance their competitive market position, from Internet start-ups to the largest 2,000 companies in the world, commonly known as the "Global 2000." Our products and services allow companies to offer customers, business partners and businesses alike, the ability to collaborate with the company and each other to efficiently resolve their problems and to receive timely, easy to access, relevant information. By using our software products and services, e-businesses can, among other things:

       o offer a Web-based point of entry (or portals) for customers, business partners and the enterprise to give all relevant parties within an e-business their own global view of their communications and relationships;

       o deliver a managed and integrated set of communication channels, such as e-mail, Web, chat, instant messaging, voice over the Internet, phone and person-to-person;

       o provide a broad range of interaction applications that empower customers and partners to choose where, when, and how to interact with the company. These applications offer four methods of operation: assisted service, virtual assisted service, self-service and proactive service;

       o provide a suite of e-business and communications applications that integrate marketing, sales and service functions, helping e-businesses provide complete customer lifecycle solutions that engage, acquire and grow the customer base; and

       o establish an open, scaleable platform that can be easily deployed and integrated into existing applications and data sources.

       As a result, we enable e-businesses to increase sales, reduce costs and build greater customer loyalty. Our software, which consists of applications built upon our technology platform, is designed with a Web-based architecture. By Web-based, we mean that our software design is based on the unique characteristics of Internet technologies and uses Internet industry open standards, such as the Java programming language, Hypertext Mark-Up Language
(HTML), and Extensible Mark-up Language (XML). This Web-based architecture enhances the scalability of our software and enables the rapid integration of our platform with other e-business and legacy application and data systems. By integrating with databases and other enterprise systems, our technology platform functions as the software infrastructure for rapidly deploying and changing an e-business solution.

       We offer our products on both a license and a hosted basis. We also offer implementation, consulting and maintenance services to support our customers. Kana Online, our hosted application service, allows e-businesses to rapidly and efficiently deploy our integrated e-business solutions while minimizing their up-front investment in hardware, software and services.

       Our objective is to become the leading provider of mission critical Web-architected communications and relationship management software products and services for e-businesses. To achieve our objective, we intend to expand our products to enter new markets, increase our global distribution capabilities and alliances, leverage our hosted application service and continue to emphasize customer advocacy and satisfaction.

       Our customers range from Global 2000 companies pursuing an e-business strategy to rapidly growing Internet companies. The following is a representative list of our customers:

           o   eBay               o    eToys                    o   E*Trade
           o   American Airlines  o    Ameritrade               o   Kodak
           o   The Gap            o    barnesandnoble.com       o   Sprint PCS

       No customer accounted for 10% or more of our total revenues in 1998 or 1999.

RECENT DEVELOPMENTS

       On April 19, 2000, we completed a merger with Silknet Software, Inc. under which Silknet became our wholly-owned subsidiary. Silknet provides electronic relationship management software, or eRM software, that allows companies to offer marketing, sales, e-commerce and support services through a single Web site interface personalized for individual customers. Silknet's products enable a company to deliver these services to its customers over the Web through customer self-service, assisted service or immediate, direct collaboration among that company and its customers, partners, employees and suppliers. These users can choose from a variety of communications media, such as the Web, e-mail and the telephone, to do business with that company. Silknet's software can capture and consolidate data derived from all of these sources and distribute it throughout a company and to its partners to provide a single view of the customer's interaction with that company.


       In connection with the merger, each share of Silknet common stock outstanding immediately prior to the completion of the Merger was converted into the right to receive 1.66 shares of our common stock and we assumed Silknet's outstanding stock options and warrants based on the exchange ratio, issuing approximately 29.2 million shares of our common stock and assuming options and warrants to acquire approximately 4.0 million shares of Silknet common stock. The transaction is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and was accounted for using the purchase method of accounting.


INDUSTRY BACKGROUND

       With the widespread adoption of the Internet, new businesses can enter and disrupt established markets virtually overnight. In this environment, most companies and customers have a variety of purchasing options and are only a click away from being able to defect to the competition. Whether a company is a Global 2000 enterprise, or a newly established Internet-based business, the ability to provide a high quality interaction and experience, and thus to establish long-term relationships and loyalty, is critical to business survival.

       Until recently, the relationships with customers and partners were based on interactions in-person, by telephone or by letter. In order to respond to these types of inquiries more effectively, many companies invested substantial resources in expensive call centers and traditional direct marketing initiatives. Call centers typically served a customer service function, employed costly technology and did not scale effectively. Traditional direct marketing is typically expensive and not highly effective in terms of conversion and response rates. With the advent of the Internet and the proliferation of e-mail, the manner through which businesses communicate has undergone a fundamental change: customers and partners are now demanding that businesses be accessible anytime and through a variety of channels, including the Web, e-mail, telephone and storefront.

       Given the emerging shift to online customer and partner interaction, traditional solutions are not addressing the fundamental changes required by e-businesses. Datamonitor reported that U.S. online businesses lost over $6.1 billion in potential e-commerce sales in 1999 alone due to lack of customer service at their Web sites. And as of October 1999, Gartner Group estimated that more than 90 percent of enterprises are not adequately prepared to handle online customer service inquiries.

       There can be negative consequences for a business if it fails to manage customer interactions effectively. These consequences can include loss of customers, increased difficulty in acquiring new customers and a deterioration of competitive position. In a recent Harris Interactive study, leading Web sites were consistently found to generate more revenue from the customers that sought and received service with the company over those customers who did not. In addition, businesses face higher operating and information technology costs without efficient and reliable management of customer and partner interactions. Perhaps most significantly, businesses may lose the opportunity to take advantage of new revenue-generating opportunities by failing to capitalize upon the wealth of information conveyed through these communications. While addressing these challenges, businesses must also be able to deploy a customer communications solution across multiple departments, to integrate the solution with existing business and legacy systems and databases and to scale the solution as volumes grow.

       As a result, businesses need to build an infrastructure so that customers, the enterprise and partners can interact effectively and efficiently. A business will then be able to enhance the customer experience by not only better servicing the customer, but by also providing communications mechanisms so its partners and the enterprise can better collaborate with each other.

       We believe that in order for companies to compete effectively in today's rapidly changing business environment, they must differentiate themselves by providing the highest quality experience for their customers and partners. To accomplish this, businesses require an integrated set of e-business solutions that:

       o allow the customer, the partner and the enterprise each a global view of its communications and relationships with the other parties;

       o empower customers to choose how, when and where to interact with the e-business;

       o establish an open, scaleable platform that can be easily deployed and integrated into existing applications and data sources;

       o broaden the opportunities for revenue generation through the extraction, analysis and management of valuable information contained within online interactions; and

       o reduce operating and information technology costs while integrating with existing e-business and legacy systems.

THE KANA SOLUTION

       Our products and services enable e-businesses to manage their e-business interactions and relationships in order to generate additional revenue opportunities, enhance customer and partner loyalty, and reduce operating and information technology costs. For those companies unwilling or unable to implement the solution themselves, Kana Online, our Web-based service, offers certain of our solution on a hosted basis.

       We believe our products and services provide the following business benefits:

       INCREASED REVENUE OPPORTUNITIES. Our software enables e-businesses to track and manage customer and business partner interactions and integrate the resulting information with relevant data contained within existing corporate databases and systems. By integrating and using information in this way, e-businesses can identify and create additional revenue-generating opportunities. For example, e-businesses can convert marketing interactions into sales by attaching highly personalized and targeted communications in electronic direct marketing campaigns, decrease shopping cart abandonment with proactive customer service and optimize the abilities of the best sales representative by automating those skills online to create highly sophisticated automated sales assistants.

       ENHANCED CUSTOMER RELATIONSHIPS. Our products and services were developed to meet the needs of both the customer and the e-business. Through personalized, Web-based points of entry for the customer and business partners, we provide a complete overview of all facets of the customer's and partner's relationship with the e-business. This unique viewpoint allows the customer to interact with the e-business on the customer's terms, whether shopping, managing his or her account or learning about products and services. This ability to collaborate seamlessly across the enterprise facilitates the generation of comprehensive, accurate and timely interactions.

       Our software also provides e-businesses with the ability to track and manage online customer interactions. E-businesses can analyze and report on this information and launch customized initiatives in response to the gathered information. We believe that the resulting improvements in the overall customer experience will enable e-businesses to significantly enhance customer retention and loyalty.

       REDUCED OPERATING AND INFORMATION TECHNOLOGY COSTS. Our products and services reduce the operating and information technology costs of e-businesses by increasing the efficiency and effectiveness of online customer and partner interactions and transactions. For instance, an e-business using our software will be able to integrate Web operations with other business computing systems, such as fulfillment, call center and supply chain systems, thereby increasing efficiency and productivity, and reducing costs. Costs may be further reduced as a result of integrating expensive telephony-based environments with the more cost-effective channels of e-mail and the Web.

       Our products use a combination of automation, business rules, artificial intelligence, workflow, analytics and advanced messaging analysis technologies to allow e-businesses to deliver information and respond to customer requests rapidly and accurately. Our open, scaleable Web-based architecture is designed to be integrated readily with e-businesses' legacy systems, extending these systems' useful lives and allowing e-businesses to avoid expensive upgrades. In addition, our hosted, Web-based service, Kana Online, allows e-businesses to utilize certain of our product while minimizing information technology infrastructure costs.

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     In addition to these business benefits, our products provide e-businesses:

     o WEB-ARCHITECTED PLATFORM. Our software is developed upon a Web-based architecture that supports multiple hardware and software platforms and browser-based interfaces. Our software runs on multiple hardware platforms simultaneously in order to enhance scaleability and increase reliability. In addition, our open, standards-based software is readily deployable and integrates rapidly with existing applications and data sources.

     o PROVEN SCALABILITY AND RELIABILITY. We offer an open and scalable platform that allows rapid configuration and deployment and allows modular growth to handle large numbers of transactions and concurrent users.

     o OPEN AND STANDARDS-BASED. Our software supports open industry standards such as the Java programming language, Hypertext Mark-up Language (HTML) and Extensible Mark-up Language (XML), and integrates easily with:

          o    existing enterprise software environments;

          o    e-mail, telephony, billing and ERP systems;

          o    product and other databases; and

          o    a broad range of other information systems.

     The ability to share data across these multiple applications provides e-businesses with a powerful tool for capitalizing on their customer interactions.

     OPTIMIZE KEY BUSINESS PROCESSES. Our software is designed to optimize workflow, information and communications associated with e-business communications. Our software can be configured to trigger not only a message delivery and response but also other actions within an organization. For example, our software can alert an e-business' engineering department if the e-business receives repeat inquiries about a software defect or the human resources department if a resume is attached to a communication.

     ENHANCED PRODUCTIVITY. Our software is designed to automate key functions of e-business communications process while simultaneously providing high-quality customer communications. Users can customize the applications and access an integrated knowledge base of corporate information to handle increased message volume. Our software also provides one-click access to customer histories and all previous communications so that users can accurately target customers and provide fully informed, accurate and personalized answers that are consistent across the organization. System administrators can set preferences, routing rules and user permissions and establish address books and message queues, all on a real-time basis.

THE KANA STRATEGY

     Our objective is to become the leading provider of Web-architected communications and relationship management products and services for e-businesses. The key elements of our strategy include:

     EXTEND MARKET LEADERSHIP POSITION. Our objective is to extend our position as a leader in the e-business software market by delivering a broad range of world-class Web-architected e-business and interaction applications with a modular, flexible and scaleable platform. We intend to take advantage of our technological leadership, strategic customer base and distribution capabilities to extend our current position as a market leader. Moreover, we believe that, by broadening our suite of products and services that enable companies to interact with their customers in the most cost-effective and efficient ways possible, we can expand our market opportunities and solidify our position as a leading provider of comprehensive e-business products and services.

     EXPAND OUR SUITE OF PRODUCTS TO ENTER NEW MARKETS. We intend to expand our suite of products to include additional e-commerce and business applications in order to enter new markets. In developing these applications, we are working with our customers to identify the strategic and functional needs of e-businesses that operate in the rapidly changing Internet environment. Our focus is to develop applications that address those needs and integrate them seamlessly with our existing platform to help e-businesses establish broader and deeper customer relationships. We believe these applications will be integrated to merge e-commerce transactions with customer communications to create further revenue opportunities.


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


     INCREASE DISTRIBUTION CAPABILITIES. We intend to broaden and increase our distribution capabilities worldwide by combining the efforts of our direct sales force and our alliances with leading e-business service and infrastructure providers, such as Andersen Consulting , Convergys Corporation , Davox, KPMG Consulting, MCI Worldcom and Siemens. By expanding existing alliances and aggressively developing new ones, we can leverage others' sales, marketing and deployment capabilities to help establish us as a worldwide provider of e-business products and services to manage online customer communications.

     ESTABLISH TECHNOLOGY LEADERSHIP WITH OPEN, SCALEABLE WEB-BASED ARCHITECTURE. Our objective is to establish our architecture as the leading technology platform and market standard for e-business products and services. To deliver the high performance required in the complex and rapidly changing e-business environment, we have designed our products to be highly scaleable, easily customizable and readily able to integrate with existing enterprise applications and systems. Our Web-based platform enables a universal customer history, allowing the enterprise to view all interactions from one location, allows the enterprise to scale to millions of daily interactions and allows for workflow and business rule adjustments in real time without disabling the entire system.

     In addition, because our Web-based architecture is based on industry standards such as Java, HTML and XML, e-businesses and third parties are able to develop and deploy new applications on top of our platform. We intend to continue to develop and enhance our advanced architecture to efficiently handle the growing volume of online customer communications while providing increased functionality across e-businesses.

     LEVERAGE HOSTED WEB-BASED APPLICATION SERVICE. We offer Kana Online, our hosted Web-based application service, for e-businesses that want to deploy an online customer interaction system rapidly and efficiently while minimizing their up-front investment in hardware, software and services. Kana Online allows us to manage important customer data and monitor realtime, hands-on customer feedback on our software. We intend to continue developing this service because this service allows us to target additional markets that are complementary to our software-based solution, provide us with recurring revenue streams and may, in the future, allow us to enter into new business opportunities. To date, revenues received from Kana Online have not been significant. Although we intend to develop and support this service, as a result of many factors, including the relative success of sales of our products and our services, we cannot accurately predict when revenues from Kana Online will become significant.

     EMPHASIZE CUSTOMER ADVOCACY AND SATISFACTION. We believe that delivering complete customer satisfaction is vital to growing our business. Our emphasis on customer advocacy and satisfaction has provided us with a strong base of referenceable customers. This strategy provides many benefits, including potentially shortened sales cycles, incremental sales opportunities to our installed-base of customers and new and improved products resulting from customer feedback. We intend to remain focused on providing the highest level of satisfaction to our customers and to continue to design our solutions to address their online customer communications needs. In addition, we intend to continue to build our professional services group, which maintains customer relationships beyond the implementation phase and is responsible for providing a superior customer experience.

PRODUCTS AND SERVICES

     OUR PLATFORM AND SUITE OF APPLICATIONS

     Our products are comprised of a flexible solutions platform and applications for marketing, sales and service. Together the platform and the applications create an advanced and scaleable customer-centric e-business solution. The suite of software applications consists of the Kana eBusiness Platform, Kana Service, Kana Commerce, Kana Connect, Kana I-Mail, Kana Voice, Kana Assist, Kana Advisor, Kana Phone, Kana Classify and Kana Response.

     KANA EBUSINESS PLATFORM. The Kana eBusiness Platform is an expandable platform for building, deploying and adapting software applications. The platform can service additional users by adding more hardware, allowing a company to service a growing customer base. Our platform can also be tailored and extended to add features and functionality to accommodate and integrate the way a customer requires services and the way a company does business as that company's business evolves. The Kana eBusiness Platform integrates personalized interactions, collaborations and transactions over the Web among a company and that company's customers, partners, employees and suppliers.

     KANA SERVICE. Kana Service is a customer services application that enables a company to unify all touch points with a customer into a single view that can be provided to both the customer services agent as well as the


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


customer. Kana Service includes a case management function that enables case creation and resolution, workload management and user-defined workflows to support a company's internal customer services process.

     KANA COMMERCE. Kana Commerce application combines the Kana eBusiness Platform and Microsoft's Site Server engine and enables a company to create and manage an electronic storefront over the Web. In addition, the Kana eCommerce application integrates Kana Service with third-party e-commerce products, enabling personalized shopping, service and support through a single Web site interface for both business to consumer and business to business commerce. Kana eCommerce creates a single, unified view of the customer relationship and transactions across departments, such as marketing, sales, customer service, billing, purchasing and product development, and also among partners, employees and suppliers.

     KANA CONNECT. Kana Connect is our electronic direct marketing application that enables e-businesses to proactively deliver individually targeted messages to increase the lifetime value of customers. The application enables marketers to profile, target and engage customers in one-to-one conversations through permission-based, e-mail communication.

     KANA I-MAIL. Kana I-Mail lets e-businesses engage in one-to-one realtime communications with customers. The solutions's two-way Web-based instant messaging between the company and customer provides immediate online assistance to the customer. Kana I-Mail delivers different service levels to customers based on a number of contextual factors such as the Web page the customer is browsing, the value of the items in the customer's shopping cart and the nature of the customer's question to determine the appropriate service level for that individual.

     KANA VOICE. Kana Voice allows customers to have a voice conversation with a company agent over the Internet. Customers simply click on a button and are connected with a live agent online. When a customer requests a voice conversation, a secure connection is made between the customer and the company representative using a robust communications network. Kana Voice also takes advantage of collaborative Web browsing, Web history tracking, prioritization, escalation, knowledgebase and agent and administrator features.

     KANA ADVISOR. Kana Advisor is a Web-based application that provides an electronic, or virtual, personal sales assistant who helps a customer through the online purchasing process and builds a higher level of trust and interaction between a company and its customers. This makes it possible for a company to provide consultative and expert sales assistance in a manner that can be far more cost-effective than human-assisted sales.

     KANA ASSIST. Kana Assist is an online self-service application that improves the customer experience by delivering context-sensitive answers to customers questions directly on the Web site, allowing customers to quickly and conveniently obtain answers to their questions without the intervention of a customer service representative.

     KANA PHONE. Kana Phone integrates to third-party computer telephone software applications, providing customer service representatives with a single interface to customer inquiries received over various media, including the Web, e-mail and the telephone.

     KANA CLASSIFY. Kana Classify is our advanced message classification technology that drives automated actions. Kana Classify categorizes customer messages and can automatically respond to customers, suggest responses for user review or route messages to skill-based queues.

     KANA RESPONSE. Kana Response is our e-mail and Web communications management application that assists e-businesses in responding to large numbers of inbound customer communications. Kana Response provides rule-based automation, intelligent workflow, message queuing, specialized user tools and a centralized knowledge base of issues and responses.

KANA ONLINE

     Kana Online is a Web-based application service that offers our software on a hosted basis. Kana Online provides e-businesses with access to a customized version of our software without the need to purchase, install or maintain their own server or database infrastructure. With Kana Online, we host the back-end infrastructure and the customer accesses our powerful functionality through a Web browser or by deploying Kana's Power Client.

     The hardware and core technology supporting Kana Online is pre-installed and managed at Exodus Communications, Inc., a leading provider of Internet server hosting and management solutions. We believe that


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


Exodus is equipped to provide the security, reliability and performance required for hosting our solution through its nationwide network operating centers and high-speed wide area network backbone.

     Kana Online offers several key benefits to e-businesses:

     o LOW INITIAL INVESTMENT. E-businesses gain the benefits of the core components of our software with limited hardware and software infrastructure costs.

     o LOW COST OF USE. Because we host the back-end infrastructure for Kana Online, e-businesses keep IT administration and overhead costs low while achieving the benefits of our software.

     o SCALABILITY. Kana Online is scaleable and, because of the Kana Online fee structure, an e-business' costs will increase only as its usage increases.

     o RELIABILITY AND SECURITY. A team of dedicated professionals monitors and maintains the customer business applications in a secure environment. We actively work to promote the security of e-business data and the reliability of the Kana Online service.

     o RAPID DEPLOYMENT. Since e-businesses run our software locally, they are not responsible for purchasing and configuring the appropriate hardware and the system can often be set up in a matter of days. A Kana Online representative works with the e-business to ensure that the system is configured to meet its specific needs.

     o EASY MIGRATION. Because we offer both a hosted and licensed version of our software, e-businesses can start by using our hosted applications and convert to a premise license without disruption of their service or additional training for system users.

SERVICES

     PROFESSIONAL SERVICES. Our professional services group consists of consulting services, customer advocacy, technical support and education services.

     CONSULTING SERVICES. Our consulting services group provides a wide range of business and technical expertise to support our customers and partners during the implementation of solutions. This group brings deep functional and industry knowledge to the market as well as the technical capabilities to deliver premium consulting services for our customers and partners.

     CUSTOMER ADVOCACY. Our customer advocacy group ensures ongoing customer satisfaction with our solution. This includes providing experienced account planning to develop a long-term relationship and ensure business needs are being met as our customers evolve and grow. The group develops a satisfaction plan with our customers to ensure the successful delivery of services and resources.

     TECHNICAL SUPPORT. Our technical support group provides global support for our customers through a number of channels, including phone and e-mail, as well as access to the Kana Support Website.

     EDUCATION SERVICES. Our education services group delivers a full set of training programs for our customers and partners, including a comprehensive set of learning tracks for end users, business consultants, and developers through instructor-led, Web-based, and onsite delivery. The group also provides up-to-date information to our customers and partners through monthly newsletters, Web site FAQ's, and regional user groups.

TECHNOLOGY

     Our software incorporates industry standards, such as Java, HTML, XML, and the J2EE framework, in order to facilitate customization and to enable efficient development cycles. Our software offers both Web and Windows-based interfaces and relies on commercial application servers and database platforms to provide scalability and redundancy.

     OPEN, STANDARDS-BASED ARCHITECTURE. The architecture of our software is "open" because it relies upon industry standards that facilitate integration with customers' e-business and legacy databases and systems and the development of applications on our platform. These industry standards include:

          o Java;


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          o JDBC (Java DataBase Connectivity);

          o Standard relational databases from Oracle, Microsoft, and IBM;

          o JSP (Java Server Pages);

          o The J2EE framework; and

          o XML, for presentation layers, metadata, and integration.

     The use of industry standards also permits our platform to be readily customized to users' preferences.

     SCALEABLE WEB-BASED ARCHITECTURE. Our software relies on a scaleable Web-based architecture. This architecture separates the different system components into logical layers, supports multiple hardware and software platforms, supports browser-based interfaces and enables the system to run on multiple hardware platforms simultaneously in order to enhance scaleability. The tiers are the presentation, user interface, workflow, business object, mail delivery, tracking and data layers.

     ADVANCED MESSAGE CLASSIFICATION TECHNOLOGIES. We have focused our research and development of advanced message classification technologies on Bayesian Network technology. Bayesian Network technology is a classification technology approach that combines machine learning with human expertise to infer conclusions about new data. Using machine learning, the system automatically builds a classification model from existing customer messages, thereby reducing the cost and time of installation and maintenance and allowing the system to improve as new issues arise. With human expertise, the system enables managers to add their knowledge selectively to the system in order to improve accuracy and adjust the model to anticipate new issues or react to them in real time. Bayesian Network technology underlies Kana Classify, which categorizes customer messages and drives system automation.

     EASE OF PLATFORM UPGRADE. Our software may be readily upgraded to new versions of our system. New versions of the software, when installed, are designed to recognize the historical data and configurations from the previous version of the system and automatically convert them to the new data format. This enables an e-business to upgrade our software without any programming or advanced technical capability.

SALES AND MARKETING

     SALES


     Our sales strategy is to pursue targeted accounts through a combination of our direct sales force and our strategic alliances. To date, we have targeted our sales efforts at the e-business divisions of Global 2000 companies and at rapidly growing Internet companies. We maintain direct sales personnel domestically in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Texas, Utah, Virginia, Washington and Washington D.C., and internationally in the United Kingdom, Germany, Australia and Japan. The direct sales force is organized into regional teams, which include both sales representatives and systems engineers. As of June 30, 2000, we employed in our sales force 70 persons in our offices outside of North America. Our office in the United Kingdom is primarily responsible for sales in Europe generally, and our office in Australia is primarily responsible for sales in Australia and Asia. Sales managers currently based in the United States handle other international sales and report to our Vice President, International. Our direct sales force is complemented by telemarketing representatives based at our headquarters in Redwood City, California and Manchester, New Hampshire.

     We complement our direct sales force with a series of reseller and sales alliances, such as those with MCI Worldcom, Davox, KPMG Consulting, Andersen Consulting, Siemens and Convergys Corporation. Through these alliances we are able to leverage additional sales, marketing and deployment capabilities. In the future, we intend to expand our distribution capabilities by increasing the size of our direct sales force, establishing additional sales offices both domestically and internationally and broadening our alliance activities.

     As of June 30, 2000, 219 of our employees were engaged in sales activities. See "Business--Strategic Relationships."


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


     MARKETING

     Our marketing programs are targeted at e-businesses and are currently focused on educating our target market, generating new sales opportunities and creating awareness for our e-business customer communications software. We conduct marketing programs worldwide to educate our target market. In addition, we engage in a variety of marketing activities, including:

          o    conducting seminars;

          o    hosting regular customer events;

          o participating in industry and technology-related conferences and trade shows;

          o establishing and maintaining close relationships with recognized industry analysts;

          o conducting electronic and traditional direct mailings and ongoing public relations campaigns;

          o    managing and maintaining our Web site;

          o    conducting market research;

          o organizing and implementing electronic and traditional direct marketing; and

          o    creating and placing advertisements.


     Our marketing organization also serves an integral role in acquiring, organizing and prioritizing industry and customer feedback in order to help provide product direction to our development organizations. We have a detailed product management process that surveys customer and market needs to predict and prioritize future customer requirements, and a product marketing team dedicated to delivering product positioning and messaging. We also focus on developing a range of joint marketing strategies and programs in order to leverage our existing strategic relationships and resources. These alliances provide collaborative resources to help extend the reach of our presence in the marketplace. We intend to continue to pursue these alliances in the future. As of June 30, 2000, 68 of our employees were engaged in marketing activities.


STRATEGIC RELATIONSHIPS

     We have three types of strategic relationships: service relationships, technology relationships, and reseller and strategic sales relationships, all designed to expand our market coverage. These relationships are formal or informal agreements with third parties. We view these relationships as critical to our success in providing enterprise-wide integrated e-business products and services.

     Recently introduced, the Kana Alliance Program was developed to meet the increasing demand by companies to partner with us. The program provides partners with the tools, information and marketing benefits through which they can develop, promote and sell our products and services. Companies participate in the program at different levels based on their market presence and on mutual commitments to establishing successful relationships.

     SERVICE RELATIONSHIPS. We collaborate with systems integrators such as Andersen Consulting, CSC Consulting and KPMG Consulting. With the implementation of our Alliance Program, formal agreements are put into place for these relationships. These systems integrators are highly trained in our software and provide integration and implementation services to mutual customers.

     TECHNOLOGY RELATIONSHIPS. We have established relationships with technology partners across a variety of solution areas, including sales force automation, analytics, content management, telephony systems and IT hardware, that allow us to provide comprehensive solutions to e-businesses. These technology relationships are typically formalized in a written agreement and are focused on technology initiatives and marketing. The agreements are annually renewable, but generally may be terminated at any time by either party and do not contain penalties for nonperformance.

     RESELLER AND STRATEGIC SALES RELATIONSHIPS. We complement our direct sales force with reseller and strategic sales relationships with companies in targeted geographies and industries. Our agreements with these companies are typically in the form of value-added reseller agreements.

       In the future, we intend to establish additional strategic relationships to further broaden our product offerings and enhance our distribution channels.

       Many of the companies with which we have initiated relationships also work with competing software companies, and the success of the relationship will depend on their willingness and ability to devote sufficient resources and efforts to our products and services. Our arrangements with these parties typically are in the form of non-exclusive agreements that may be terminated by either party without cause or penalty and with limited notice. Therefore, we can provide no guarantee that any of these parties will continue their relationship with us.

CUSTOMERS

       Our customers range from Global 2000 companies pursuing an e-business strategy to rapidly growing Internet companies. As of June 30, 2000, we have licensed our solution to more than 600 customers in a variety of industries worldwide. The following is a list of customers that we believe are representative of our overall customer base:


INTERNET SERVICES            FINANCIAL                     TRAVEL
CityIndex                    Ameritrade                    American Airlines
ebay                         BankAmerica                   Canadian Airlines
eFax.com                     CBOE                          Mapquest.com
Excite@Home                  ChannelPoint                  Royal Carribean
GoTo.com                     Datek                         Skanadish Railroads
Homeshare                    DimeSavingsBank               Travel Company
iVendor                      DowJones
iVillage                     eCloser                       OTHER
JFAX.com                     E*Trade                       Coleman
Lycos                        FinancialEngines              Estee Lauder
priceline.com                WitCapital                    Esteel
TheMotleyFool                                              Ford Motor Company
TheStreet.com                                              FuelSpot
                                                           General Motors
                                                           Hewlett-Packard
E-TAILING                    COMMUNICATIONS                Microsoft
barnesandnoble.com           Ameritech                     S&H Greenpoints
CDNOW                        AT&T                          Shell International
Cendant                      BellSouth                     The Gap
Dan'sChocolates              Convergys                     Utility.com
Drugstore.com                Davox                         Williams-Sonoma
etoys                        NTL
Furniture.com                Sprint PCS
InsWeb                       Sprynet(Mindspring)
OfficeDepot                  StreamInternational
Priceline
PrintConnect
Tickets.com

       No customer accounted for 10% or more of our total revenues for 1999. Although a substantial portion of our license and service revenues in any given quarter has been, and is expected to continue to be, generated from a limited number of customers with large financial commitment contracts, we do not depend on any ongoing commitments from our large customers.

RESEARCH AND DEVELOPMENT

       We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing additional applications incorporating that technology and maintaining the competitiveness of our product and service offerings. We have invested significant time and resources in creating a structured process for undertaking all product development. This process involves several functional groups at all levels within our organization and is designed to provide a framework for defining and addressing the activities required to bring product concepts and development projects to market successfully. In addition, we have recruited key engineers and software developers with experience in the customer communications and internetworking markets and have


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


complemented these individuals by hiring senior management with experience in enterprise application development, sales and deployment.

       As of June 30, 2000, 295 of our employees were engaged in research and development activities. Our success depends, in part, on our ability to enhance our existing customer interactions solutions and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. Delays in bringing to market new products or their enhancements, or the existence of defects in new products or enhancements, could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would suffer.

COMPETITION

       The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. We currently face competition for our products from systems designed by in-house and third-party development efforts. We expect that these systems will continue to be a principal source of competition for the foreseeable future. Our competitors include a number of companies offering one or more products for the e-business communications and relationship management market, some of which compete directly with our products. For example, our competitors include companies providing stand-alone point solutions, including Annuncio, Inc., AskJeeves, Inc., Brightware, Inc., Broadbase, Inc., Digital Impact, Inc., eGain Communications Corp., E.piphany Inc., Inference Corp., Marketfirst, Inc., Live Person, Inc., Mustang Software, Inc., Responsys.com and Servicesoft, Inc. In addition, we compete with companies providing traditional, client-server based customer management and communications solutions, such as Clarify Inc. (which was recently acquired by Northern Telecom), Genesys Telecommunications Laboratories, Inc. (which was recently acquired by Alcatel), Cisco Systems, Inc., Lucent Technologies, Inc., Message Media, Inc., Oracle Corporation, Pivotal Corporation, Siebel Systems, Inc. and Vantive Corporation (which was recently acquired by PeopleSoft, Inc.). Furthermore, we may face increased competition should we expand our product line, through acquisition of complementary businesses or otherwise.

       We believe that the principal competitive factors affecting our market include a significant base of referenceable customers, the breadth and depth of a given solution, product quality and performance, customer service, core technology, product scaleability and reliability, product features, the ability to implement solutions and the value of a given solution. Although we believe that our solution currently competes favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

       Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than do we. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations. See "Risk Factors--We face substantial competition and may not be able to compete effectively."

INTELLECTUAL PROPERTY

       We rely upon a combination of patent, copyright, trade secret and trademark laws to protect our intellectual property. We currently have nine U.S. patent applications pending. These patents, if allowed, will cover a material portion of our products and services. We have also filed international patent applications corresponding to four of our U.S. applications.

       In addition, we have one U.S. trademark registration and seven pending U.S. trademark registrations as well as pending trademark registrations in Australia, Canada, the European Union, India, Japan, South Korea and Taiwan. Although we rely on patent, copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. We can give no assurance that others will not develop technologies that are similar or superior to our technology.


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


       We generally enter into confidentiality or license agreements with our employees, consultants and alliance partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, some of our license agreements require us to place the source code for our products into escrow. These agreements generally provide that some parties will have a limited, non-exclusive right to use this code if:

       o   there is a bankruptcy proceeding instituted by or against us;

       o   we cease to do business without a successor; or

       o   we discontinue providing maintenance and support.

       Substantial litigation regarding intellectual property rights exists in the software industry. Our software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Some of our competitors in the market for customer communications software may have filed or may intend to file patent applications covering aspects of their technology that they may claim our technology infringes. Some of these competitors may make a claim of infringement against us with respect to our products and technology. See "Risk Factors--We may become involved in litigation over proprietary rights, which could be costly and time consuming, and Genesys Telecommunication Laboratories, Inc., has filed an infringement suit against us."

EMPLOYEES

       As of June 30, 2000, we had 889 full-time employees, 214 of whom were in our professional services group, 287 in sales and marketing, 295 in research and development, and 93 in finance, administration and operations. We have added 791 employees between June 30, 1999 and June 30, 2000. Our future performance depends in significant part upon the continued service of our key technical, sales and marketing, and senior management personnel, none of whom is bound by an employment agreement requiring service for any defined period of time. The loss of the services of one or more of our key employees could harm our business.


       Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense, particularly in the San Francisco Bay Area where we are headquartered. Due to the limited number of people available with the necessary technical skills and understanding of the Internet, we can give no assurance that we can retain or attract key personnel in the future. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good. See "Risk Factors--We may be unable to hire and retain the skilled personnel necessary to develop our engineering, professional services and support capabilities in order to continue to grow" and "--We may face difficulties in hiring and retaining qualified sales personnel to sell our products and services, which could harm our ability to increase our revenues in the future."

FACILITIES

       Our corporate offices are located in Redwood City, California, where we lease approximately 60,861 square feet under a lease that expires in October 2006. As of December 31, 1999, the annual base rent for this facility was approximately $1.9 million. Also, we lease approximately 88,094 square feet of space in two office buildings in Manchester, New Hampshire. The lease expires in April 2005, and we have an option to extend the lease for two additional five-year terms. In addition, we lease facilities and offices in several cities throughout the United States, including New York, New York, Westport, Connecticut, Chicago, llinois and Richardson, Texas, and internationally in the United Kingdom, Germany and Australia. The terms of these leases expire beginning in August 2000, and automatically renew unless earlier terminated. On February 11, 2000, we entered into an agreement to lease approximately 62,500 additional square feet in Redwood City, California under a lease that expires in December, 2010. The annual base rent for this facility for the first year is approximately $2.4 million. We believe that our corporate office space in Redwood City and the other facilities we currently lease will be sufficient to meet our needs through at least the next 12 months.

LEGAL PROCEEDINGS

       On October 8, 1999, Genesys Telecommunications Laboratories, Inc. filed a complaint against us in the United States District Court for the District of Delaware. Genesys has amended its complaint to allege that our Customer Messaging System 3.0 infringes one or more claims of two Genesys patents. Genesys is seeking relief in the forms of an injunction, damages, punitive damages, attorneys' fees, costs and pre- and post-judgment interest. The litigation is currently in its early stages and we have not received material information or documentation. We intend to fight this claim vigorously and do not expect it to impact our results from operations. We are not currently a party to any other material legal proceedings. See "Risk Factors--We may become involved in litigation over proprietary rights, which could be costly and time consuming, and Genesys Telecommunications Laboratories, Inc. has filed an infringement suit against us."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding our executive officers and directors (including ages as of July 28, 2000):

NAME                                          AGE             POSITION

Michael J. McCloskey..........................44              Chief Executive Officer and Director
James C. Wood ................................43              President and Director
Mark S. Gainey ...............................32              Chairman of the Board of Directors
Brian K. Allen ...............................39              Chief Financial Officer
Joseph G. Ansanelli...........................30              Vice President, Product Marketing
Ian P. Cavanagh...............................34              Vice President, Business Development
Nigel K. Donovan..............................44              Vice President, Development
Alexander E. Evans............................43              Vice President, International
David B. Fowler...............................46              Vice President, Corporate Marketing
Paul R. Holland...............................39              Vice President, Worldwide Sales
William R. Phelps.............................38              Vice President, Professional Services
Toya A. Rico..................................40              Vice President, Human Resources
Michael R. Wolfe..............................31              Chief Technology Officer
David M. Beirne...............................36              Director
Robert W. Frick...............................63              Director
Eric A. Hahn..................................40              Director
Charles A. Holloway, Ph.D.....................64              Director
Steven T. Jurvetson...........................33              Director

     MICHAEL J. MCCLOSKEY. Mr. McCloskey joined us in June 1999 as Chief Executive Officer and a director. Prior to joining us, from September 1996 to February 1999, Mr. McCloskey served in various positions with Genesys Telecommunications Laboratories, Inc., a provider of enterprise interaction management software, including President from July 1998 to December 1998, Chief Operating Officer from September 1997 to July 1998 and Vice President, Finance and International, Chief Financial Officer and Secretary from September 1996 to July 1998. From May 1995 to September 1996, he served as Vice President, Finance, Chief Financial Officer and Vice President, Operations at Network Appliance, Inc., a network data storage device company. From September 1993 to May 1995, Mr. McCloskey served as Executive Vice President and Chief Financial Officer at Digital Microwave Corporation, a telecommunications company. From 1991 to 1993, Mr. McCloskey was the Chief Operating Officer and a member of the board of directors of Wavefront Technologies, a 3-D graphics visualization software development company. Mr. McCloskey holds a B.S. in Business Administration from Santa Clara University.

     JAMES C. WOOD. Mr. Wood joined us in April 2000 as a director in connection with our acquisition of Silknet Software, Inc. and has served as our President since May 2000. Mr. Wood founded Silknet in March 1995 and served as its Chairman of the Board, President and Chief Executive Officer. From January 1988 until November 1994, Mr. Wood served as President and Chief Executive Officer of CODA Incorporated, a subsidiary of CODA Limited, a financial accounting software company. Mr. Wood also served as a director of CODA Limited from November 1988 until November 1994. Mr. Wood holds a B.S. in Electrical Engineering from Villanova University.

     MARK S. GAINEY. Mr. Gainey co-founded our company in January 1996, served as our Chief Executive Officer and a director from January 1996 to June 1999 and served as our President from January 1996 through April 2000. Mr. Gainey currently serves as our Chairman of the Board of Directors. Prior to co-founding our company, from April 1991 to September 1995, Mr. Gainey served as an associate with TA Associates, Inc., a venture capital firm, where he focused primarily on technology and business services investments. Mr. Gainey holds a B.A. in General Studies from Harvard University.

     BRIAN K. ALLEN. Mr. Allen joined us in April 2000 as Chief Financial Officer. Prior to joining us, from 1983 until 1986 and from 1989 to April 2000, Mr. Allen was with KPMG, and was admitted to the partnership in 1995. From 1986 to 1989, Mr. Allen was a member of the staff of the Division of Corporation Finance at the Securities and Exchange Commission. Mr. Allen holds a B.S. in Business Administration from the University of Montana and is a CPA.

     JOSEPH G. ANSANELLI. Mr. Ansanelli joined us in August 1999 as Vice President, Marketing in connection with our acquisition of Connectify, Inc., served as Vice President, Product Marketing since April 2000 and resigned from his position effective July 28, 2000. Mr. Ansanelli co-founded Connectify in May 1998 and served as its President and Chief Executive Officer. From February 1997 to May 1998, Mr. Ansanelli managed a consulting company where he focused primarily on strategic marketing and business development services for Internet companies. From April 1996 to January 1997, Mr. Ansanelli served as Director of Internet Product Marketing for Macromedia, Inc., an Internet and multimedia tools software company. From May 1992 to March 1996, Mr. Ansanelli held various product marketing positions at Apple Computer, Inc. Mr. Ansanelli holds a B.S. in Applied Economics with a concentration in Marketing from the Wharton School at the University of Pennsylvania.


     IAN P. CAVANAGH. Mr. Cavanagh joined us in July 1999 as Vice President, Business Development. Prior to joining us, from February 1996 to July 1999, Mr. Cavanagh served in various management roles at Genesys Telecommunications Laboratories, Inc., a provider of enterprise interaction management software, most recently as Vice President, Asia Pacific and Managing Director, Canada. From 1994 to February 1996, Mr. Cavanagh served as Senior Manager-Call Centre Service Development with the New Brunswick Telephone Company. Prior to 1994, Mr. Cavanagh served as Senior Manager-Service Development with Stentor Canadian Network Management, an alliance of Canadian telecommunication service providers. Previously, Mr. Cavanagh held several engineering positions with NBTel. Mr. Cavanagh holds a Bachelor of Electrical Engineering from the Technical University of Nova Scotia and Acadia University.

     NIGEL K. DONOVAN. Mr. Donovan joined us in April 2000 as Vice President, Development in connection with our acquisition of Silknet Software, Inc. Prior to joining us, from February 1999 to April 2000, Mr. Donovan served as Senior Vice President and Chief Operating Officer of Silknet. From November 1995 to February 1999 Mr. Donovan served as Silknet's Vice President--Professional Services. From November 1996 to October 1998, he also served as Silknet's Treasurer and from May 1997 to October 1998 as its Chief Financial Officer. In addition, Mr. Donovan served as director of Silknet from October 1996 to February 1999. From March 1988 until October 1995, Mr. Donovan served as Vice President--Professional Services of CODA Incorporated. Mr. Donovan holds a B.A. in Accounting and Finance from the London School of Business Studies.

     ALEXANDER E. EVANS. Mr. Evans joined us in July 1999 as Vice President, International. Prior to joining us, from May 1994 to July 1999, Mr. Evans served as the Managing Director, Europe for Genesys Telecommunications Laboratories, Inc., with responsibility for Europe, Middle East and Africa. Prior to May 1994, Mr. Evans served in various managerial and sales capacities at Digital Systems Ltd., a company that supplies outbound predictive dialers. Previously, Mr. Evans served in various managerial, technical and marketing positions at Digital Equipment Corp. Prior to his employment by Digital Equipment, Mr. Evans worked in various technical and project roles involving material requirement planning, process control and automated manufacturing systems at Dupont, Inc., Mars Electronics Ltd. and Metal Box PLC. Mr. Evans holds a degree in Electronics from John Moore University, England.

     DAVID B. FOWLER. Mr. Fowler joined us in April 2000 as Vice President, Corporate Marketing in connection with our acquisition of Silknet Software, Inc. Prior to joining us, from April 1999 to April 2000, Mr. Fowler served as Vice President--Marketing of Silknet. From April 1995 to March 1999, Mr. Fowler served as Vice President--Sales and Marketing for Gradient Technologies, a software company. From December 1993 to March 1995, Mr. Fowler served as Vice President--Sales and Marketing for FTP Software. Mr. Fowler holds a B.S. in Computer Science from Worcester Polytechnic Institute and an M.B.A. from New York University.

     PAUL R. HOLLAND. Mr. Holland joined us in December 1997 as Vice President, Worldwide Sales. Prior to joining us, from September 1994 to September 1997, Mr. Holland worked at Pure Atria Corporation (now Rational Software Corporation), a software tools company, most recently as its Vice President, Europe. From June 1992 to September 1994, Mr. Holland held various sales positions at Pure Atria Corporation (then Pure Software Corporation). From 1988 to 1992, Mr. Holland was director of marketing and sales for Rothchild Consultants, a high technology market research company. Mr. Holland holds a B.S. in Public Administration from James Madison University, an M.A. in Foreign Affairs from the University of Virginia and an M.B.A. from the University of California at Berkeley.

     WILLIAM R. PHELPS. Mr. Phelps joined us in December 1998 as Vice President, Professional Services. Prior to joining us, from March 1997 to November 1998, Mr. Phelps served as Vice President, Professional Services for CrossWorlds Software, Inc., an application integration software company. From January 1994 to February 1997,

Mr. Phelps served as a principal consultant at Booz, Allen & Hamilton, a management consulting firm. Mr. Phelps holds a B.S. in Industrial Engineering from Stanford University.

     TOYA A. RICO. Ms. Rico joined us in January 2000 as Vice President, Human Resources. Prior to joining us, from October 1996 through May 1999, Ms. Rico served as Director, Human Resources at Adaptec, Inc., a bandwidth management company. From May 1988 through September 1996, Ms. Rico served in a variety of human resources management positions at 3Com Corporation, a computer networking company. Ms. Rico holds a B.A. in Communications from California State University, San Francisco.

     MICHAEL R. WOLFE. Mr. Wolfe joined us in May 1997 and served as Director of Engineering until April 1998, as Vice President, Engineering from April 1998 through April 2000 and is currently our Chief Technology Officer. Prior to joining us, from March 1995 to February 1997, Mr. Wolfe served as Director of Engineering at Internet Profiles Corporation, an Internet marketing company. From February 1994 to March 1995, Mr. Wolfe was an associate at Wells Fargo Nikko, specializing in software development. From June 1991 to February 1994, Mr. Wolfe was a software programming analyst at Goldman, Sachs & Co. Mr. Wolfe has taught computer science at Stanford University and the University of California at Berkeley. Mr. Wolfe holds a B.S. and M.S. in Computer Science from Stanford University.

     DAVID M. BEIRNE. Mr. Beirne has served as one of our directors since September 1997. Mr. Beirne has been a Managing Member of Benchmark Capital, a venture capital firm, since June 1997. Prior to joining Benchmark Capital, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves on the board of directors of Scient Corporation, PlanetRx.com, Inc., Webvan Group, Inc., 1-800-FLOWERS.COM, Inc., and several private companies. Mr. Beirne holds a B.S. in Management from Bryant College.

     ROBERT W. FRICK. Mr. Frick has served as one of our directors since August 1999. Mr. Frick previously served as the Vice Chairman of the Board, Chief Financial Officer and head of the World Banking Group for Bank of America, as Managing Director of BankAmerica International, and as President of Bank of America's venture capital subsidiary. He is now retired. Mr. Frick previously served as a director of Connectify, Inc. from its founding to its acquisition by us, and he currently serves on the board of directors of six private companies. Mr. Frick holds a B.S. in Civil Engineering and an M.B.A. from Washington University in St. Louis, Missouri.

     ERIC A. HAHN. Mr. Hahn has served as one of our directors since June 1998. Mr. Hahn is a founding partner of Inventures Group, a leading "mentor investment" stage venture capital firm. From November 1996 to June 1998, Mr. Hahn served as the Executive Vice President and Chief Technical Officer of Netscape Communications Corporation and served as a member of Netscape's Executive Committee. Mr. Hahn also served as General Manager of Netscape's Server Products Division, overseeing Netscape's product development and marketing activities for enterprise Internet, intranet and extranet servers, from November 1995 to November 1996. Prior to joining Netscape, from February 1993 to November 1995, Mr. Hahn was founder and Chief Executive Officer of Collabra Software, Inc., a groupware provider that was acquired by Netscape. Mr. Hahn holds a B.S. in Computer Science from the Worcester Polytechnic Institute.

     DR. CHARLES A. HOLLOWAY. Dr. Holloway has served as one of our directors since December 1996. Dr. Holloway holds the Kleiner, Perkins, Caufield & Byers Professorship in Management at the Stanford Graduate School of Business and has been a faculty member of the Stanford Graduate School of Business since 1968. Dr. Holloway is also currently co-director of the Stanford Center for Entrepreneurial Studies at the Graduate School of Business. Dr. Holloway was the founding co-chair of the Stanford Integrated Manufacturing Association, a cooperative effort between the Graduate School of Business and the School of Engineering, which focuses on research and curriculum development in manufacturing and technology. Dr. Holloway serves on the board of directors of several private companies. Dr. Holloway holds a B.S. in Electrical Engineering from the University of California at Berkeley and an M.S. in Nuclear Engineering and Ph.D. in Business Administration from the University of California, Los Angeles.

     STEVEN T. JURVETSON. Mr. Jurvetson has served as one of our directors since April 1997. Mr. Jurvetson has been a Managing Director of Draper Fisher Jurvetson, a venture capital firm, since June 1995. Prior to joining Draper Fisher Jurvetson, from July 1990 to September 1993, Mr. Jurvetson served as a consultant with Bain & Company, a management consulting firm. Mr. Jurvetson served as a research and development engineer at Hewlett-Packard during the summer months from June 1987 to August 1989. Mr. Jurvetson serves on the boards of directors of Cognigine Corporation, FastParts, Inc., iTv Corp., Tacit Knowledge Corporation, Third Voice, Inc.,

ReleaseNow.com Corporation, Everdream Corporation and Vivaldi Networks, Inc. Mr. Jurvetson holds a B.S. and an M.S. in Electrical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

BOARD OF DIRECTORS AND COMMITTEES

     We currently have authorized nine directors. At present, the board consists of eight directors divided into three classes, with each class serving for a term of three years, and we currently have one vacancy. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Messrs. Beirne, Frick and Jurvetson are Class I directors whose terms will expire in 2000, Mr. Hahn and Dr. Holloway are Class II directors whose terms will expire in 2001 and Messrs. Gainey, McCloskey and Wood are Class III directors whose terms will expire in 2002. Our officers serve at the discretion of the board.

     We have established an audit committee composed of independent directors, which reviews and supervises our financial controls, including the selection of our auditors, reviews the books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of the auditors and takes any further actions the audit committee deems necessary to complete an audit of our books and accounts, as well as addressing other matters that may come before us or as directed by the board. The audit committee currently consists of three directors, Dr. Holloway and Messrs. Jurvetson and Frick.

     We have established a compensation committee, which reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of two directors, Messrs. Beirne and Hahn.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, our compensation committee consisted of Messrs. Beirne and Hahn. Neither Mr. Beirne nor Mr. Hahn was an employee of us or our subsidiaries during 1999 or at any time prior to 1999. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     We currently do not compensate any non-employee member of the board. Directors who are also our employees do not receive additional compensation for serving as directors.

     Non-employee directors are eligible to receive discretionary option grants and stock issuances under the 1999 Stock Incentive Plan. In addition, under the 1999 Stock Incentive Plan, each new non-employee director will receive an automatic option grant for 40,000 shares upon his or her initial appointment or election to the board, and continuing non-employee directors will receive an automatic option grant for 10,000 shares on the date of each annual meeting of stockholders.

     In August 1999, we granted an option to purchase 66,666 shares of common stock to Mr. Frick at an exercise price of $4.50 per share under our 1997 Stock Option/Stock Issuance Plan. The option was fully vested and immediately exercisable on the grant date. Mr. Frick exercised this option in full in September 1999. Mr. Frick delivered a full-recourse promissory note in the amount of $300,000 to us in full payment of the purchase price. The note bears interest at a rate of 6.0% per annum, compounded annually, and is payable in a lump sum on September 18, 2004.

     In September 1999, we granted an option to purchase 60,000 shares of common stock to Dr. Holloway at an exercise price of $7.50 per share under the Discretionary Grant program of our 1999 Stock Incentive Plan. The option may be exercised for unvested shares, subject to our right to repurchase those shares at the exercise price paid per share if Dr. Holloway leaves the board before the shares vest. Twenty-five percent of the option shares will vest upon Dr. Holloway's completion of one year of service measured from September 20, 1999, and the balance of the option shares will vest in a series of 36 equal monthly installments upon his completion of each additional month of service thereafter. All unvested shares will immediately vest upon a merger or asset sale, the successful completion of a hostile tender offer for more than 50% of our outstanding voting securities, or a change in the majority of the board through one or more contested elections for board membership.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

       The following table sets forth certain information concerning compensation earned for the year ended December 31, 1999, by the two individuals who served as our Chief Executive Officer during the 1999 fiscal year, and by each of our four other most highly compensated current executive officers whose salary and bonus for the 1999 fiscal year exceeded $100,000. The listed individuals are referred to in this prospectus as the Named Executive Officers. No other executive officers who otherwise would have been includable in this table on the basis of salary and bonus earned during 1999 have been excluded because they terminated employment or changed their executive status during the year.

       The salary figures include amounts the employees put into our tax-qualified plan pursuant to Section 401(k) of the Internal Revenue Code. However, compensation in the form of perquisites and other personal benefits that constituted less than the lesser of either $50,000 or 10% of the total annual salary and bonus of each of the Named Executive Officers in fiscal 1999 is excluded. The option grants reflected in the table below were made under our 1997 Stock Option Issuance Plan.

                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                                                                  SECURITIES
                                                                                                  UNDERLYING
                                                             ANNUAL COMPENSATION                  OPTIONS (#)
                                                ----------------------------------------------  ----------------
        NAME AND PRINCIPAL POSITION                 YEAR          SALARY($)        BONUS($)
---------------------------------------------   -------------   --------------   -------------
Michael J. McCloskey(1).....................        1999               81,250              --         1,866,666
   Chief Executive Officer
Mark S. Gainey(2)...........................        1999              122,500              --                --
   Former Chief Executive Officer
Joseph D. McCarthy(3).......................        1999              143,308              --           100,000
   Former Vice President, Finance and
     Operations
Paul R. Holland.............................        1999               75,000         721,600                --
   Vice President, Worldwide Sales
William R. Phelps...........................        1999              130,000          56,000           413,330
   Vice President, Professional Services
Michael R. Wolfe............................        1999              135,000              --           100,000
   Chief Technology Officer

--------------
  (1) Mr. McCloskey joined us and became Chief Executive Officer in June 1999. His annualized salary for 1999 was $150,000.
  (2) Mr. Gainey served as our Chief Executive Officer through June 1999, and served as our President from January 1996 through April 2000. Mr. Gainey currently serves as our Chairman of the Board of Directors.
  (3) Mr. McCarthy joined us in March 1998 and resigned from his position as Vice President, Finance and Operations effective May 2000.

OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in 1999. We granted options to purchase up to a total of 8,760,866 shares to employees during the year, and the table's percentage column shows how much of that total was granted to the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during 1999.

       The table includes the potential realizable value over the 10-year term of the options, based on assumed rates of stock price appreciation of 5% and 10%, compounded annually. The potential realizable value is calculated based on the initial public offering price of the common stock, assuming that price appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. The stock price appreciation rates of 5% and 10% are assumed pursuant to the rules of the Securities and Exchange Commission. We can give no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

     The option grants to the Named Executive Officers were made under our 1997 Stock Option/Stock Issuance Plan. The exercise price for each option grant is equal to the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options are immediately exercisable in full, but we can buy back any shares purchased under those options, at the exercise price paid per share, to the extent the shares are not vested when the officer leaves our employment. Our repurchase rights will lapse on an accelerated basis under certain conditions in conjunction with a change of control. See "Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements."

OPTION GRANTS IN 1999 FISCAL YEAR

                                                                      INDIVIDUAL GRANT
                                                                     -------------------
                                                          % OF TOTAL
                                               NUMBER      OPTIONS                            POTENTIAL REALIZABLE VALUE AT
                                                 OF        GRANTED                            ASSUMED ANNUAL RATES OF STOCK
                                             SECURITIES      TO                                   PRICE APPRECIATION FOR
                                             UNDERLYING   EMPLOYEES   EXERCISE                       OPTION TERM (1)
                                              OPTIONS     IN FISCAL    PRICE    EXPIRATION   ------------------------------
NAME                                         GRANTED (#)    YEAR       ($/SH)      DATE         5% ($)         10%($)
--------                                     ----------  ----------  --------   ---------     ----------    -----------
Michael J. McCloskey......................   1,866,666       21.31    0.3375    06/16/09      22,169,850    35,677,715
Mark S. Gainey ...........................          --          --        --          --              --            --
Joseph McCarthy ..........................     100,000        1.14    0.3375    06/16/09       1,187,671     1,911,307
Paul R. Holland...........................          --          --        --          --              --            --
William R. Phelps.........................     366,664        4.19     0.175    12/06/08       4,415,286     7,068,612
                                                46,666        0.53    0.3375    06/16/09         554,239       891,930
Michael R. Wolfe .........................     100,000        1.14      4.50    08/17/09         771,671     1,495,307

--------------
  (1) The 5% and 10% values are based upon the $7.50 price per share at which the common stock was sold in the initial public offering on September 21, 1999.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth the number of shares the Named Executive Officers purchased in connection with option exercises during the 1999 fiscal year and the value they realized on those exercises. None of these Named Executive Officers held any unexercised options at the end of the 1999 fiscal year. None of them exercised any stock appreciation rights during 1999, and none held any stock appreciation rights at the end of the year.

     The value realized is based on the fair market value of our common stock on the date of exercise, minus the exercise price payable for the shares. The fair market value was determined in good faith by the board of directors for exercises before September 21, 1999, and was based on our closing price on the exercise date for exercises on or after September 21, 1999. The exercise price for each grant equaled the fair market value on the date of exercise, so the Named Executive Officers who exercised did not realize any value on the exercises.

                                                                # OF SECURITIES
                              NUMBER OF                    UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                               SHARES                           OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                              ACQUIRED                      AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
                                 ON          VALUE       ---------------------------  ----------------------------
NAME                         EXERCISE(#)   REALIZED ($)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------                      ------------  -----------   ------------  -------------  ------------  --------------
Michael J. McCloskey.....      1,866,666            0              --             --            --              --
Mark S. Gainey...........             --           --              --             --            --              --
Joseph D. McCarthy.......        100,000            0              --             --            --              --
Paul R. Holland..........             --            0              --             --            --              --
William R. Phelps........        366,664            0              --             --            --              --
                                  46,666            0              --             --            --              --
Michael R. Wolfe.........        100,000            0              --             --            --              --

      EMPLOYMENT ARRANGEMENTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND
                         CHANGE IN CONTROL ARRANGEMENTS

       In February 1997, Dr. Holloway, one of our directors, exercised an option to purchase 106,666 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. At the time of this prospectus, these shares were fully vested.

       In April 1997, we sold to Mr. Gainey, our co-founder and Chairman of the Board, 5,000,000 shares of common stock at a purchase price of $0.01 per share. At the time of this prospectus, these shares were fully vested.

       In April 1998, Mr. Holland, our Vice President, Worldwide Sales, exercised an option to purchase 811,406 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety, and the shares will vest in full, unless the repurchase right is assigned to the successor entity. In addition, if we are acquired by merger or asset sale and Mr. Holland is not offered comparable employment by the successor entity, our right to repurchase the unvested shares will automatically lapse and the shares will vest in full.

       Also in April 1998, Mr. Wolfe, our Chief Technology Officer, exercised an option to purchase 466,666 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

       In June 1998, Mr. McCarthy, our former Vice President, Finance and Operations, exercised an option to purchase 213,330 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. Mr. McCarthy will continue to provide services to the Company through August 31, 2000. We will repurchase all shares unvested as of August 31, 2000 at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

       In July 1998, Mr. Hahn, one of our directors, exercised an option to purchase 150,064 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

       Also in July 1998, Dr. Holloway, one of our directors exercised an option to purchase 53,332 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase all of the unvested shares will automatically lapse in its entirety, and the shares will vest in full, unless the repurchase right is assigned to the successor entity. In addition, if we are acquired by merger or asset sale and Dr. Holloway does not provide services to the successor entity, 25% of the unvested shares will vest and no longer be subject to repurchase.

       In February and June 1999, Mr. Phelps, our Vice President, Professional Services, exercised options to purchase a total of 413,330 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety, and the shares will vest in full, unless the repurchase right is assigned to the successor entity. In addition, if we are acquired by merger or asset sale and Mr. Phelps is not offered employment by the successor entity, 25% of the unvested shares will vest and no longer be subject to repurchase.

       In June 1999, we entered into an employment arrangement with Mr. McCloskey, our Chief Executive Officer. In connection with this arrangement, we granted Mr. McCloskey an option to purchase 1,866,666 shares of common stock, which Mr. McCloskey exercised in June 1999. Of these shares, 1,088,888 are subject to a right of repurchase granted to us which will allow us to repurchase those shares at the option exercise price paid per share, to the extent those shares are unvested at the time of his termination of service. Under the stock purchase agreement and the terms of Mr. McCloskey's employment arrangement, the unvested shares will vest in a series of 48 successive equal monthly installments upon his completion of each month of service over the 48-month period measured from June 17, 1999. However, all or part of the shares will vest on an accelerated basis, following a change of control of our company, under the following circumstances:


       o if Mr. McCloskey is not offered full-time employment with the successor corporation, all of his then unvested shares of common stock will accelerate and vest in full;

       o if Mr. McCloskey is offered full-time employment with the successor corporation as that corporation's chief executive officer, all of his then unvested shares of common stock will continue to vest in accordance with their original terms;

       o if Mr. McCloskey is offered full-time employment with the successor corporation as other than that corporation's chief executive officer, the rate at which his then unvested shares of common stock vest will double, such that his shares of common stock will vest at a rate equivalent to 62,224 shares of common stock per month;

       o if Mr. McCloskey is offered full-time employment with the successor corporation as set forth in the second and third points above and he does not accept the position, his shares of common stock will be subject to immediate repurchase; and

       o if Mr. McCloskey is terminated without cause by the successor corporation following the change in control, all of his then unvested shares of common stock will accelerate and vest in full.

       Also in June 1999, Mr. McCarthy exercised an option to purchase 100,000 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. Mr. McCarthy will continue to provide services to the Company through August 31, 2000. We will repurchase all shares unvested as of August 31, 2000 at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

       In August 1999, we granted an option to purchase 66,666 fully vested shares of common stock to Mr. Frick, one of our directors, at an exercise price of $4.50 per share, which he exercised in full in September 1999.

       In September 1999, Mr. Wolfe exercised an option to purchase 100,000 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety, and the shares will vest in full, unless the repurchase right is assigned to the successor entity. In addition, if we are acquired by merger or asset sale and Mr. Wolfe is not offered employment by the successor entity, 25% of the unvested shares will vest and no longer be subject to repurchase.

       Also in September 1999, Mr. Wolfe exercised an option to purchase 66,666 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

       In April 2000, we entered into an employment arrangement with Mr. Allen, our Chief Financial Officer. Mr. Allen's annual salary is $200,000. In connection with this arrangement, we granted Mr. Allen an option to purchase 500,000 shares of common stock, of which the option to purchase 80,000 shares was granted at an exercise price of $15 per share, and the option to purchase the remaining 420,000 shares was granted at the fair market value which was $39.31 on the grant date. Under the stock purchase agreement and the terms of Mr. Allen's employment arrangement, the option shares will vest in a series of 48 successive equal monthly installments upon his completion of each month of service over the 48-month period measured from April 19, 2000. However, part of the shares will vest on an accelerated basis if we sign an agreement to acquire another company within 90 days after April 19, 2000 and the acquisition is consummated within 90 days of signing the agreement, as follows:

       o if Mr. Allen is offered a position with us in a capacity other than as the Chief Financial Officer following the acquisition, the rate of vesting on each of his options will double beginning on the closing date of the acquisition;

       o if Mr. Allen is not offered a position with us following the acquisition, his options will accelerate with respect to 12 months of additional vesting beginning on the closing date of the acquisition;

       o if Mr. Allen continues to serve as Chief Financial Officer following the acquisition, then all of his then unvested shares of common stock will continue to vest in accordance with their original terms.

       If Mr. Allen is involuntarily terminated or voluntarily resigns for good reason during the 12 months following a change of control of our company, he will accelerate with respect to 24 months of additional vesting measured from his termination or resignation date.

       Generally, our option grants to employees, other than those under the 1999 Special Stock Option Plan, provide that if we are acquired by merger or asset sale and the employee is not offered employment by the successor entity, then 25% of any unvested shares held by that individual will vest and no longer be subject to repurchase.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES OF SECURITIES

       Since January 1999, we have been a party to several transactions in which the amount involved exceeded $60,000 and in which any of our directors or executive officers, any holder of more than 5% of our outstanding capital stock or any member of their immediate families had a direct or indirect material interest.

       These transactions include:

       In July 1999, we sold to various investors, including entities affiliated with Draper Fisher Jurvetson and entities affiliated with Benchmark Capital, a total of 1,676,932 shares of Series D preferred stock for total consideration of $10,200,004. At the time of the financing, Mr. Jurvetson, a Managing Director of Draper Fisher Jurvetson, and Mr. Beirne, a Managing Member of Benchmark Capital, were two of our directors.

       On August 13, 1999, we closed a merger with Connectify pursuant to which Connectify became our wholly-owned subsidiary. In connection with the acquisition, we issued approximately 6,982,542 shares of our common stock in exchange for all outstanding shares of Connectify capital stock and reserved 416,690 shares of common stock for issuance upon the exercise of Connectify options and warrants. In connection with the acquisition, Mr. Frick, a director of Connectify, Inc., became one of our directors.

       On December 3, 1999, we closed a merger with Business Evolution pursuant to which Business Evolution became our wholly-owned subsidiary. In connection with the acquisition of Business Evolution, approximately 1,890,200 shares of our common stock, valued at approximately $140 million, were issued for all outstanding shares and warrants of Business Evolution.

       On December 3, 1999, we closed a merger with netDialog, pursuant to which netDialog became our wholly-owned subsidiary. In connection with the acquisition of netDialog, approximately 1,120,286 shares of our common stock, valued at approximately $90 million, were issued for all outstanding shares, warrants and convertible notes of netDialog.

       On April 19, 2000, we closed a merger with Silknet, pursuant to which Silknet became our wholly-owned subsidiary. In connection with the acquisition of Silknet, approximately 33 million shares of common stock, valued at approximately $4.2 billion, were issued or reserved for issuance for all outstanding shares, warrants and options of Silknet. In connection with the acquisition, Mr. Wood, a founder and the Chairman of the Board, President and Chief Executive Officer of Silknet, became one of our directors.

LOANS TO AND OTHER ARRANGEMENTS WITH OFFICERS AND DIRECTORS

       In connection with the option exercises described under "Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements," the following officers and directors delivered five-year full recourse promissory notes, bearing interest at an annual rate of 5.7%, except in the case of Messrs. Frick and Wolfe whose notes bear interest at an annual rate of 6.0%, in amounts and with the balances indicated:

                                    ORIGINAL AMOUNT OF  AMOUNT OUTSTANDING AT
OFFICER OR DIRECTOR                  PROMISSORY NOTE      JUNE 30, 2000
------------------                 ------------------  ----------------------
Michael J. McCloskey............   $         630,000   $             675,655
Robert W. Frick.................             299,997                 318,267
William R. Phelps...............              79,000                  75,651
Ian P. Cavanagh.................             900,000                 952,031
Michael R. Wolfe................             458,000                       0

       We have entered into an employment arrangement with Mr. McCloskey, our Chief Executive Officer. See "Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements."


       In August 1999, we loaned $85,000 to Mr. Ansanelli, our Vice President, Product Marketing. In connection with the loan, Mr. Ansanelli delivered a five-year full recourse promissory note bearing interest at an annual rate of 5.7%. The loan is expected to be repaid by Mr. Ansanelli in July 2000.

       We have granted options to our executive officers and directors. See "Management--Director Compensation" and "--Executive Compensation."

       We have entered into an indemnification agreement with each of our executive officers and directors containing provisions that may require us, among other things, to indemnify our executive officers and directors against liabilities that may arise by reason of our status or service as executive officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

TRANSACTIONS WITH PROMOTERS

       Each of Mr. Gainey, our former President and Chief Executive Officer and our current Chairman of the Board of Directors, and Mr. Horvath, the former Treasurer and a former director, is one of our a co-founders and may be deemed a promoter for purposes of the federal securities laws. In July 1996, we sold to Mr. Gainey 5,000,000 shares of common stock at a purchase price of $0.0001 per share. In April 1997, we repurchased those shares and sold to Mr. Gainey 5,000,000 shares of common stock at a purchase price of $0.01 per share. In July 1996, we sold to Mr. Horvath 1,666,666 shares of common stock at a purchase price of $0.0001 per share. In April 1997, we repurchased those shares and sold to Mr. Horvath 833,332 shares of common stock at a purchase price of $0.01 per share. All other material transactions with Messrs. Gainey and Horvath are described in this section or elsewhere in this prospectus. See "Management--Executive Compensation."

       In April 1997, we entered into a consulting agreement with Mr. Horvath. Under the agreement, Mr. Horvath agreed to provide up to 20 hours of consulting services to us per month, at a rate of $25.00 per hour, until July 1, 2000. In connection with the agreement, Mr. Horvath was granted a right to purchase 833,332 shares of common stock, which he purchased in April 1997, as described above.

       We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The table below sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000, by the following individuals or groups:

       o each person or entity who is known by us to own beneficially more than five percent of our outstanding stock;

       o   each of the Named Executive Officers;

       o   each of our directors; and

       o   all current directors and executive officers as a group.

       Applicable percentage ownership in the following table is based on 93,162,339 shares of common stock outstanding as of June 30, 2000, as adjusted to include all options exercisable within 60 days of June 30, 2000 held by the particular stockholder and that are included in the first column, and including the 2,500,000 shares issued on June 12, 2000 to the selling stockholders.

       Unless otherwise indicated, the principal address of each of the stockholders below is c/o Kana Communications, Inc., 740 Bay Road, Redwood City, CA 94063. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.


                                                                                       NUMBER OF      PERCENTAGE
                                                                                         SHARES        OF SHARES
                                                                                      BENEFICIALLY    BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                                     OWNED(#)       OWNED(%)
------------------------------------                                                  -------------  ------------
Entities affiliated with Draper Fisher Jurvetson(1).................................     8,077,674           8.7
Entities affiliated with Benchmark Capital Partners L.P.(2).........................     8,624,250           9.3
Entities affiliated with CMG @Ventures II LLC(10)...................................     4,707,553           5.1
Mark S. Gainey(3)..................................................................      4,579,966           4.9
Michael J. McCloskey(4).............................................................     1,869,466           2.0
James C. Wood.......................................................................     2,582,230           2.8
Paul R. Holland(5)..................................................................       816,206             *
William R. Phelps(6)................................................................       416,130             *
Joseph D. McCarthy(7)...............................................................       316,130             *
Michael R. Wolfe....................................................................       630,782             *
Steven T. Jurvetson(1)..............................................................     8,077,674           8.7
David M. Beirne(2)(11)..............................................................     8,828,580           9.5
Eric A. Hahn(8).....................................................................       433,898             *
Dr. Charles A. Holloway(9)..........................................................       159,998             *
Robert W. Frick.....................................................................       147,034             *
All current directors and executive officers as a group (18 persons)...............     31,314,960          33.6

--------------
  *    Less than one percent.

(1) Principal address is 400 Seaport Court, Suite 250, Redwood City, CA 94063. Includes 7,481,660 shares of common stock held by Draper Fisher Associates Fund IV, L.P., 563,134 shares of common stock held by Draper Fisher Partners IV, LLC and 32,880 shares of common stock held by Draper Richards L.P. Mr. Jurvetson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Draper Fisher Jurvetson Funds.

(2) Principal address is 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Represents 7,566,694 shares of common stock held by Benchmark Capital Partners, L.P., and 1,057,556 shares of common stock held by Benchmark Founders' Fund L.P. Mr. Beirne, one of our directors, is a Managing Member of Benchmark Capital Management Co., LLC. Mr. Beirne disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Benchmark funds.

(3) Represents 4,578,666 shares of common stock held by the Mark and Elisabeth Gainey Family Trust.

(4) Includes 1,057,777 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 31,111 shares per month.

(5) Includes 26,666 shares of common stock held by The Paul Holland Grantor Retained Annuity Trust, 26,666 shares of common stock held by The Linda Yates Holland Grantor Retained Annuity Trust, 53,332 shares of common stock held by the Yates/Holland 1999 Irrevocable Trust, 571,410 shares of common stock held by The Yates/Holland Family Trust and 133,332 shares of common stock held by Paul Holland and Linda Yates as community property. Includes 270,469 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 16,904 shares per month.


(6) Includes 26,666 shares of common stock held by The William Phelps Grantor Retained Annuity Trust, 26,666 shares of common stock held by The Margaret Phelps Grantor Retained Annuity Trust and 360,000 shares of common stock held by The Phelps Family Trust. Includes 213,888 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 7,638 shares per month. Also includes 33,056 shares of common stock subject to our right of repurchase, which lapses with respect to 972 shares per month.

(7) Includes 33,332 shares of common stock held by The Joseph McCarthy Grantor Retained Annuity Trust and 33,332 shares of common stock held by Siobhan Lawlor Grantor Retained Annuity Trust. Includes 84,445 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 4,444 shares per month. Also includes 70,834 shares of common stock subject to our right of repurchase, which lapses with respect to 2,084 shares per month. Mr. McCarthy will continue to provide services to us through August 31, 2000. We will repurchase all shares unvested as of August 31, 2000 at the exercise price paid per share.


(8) Includes 68,780 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 3,126 shares per month.

(9) Includes 8,889 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 1,481 shares per month.

(10) Principal address is 100 Brickstone Plaza, Andover, MA 01810. Includes a warrant to purchase 123,404 shares of common stock.

(11) Includes 192,000 shares of common stock held by Ramsey/Beirne Investment Pool II, LLC. Mr. Beirne, one of our directors, was Chief Executive Officer of Ramsey/Beirne Associates until June 1997. Mr. Beirne disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Ramsey/Beirne Investment Pool II, LLC.

                          DESCRIPTION OF CAPITAL STOCK

       Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

       This summary is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation where such rights are set forth in full, and the provisions of applicable law.


       COMMON STOCK. As of June 30, 2000, there were 93,162,339 shares of common stock outstanding held of record by approximately 701 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of common stock. Subject to preferences applicable to any then outstanding preferred stock, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference of any preferred stock. Holders of common stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.


       PREFERRED STOCK. Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series, and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by our stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.


       The potential issuance of preferred stock may have the effect of delaying or preventing a change in control of our company, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock. As of June 30, 2000, there are no shares of preferred stock outstanding and we have no current plans to issue shares of preferred stock.

       WARRANTS. As of June 30, 2000, we had outstanding warrants to purchase an aggregate of approximately 293,362 shares of our common stock. Warrants for 1,976 shares expire on June 25, 2004 and have an exercise price equal to $1.81. The exercise price of these warrants is subject to certain adjustments upon future issuances of common stock or rights to acquire common stock at a price less than the applicable exercise price. Warrants for 1,982 shares have an average exercise price of $1.81 and expire on September 1, 2004. Warrants for 123,404 shares are held by CMG@Ventures II LLC, expire on June 11, 2003 and have an exercise price equal to $1.33. Warrants for 166,000 shares are held by Vertex/HWH Investment Ltd., expire on June 11, 2003 and have an exercise price equal to $1.33. The exercise price of all warrants is subject to customary adjustments on stock splits, stock dividends, any merger or acquisition involving us and similar transactions, such as to permit the holders of warrants to receive upon exercise of the warrants that which they would have received had they exercised the warrants immediately prior to any such transaction.

       OPTIONS. As of June 30, 2000, we had outstanding options for approximately 17,974,701 shares of common stock at a weighted average exercise price of $50.0135.


       REGISTRATION RIGHTS OF CERTAIN HOLDERS. In connection with our acquisition of Connectify, we agreed to register shares of our common stock issued in the acquisition under certain circumstances. This registration right is subject to certain limitations, including the right of the underwriters of an offering subject to the registration to limit the number of such shares included in the registration. In connection with our acquisition of Business Evolution and netDialog in December 1999, we agreed to file a registration statement covering the resale of the shares issued in those acquisitions by August 13, 2000.


       We agreed to grant registration rights to the holders of 2,500,000 shares of our common stock, placed in the private placement pursuant to a Registration Rights Agreement dated as of June 7, 2000. The Registration Rights Agreement provided that we were obligated to prepare and file with the Securities and Exchange Commission on or prior to July 2, 2000, a registration statement on Form S-1 of which this prospectus forms a part, for the purpose of registering the shares from the placement for resale from time to time on a delayed or continuous basis by, and for the account of, the selling stockholders:


       o   in brokerage transactions;

       o   over a stock exchange;

       o   utilizing the facilities of an inter-dealer quotation system;

       o   in an underwritten offering; or

       o   in privately negotiated off-market transactions.


       We agreed to use our best efforts to keep the registration statement continuously effective in order to permit this prospectus to be usable by the selling stockholders of the private placement shares until the earlier of the date when the selling stockholders have sold all of the private placement shares or two years from the closing date of the private placement, subject to extension for delay. As soon as practicable after we become eligible to register on Form S-3, we will withdraw the registration statement on Form S-1and re-register it on Form S-3.


       EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE. We are subject to Section 203 of the Delaware General Corporation Law, as amended, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

       o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

       o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at lest 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

       o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

       Section 203 defines business combinations to include:

       o any merger or consolidation involving the corporation and any interested stockholder;

       o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

       o any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

       o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

       o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

       In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

       CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS. Our certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of our company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders.

       CLASSIFIED BOARD. Our certificate of incorporation provides that our board of directors be divided into three classes with staggered three-year terms. As a result, only one of the three classes of our board of directors will be elected each year. The classification of our board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

     DIRECTORS. Our certificate of incorporation provides that the size of our board of directors shall be determined by resolution of the board of directors, and currently authorizes nine members. Subject to the rights of the holders of any series of preferred stock then outstanding, board vacancies resulting from any increase in the authorized number of directors or any vacancies in the board resulting from death, resignation, removal or other cause may be filled by the affirmative vote of a majority of the directors then in office.

     DIRECTORS' COMMITTEES. Our bylaws provide that the board of directors may by the vote of a majority of the board of directors designate one or more committees of the board, each comprised of one or more members of our board. To the extent provided in a resolution of our board of directors, these committees may exercise all the powers and authority of the board of directors in our management, including, if the resolution expressly provides, the declaration of a dividend or the issuance of stock, except that no committee may:

       o   amend our certificate of incorporation or bylaws;

       o   adopt an agreement of merger or consolidation;

       o recommend the sale, lease or exchange of all or substantially all of our assets; or

       o   recommend our dissolution or revocation of our dissolution.

     SUPERMAJORITY VOTING. Our certificate of incorporation requires the approval of the holders of 66 2/3% of our outstanding voting stock to effect certain amendments to the certificate of incorporation with respect to:

       o the vote necessary to amend our bylaws or certificate of incorporation;

       o the size, classification and method of election of the board of directors;

       o the conduct of stockholders' meetings and stockholder action by written consent; and

       o   indemnification of directors, officers and others.

        In addition, our certificate of incorporation provides that directors are removable by the vote of the holders of 66 2/3% of our outstanding voting capital stock. Our bylaws may be amended by the majority vote of the board of directors or by the vote of the holders of 66 2/3% of our outstanding voting capital stock.

       SPECIAL MEETING OF STOCKHOLDERS. Our certificate of incorporation provides that special meetings of our stockholders may only be called by our board of directors. This provision prevents our stockholders from initiating or effecting any action by calling a meeting of the stockholders.

       NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Our certificate of incorporation provides that our stockholders may take action only at an annual or special meeting of stockholders and shall have no right to take any action by written consent without a meeting.

       NOTICE PROCEDURES. Our bylaws establish advance notice procedures with respect to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or bylaws. These procedures provide that such notice must contain the consent of any nominee for election to the board of directors as well as certain information with respect to such nominee, a brief description of and reasons for any business desired to be brought before a meeting, the ownership interest of the proposing stockholder, and certain other information. Generally, to be timely, notice must be received by our Secretary not less than 120 days prior to the meeting.

                              PLAN OF DISTRIBUTION

       We are registering all 2,500,000 shares on behalf of the selling stockholders. We will receive no proceeds from this offering. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers.

       The shares may be sold by one or more of, or a combination of, the following:

       o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

       o purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

       o an exchange distribution that complies with the rules of the exchange;

       o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

       o      in privately negotiated transactions.

       To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

       The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholders also may sell shares short and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholders each may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

       Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

       The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

       Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholders will be subject to applicable provisions of the

Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

       We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act. We and the selling stockholders have agreed to indemnify each other against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS


       The following table sets forth the names of the selling stockholders and the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus, which were issued to them pursuant to a private placement completed on June 12, 2000. However, we are unable to determine the exact number of shares that actually will be sold. None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our shares or other securities. The shares offered by this prospectus may be offered from time to time by the selling stockholders. This information is based upon information provided by each respective selling stockholder and public documents filed with the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock beneficially owned and used to calculate the percentage beneficial ownership of each listed person includes the shares of common stock underlying warrants or preferred stock held by such persons that are exercisable or convertible within 60 days of June 30, 2000. The term "selling stockholders" includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for each stockholder is based on 93,162,339 shares of common stock outstanding as of June 30, 2000.




                                           NUMBER OF                                               PERCENT OF
                                           SHARES OF                            NUMBER OF         OUTSTANDING
                                         COMMON STOCK      MAXIMUM NUMBER         SHARES            SHARES
                                         BENEFICIALLY       OF SHARES OF        BENEFICIALLY      BENEFICIALLY
                                        OWNED PRIOR TO      COMMON STOCK      OWNED AFTER THE    OWNED AFTER THE
     NAME OF SELLING STOCKHOLDER           OFFERING           OFFERED           OFFERING(1)        OFFERING (1)
--------------------------------------  ----------------  -----------------  -----------------  -----------------
Putnam Voyager Fund II (2)...........           329,128            136,900            192,228          *
Putnam Funds Trust - Putnam New
   Century Growth Fund (2)...........           123,108             51,100             72,008          *
Putnam Investment Funds - Putnam
   Worldwide Equity Fund (2).........             2,611              1,300              1,311          *
Putnam OTC and Emerging Growth Fund..         3,665,358            696,000          2,969,358         3.2
Putnam Variable Trust - Putnam VT
   OTC and Emerging Growth Fund......           156,038             29,700            126,338          *
Putnam New Opportunities Fund (2)....         1,343,802            688,600            655,202          *
Putnam Variable Trust - Putnam VT
   New Opportunities Fund (2)........           278,333            140,300            138,033          *
Putnam World Trust II - Putnam
   Emerging Information Sciences
   Trust (3).........................            89,116             35,000             54,116          *
Putnam World Trust II - Putnam New
   Opportunities (U.S. Aggressive
   Growth Equity Fund) (3)...........             7,422              3,700              3,722          *
Cisalpina/Putnam USA Opportunities
   Fund (3)..........................            34,404             17,400             17,004          *
Galleon Technology Partners I, L.P.
   (4)...............................            11,591             11,591                 --         --
Galleon Technology Partners II, L.P
   (4)...............................            58,755             58,755                 --         --
Galleon Technology Offshore, Ltd. (4)           129,654            129,654                 --         --
Galleon New Media Partners, L.P. (4).            63,708             63,708                 --         --
Galleon New Media Offshore, Ltd. (4).           136,292            136,292                 --         --
DWS Investments......................           150,000            150,000                 --         --
Metzler Investments..................           150,000            150,000                 --         --

--------------
    *  Less than one percent
  (1)  Assumes the maximum number of shares registered in this offering is sold.
  (2)  Entities affiliated with Putnam Investment Management, Inc.
  (3)  Entities affiliated with The Putnam Advisory Company, Inc.
  (4) The Galleon Group shares the power to vote, dispose of or direct the voting and disposition of these securities.

                          TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the common stock is ChaseMellon Stockholder Services, L.L.C. Its address is 85 Challenger Road, Ridgefield Park, New Jersey 07660, and its telephone number is 1-800-356-2017.

                                  LEGAL MATTERS


       The validity of the common stock offered in this prospectus and certain other legal matters will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 30,017 shares of our common stock.


                                     EXPERTS

       The consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three year period ended December 31, 1999 included in this prospectus, have been so included in reliance upon the report of KPMG LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

       The consolidated financial statements of Silknet Software, Inc. as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999 included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              CHANGE IN ACCOUNTANTS

       KPMG LLP was previously our principal accountants. On March 22, 2000, we and KPMG LLP mutually agreed to terminate KPMG LLP's appointment as principal accountants due to an anticipated business relationship between our two companies. The decision to change accountants was approved by the audit committee of our board of directors. In connection with the audits of the fiscal years ended December 31, 1998 and 1999, and the subsequent interim period through March 22, 2000, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The audit reports of KPMG LLP on our consolidated financial statements as of and for the years ended December 31, 1998 and 1999, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.


       Effective April 19, 2000, PricewaterhouseCoopers LLP was engaged as our independent accountants. Prior to April 19, 2000, we had not consulted with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. In addition, prior to April 19, 2000, we had not consulted with PricewaterhouseCoopers LLP regarding any matter that was either the subject of a disagreement or a reportable event.


                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at http://kana.com or at the SEC's Web site at http://www.sec.gov.

       We have filed a registration statement on Form S-1 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

       Upon request, we will provide without charge a copy of this prospectus, and a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for these copies should be directed to Investor Relations, Kana Communications, Inc., 740 Bay Road, Redwood City, California 94063, telephone (650) 298-9282.

       You should rely only on the information provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.


                          INDEX TO FINANCIAL STATEMENTS

                            KANA COMMUNICATIONS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                          PAGE
                                                                                                          ----

INDEX TO FINANCIAL STATEMENTS - KANA COMMUNICATIONS, INC.

     Independent Auditors' Report....................................................................      F-2

     Consolidated Balance Sheets.....................................................................      F-3

     Consolidated Statements of Operations and Comprehensive Loss....................................      F-4

     Consolidated Statements of Stockholders' Equity.................................................      F-5

     Consolidated Statements of Cash Flows...........................................................      F-8

     Notes to Consolidated Financial Statements......................................................      F-9


INDEX TO FINANCIAL STATEMENTS - SILKNET SOFTWARE, INC.

     Report of Independent Accountants...............................................................     F-22

     Consolidated Balance Sheets.....................................................................     F-23

     Consolidated Statements of Operations...........................................................     F-24

     Consolidated Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit).......     F-25

     Consolidated Statements of Cash Flows...........................................................     F-26

     Notes to Consolidated Financial Statements......................................................     F-27


INDEX TO PRO FORMA COMBINED FINANCIAL STATEMENTS

     Unaudited Pro Forma Combined Condensed Statement of Operations - June 30, 2000..................     F-40

     Unaudited Pro Forma Combined Condensed Statement of Operations - December 31, 1999..............     F-42

     Notes to Unaudited Pro Forma Combined Condensed Financial Statements............................     F-43

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Kana Communications, Inc.

We have audited the accompanying consolidated balance sheets of Kana Communications, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kana Communications, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                                       /s/ KMPG LLP

Mountain View, California

January 20, 2000, except as to Note 8,
which is as of February 11, 2000

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              DECEMBER 31,          JUNE 30,
                                                                        ------------------------  -------------
                                                                           1998         1999          2000
                                                                        -----------  -----------  -------------
                                ASSETS                                                            (UNAUDITED)
Current assets:
   Cash and cash equivalents.........................................   $   13,875   $   18,695    $   159,760
   Short-term investments............................................          160       34,522          3,082
   Accounts receivable, less allowance for doubtful accounts of $110
     in 1998, $366 in 1999 and $1,269 in 2000........................          847        4,655         31,719
   Prepaid expenses and other current assets.........................          150        2,036          5,202
                                                                        -----------  -----------  -------------
     Total current assets............................................       15,032       59,908        199,763
Property and equipment, net..........................................        1,473        8,360         22,249
Goodwill and identifiable intangibles................................           --           --      3,510,792
Other assets.........................................................          371        1,961          8,640
                                                                        -----------  -----------  -------------
     Total assets....................................................   $   16,876   $   70,229    $ 3,741,444
                                                                        ===========  ===========  =============
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of notes payable..................................   $    1,071   $    4,224    $     1,462
   Accounts payable..................................................          698        2,766          5,243
   Accrued commissions...............................................          143        1,984          2,984
   Accrued payroll...................................................          280        1,639          9,003
   Other accrued liabilities.........................................          445        1,303         11,883
   Accrued acquisition related costs.................................           --        3,148         30,868
   Deferred revenue..................................................          562        6,253         21,908
                                                                        -----------  -----------  -------------
     Total current liabilities.......................................        3,199       21,317         83,351
Notes payable, less current portion..................................          726          412            262
                                                                        -----------  -----------  -------------
     Total liabilities...............................................        3,925       21,729         83,613
                                                                        -----------  -----------  -------------
Commitments and contingencies
Stockholders' equity:
   Convertible preferred stock, $0.001 par value; 50,000,000 and 5,000,000 shares authorized; 12,512,641 and no shares issued and
     outstanding.....................................................           13           --             --
   Common stock, $0.001 par value; 60,000,000 and 100,000,000 shares authorized; 19,274,516, 60,766,650 and 93,162,339 shares issued
     and outstanding.................................................           19           61             93
   Additional paid-in capital........................................       29,246      202,473      4,109,094
   Deferred stock-based compensation.................................       (2,284)     (14,962)       (13,000)
   Notes receivable from stockholders................................         (164)      (6,380)        (5,974)
   Accumulated other comprehensive losses............................           (5)         (75)          (376)
   Accumulated deficit...............................................      (13,874)    (132,617)      (432,006)
                                                                        -----------  -----------  -------------
     Total stockholders' equity......................................       12,951       48,500      3,657,831
                                                                        -----------  -----------  -------------
     Total liabilities and stockholders' equity......................   $   16,876   $   70,229    $ 3,741,444
                                                                       ===========  ===========  =============

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                               SIX MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,              JUNE 30,
                                                         --------------------------------   ----------------------
                                                                                                 (UNAUDITED)
                                                           1997       1998        1999        1999         2000
                                                         --------  ---------   ----------   ---------   ----------
Revenue:
     License...........................................  $    --   $   2,014   $   10,536     $ 3,030   $   22,903
     Service...........................................       617        333        3,528         797       13,270
                                                         --------  ---------   ----------   ---------   ----------
         Total revenue.................................       617      2,347       14,064       3,827       36,173
                                                         --------  ---------   ----------   ---------   ----------
     Cost of revenue:
     License...........................................        --         54          271          72          801
     Service, excluding amortization of stock-based
       compensation of $13, $143, $19,752, $799, and
       $1,690                                                 253        666        6,610       1,349       14,804
                                                         --------  ---------   ----------   ---------   ----------
         Total cost of revenue.........................       253        720        6,881       1,421       15,605
                                                         --------  ---------   ----------   ---------   ----------
         Gross profit..................................       364      1,627        7,183       2,406       20,568
                                                         --------  ---------   ----------   ---------   ----------
Operating expenses: ...................................
     Sales and marketing, excluding amortization of
       stock-based compensation of $52, $564, $34,000,
       $1,375, and $2,925                                     512      5,504       21,199       6,659       32,548
     Research and development, excluding amortization
       of stock-based compensation of $31, $438,
       $19,864, $803, and $1,699                              971      5,669       12,854       5,061       16,298
     General and administrative, excluding
       amortization of stock-based compensation of
       $17, $311, $6,860, $277, and $599                      378      1,826        5,018       1,811        5,582
     Amortization of goodwill and identifiable
       intangibles                                             --         --           --          --      247,043
     Amortization of stock-based compensation..........       113      1,456       80,476       3,254        6,913
     In process research and development                       --         --           --          --        6,900
     Acquisition related costs.........................        --         --        5,635          --        6,564
                                                         --------  ---------   ----------   ---------   ----------
         Total operating expenses......................     1,974     14,455      125,182      16,785      321,848
                                                         --------  ---------   ----------   ---------   ----------
Operating loss.........................................    (1,610)   (12,828)    (117,999)    (14,379)    (301,280)
Other income (expense), net............................        57        227         (744)       (519)       1,891
                                                         --------  ---------   ----------   ---------   ----------
         Net loss......................................    (1,553)   (12,601)    (118,743)    (14,898)    (299,389)
                                                         --------  ---------   ----------   ---------   ----------
Other comprehensive loss:
     Net unrealized gain on available for sale
       securities......................................        --         --           26         --           --
     Foreign currency translation adjustments..........        --         (5)         (96)       (32)         (301)
                                                         --------  ---------   ----------   --------    ----------
         Total other comprehensive loss................        --         (5)         (70)       (32)         (301)
                                                         --------  ---------   ----------   --------    ----------
         Comprehensive loss............................  $ (1,553) $ (12,606)  $ (118,813)  $ (14,930)  $ (299,690)
                                                         ========  =========   ==========   =========   ==========
Basic and diluted net loss per share...................  $  (0.37) $   (2.01)  $    (4.61)  $   (2.51)    $  (4.53)
                                                         ========  =========   ==========   =========   ==========
Shares used in computing basic and diluted net loss
   per share amounts...................................     4,152      6,258       25,772       5,944       66,030
                                                         ========  =========   ==========   =========   ==========

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                         CONVERTIBLE
                                                      PREFERRED STOCK             COMMON STOCK         ADDITIONAL
                                                  -----------------------     ----------------------    PAID-IN
                                                     SHARES       AMOUNT         SHARES      AMOUNT     CAPITAL
                                                  ------------   --------     -----------  ---------   ----------
Balances, January 1, 1997 .................               --      $    --        106,742    $     --    $      --
Issuance of common stock to Kana ..........               --           --      6,931,916           7           (6)
   and netDialog founders
Issuance of common stock upon
   exercise of stock options ..............               --           --        106,666          --           --
Repurchase of founders' common
   stock, net .............................               --           --       (833,332)         --           --
Issuance of Series A and B
   convertible preferred stock,
   net ....................................        8,917,855            9             --          --        4,764
Issuance of common stock of
   pooled company .........................               --           --        173,232          --        2,070
Issuance of shares of common
   stock in exchange for services .........               --           --          1,334          --            7
Deferred stock-based compensation .........               --           --             --          --          890
Amortization of deferred
   stock-based compensation ...............               --           --             --          --           --
Net loss ..................................               --           --             --          --           --
                                                 -----------    ---------    -----------   ---------   -----------
Balances, December 31, 1997 ...............        8,917,855            9      6,486,558           7        7,725
Issuance of common stock to ...............               --           --      3,954,940           4           61
   Connectify and BEI founders
Issuance of stock upon exercise
   of stock options and
   warrants, net of repurchases ...........           68,139           --      5,314,624           5          174
Issuance of common stock of
   pooled companies .......................               --           --      3,442,704           3        6,573
Issuance of Series B and C
   convertible preferred stock,
   net ....................................        3,526,647            4             --          --       11,624
Issuance of common stock and
   warrants in exchange for
   services and intellectual
   property ...............................               --           --         75,690          --          133
Deferred stock-based compensation .........               --           --             --          --        2,956
Amortization of deferred
   stock-based compensation ...............               --           --             --          --           --
Other comprehensive loss ..................               --           --             --          --           --
Net loss ..................................               --           --             --          --           --
                                                 -----------    ---------    -----------   ---------    -----------
Balances, December 31, 1998 ...............       12,512,641           13     19,274,516          19       29,246


                                                                        NOTES       ACCUMULATED
                                                        DEFERRED      RECEIVABLE      OTHER                        TOTAL
                                                      STOCK-BASED      FROM       COMPREHENSIVE    ACCUMULATED   STOCKHOLDERS'
                                                      COMPENSATION   STOCKHOLDERS     LOSSES          DEFICIT       EQUITY
                                                      ------------   ------------  -------------   -----------  -----------
Balances, January 1, 1997 ...........................  $       --     $       --     $       --      $     280    $     280
Issuance of common stock to Kana ....................          --             --             --             --            1
   and netDialog founders
Issuance of common stock upon
   exercise of stock options ........................          --             --             --             --           --
Repurchase of founders' common
   stock, net .......................................          --             --             --             --           --
Issuance of Series A and B
   convertible preferred stock,
   net ..............................................          --             --             --             --        4,773
Issuance of common stock of
   pooled company ...................................          --             --             --             --        2,070
Issuance of shares of common
   stock in exchange for services ...................          --             --             --             --            7
Deferred stock-based compensation ...................        (890)            --             --             --           --
Amortization of deferred
   stock-based compensation .........................         106             --             --             --          106
Net loss ............................................          --             --             --         (1,553)      (1,553)
                                                        ---------    -----------   -------------    -----------   ----------
Balances, December 31, 1997 .........................        (784)            --             --         (1,273)       5,684
Issuance of common stock to .........................          --             --             --             --           65
   Connectify and BEI founders
Issuance of stock upon exercise
   of stock options and
   warrants, net of repurchases .....................          --           (164)            --             --           15
Issuance of common stock of
   pooled companies .................................          --             --             --             --        6,576
Issuance of Series B and C
   convertible preferred stock,
   net ..............................................          --             --             --             --       11,628
Issuance of common stock and
   warrants in exchange for
   services and intellectual
   property .........................................          --             --             --             --          133
Deferred stock-based compensation ...................      (2,956)            --             --             --           --
Amortization of deferred
   stock-based compensation .........................       1,456             --             --             --        1,456
Other comprehensive loss ............................          --             --             (5)            --           (5)
Net loss ............................................          --             --             --        (12,601)     (12,601)
                                                        ---------    -----------    -----------    -----------    -----------
Balances, December 31, 1998 .........................      (2,284)          (164)            (5)       (13,874)      12,951


                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                    THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY--(CONTINUED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CONVERTIBLE
                                     PREFERRED STOCK         COMMON STOCK        ADDITIONAL      DEFERRED
                                  ---------------------  ---------------------    PAID-IN      STOCK-BASED
                                    SHARES      AMOUNT      SHARES    AMOUNT      CAPITAL      COMPENSATION
                                  -----------  --------  -----------  --------   ---------    -------------
Balances, December 31, 1998        12,512,641        13   19,274,516        19     29,246            (2,284)
Issuance of common stock
   upon exercise of stock
   options and warrants,
   net of repurchases.......               --        --    5,749,356         6      6,393                --
Issuance of Series D
   convertible preferred
   stock....................          838,466        --           --        --     10,169                --
Conversion of convertible
   preferred stock to
   common stock.............      (13,351,107)      (13)  26,702,214        27        (14)               --
Issuance of common stock of
   pooled companies.........               --        --      964,964         1      5,790                --
Issuance of common stock in
   exchange for services....               --        --        5,306        --         60                --
Issuance of common stock in
   conjunction with initial
   public offering, net.....               --        --    7,590,000         8     51,058                --
Conversion of debt, accrued
   interest, and warrants
   to common stock..........               --        --      480,294        --      5,058                --
Payments on notes
   receivable from
   stockholders.............               --        --           --        --         --                --
Interest receivable from
   notes receivable from
   stockholders.............               --        --           --        --         --                --
Interest expense from
   warrants issued in
   connection with bridge
   loans....................               --        --           --        --      1,559                --
Deferred stock-based
   compensation.............               --        --           --        --     93,154           (93,154)
Amortization of deferred
   stock- based compensation               --        --           --        --         --            80,476
Other comprehensive loss....               --        --           --        --         --                --
Net loss....................               --        --           --        --         --                --
                                  -----------  --------  -----------  --------  ---------     -------------
Balances, December 31, 1999.               --        --   60,766,650        61    202,473           (14,962)


                                       NOTES           ACCUMULATED
                                    RECEIVABLE            OTHER                           TOTAL
                                       FROM           COMPREHENSIVE     ACCUMULATED    STOCKHOLDERS'
                                    STOCKHOLDERS'        LOSSES           DEFICIT         EQUITY
                                    -------------   ---------------    ------------    ------------
Balances, December 31, 1998                  (164)            (5)           (13,874)         12,951
Issuance of common stock
   upon exercise of stock
   options and warrants,
   net of repurchases.......               (6,544)            --                 --            (145)
Issuance of Series D
   convertible preferred
   stock....................                   --             --                 --          10,169
Conversion of convertible
   preferred stock to
   common stock.............                   --             --                 --              --
Issuance of common stock of
   pooled companies.........                   --             --                 --           5,791
Issuance of common stock in
   exchange for services....                   --             --                 --              60
Issuance of common stock in
   conjunction with initial
   public offering, net.....                   --             --                 --          51,066
Conversion of debt, accrued
   interest, and warrants
   to common stock..........                   --             --                 --           5,058
Payments on notes
   receivable from
   stockholders.............                  501             --                 --             501
Interest receivable from
   notes receivable from
   stockholders.............                 (173)            --                 --            (173)
Interest expense from
   warrants issued in
   connection with bridge
   loans....................                   --             --                 --           1,559
Deferred stock-based
   compensation.............                   --             --                 --              --
Amortization of deferred
   stock- based compensation                   --             --                 --          80,476
Other comprehensive loss....                   --            (70)                --             (70)
Net loss....................                   --             --           (118,743)       (118,743)
                                    -------------   -------------       ------------    -----------
Balances, December 31, 1999.               (6,380)            (75)         (132,617)         48,500


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY--(CONTINUED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                CONVERTIBLE
                                              PREFERRED STOCK                     COMMON STOCK                ADDITIONAL
                                           -----------------------   ------------------------------------      PAID-IN
                                             SHARES      AMOUNT           SHARES              AMOUNT            CAPITAL
                                           ----------- -----------   ----------------    ----------------   ----------------
Balances, December 31,
   1999................................            --  $       --        60,766,650     $            61     $    202,473
Issuance of common stock
   upon exercise of stock
   options and warrants, net of
   repurchases  (unaudited)............            --          --           456,559                  --            1,890
Issuance of employee stock
   purchase plan(unaudited)............            --          --           252,394                   1            1,889
Issuance of common stock
   related to Silknet Software,
   Inc. acquisition (unaudited)........            --          --        29,186,736                  29        3,778,318
Issuance of common stock
   related to private placement
   (unaudited).........................            --          --         2,500,000                   2          119,573
Payments on notes receivable
   from stockholders
   (unaudited).........................            --          --                --                  --               --
Interest receivable from notes
   receivable from
   stockholders (unaudited)............            --          --                --                  --               --
Deferred stock-based
   compensation (unaudited)............            --          --                --                  --            4,951
Amortization of deferred
   stock based compensation
   (unaudited).........................            --          --                --                  --               --
Other comprehensive loss
   (unaudited).........................            --          --                --                  --               --
Net loss (unaudited)...................            --          --                --                  --               --
                                           ----------- -----------   ----------------    ----------------   ----------------
Balances, June 30, 2000
   (unaudited).........................            --  $       --        93,162,339     $            93     $  4,109,094
                                           =========== ===========   ================    ================   ================


                                                           NOTES            ACCUMULATED
                                        DEFERRED         RECEIVABLE            OTHER                                 TOTAL
                                      STOCK-BASED           FROM           COMPREHENSIVE       ACCUMULATED        STOCKHOLDERS'
                                      COMPENSATION      STOCKHOLDERS          LOSSES             DEFICIT             EQUITY
                                   ------------------  ---------------- ------------------- ------------------  -----------------
Balances, December 31,
   1999..........................  $      (14,962)     $     (6,380)     $            (75)    $   (132,617)      $     48,500
Issuance of common stock
   upon exercise of stock
   options and warrants, net of
   repurchases  (unaudited)......              --                                      --               --              1,890
Issuance of employee stock
   purchase plan(unaudited)......              --                --                    --               --              1,890
Issuance of common stock
   related to Silknet Software,
   Inc. acquisition (unaudited)..              --                --                    --               --          3,778,347
Issuance of common stock
   related to private placement
   (unaudited)...................              --                --                    --               --            119,575
Payments on notes receivable
   from stockholders
   (unaudited)...................              --               554                    --               --                554
Interest receivable from notes
   receivable from
   stockholders (unaudited)......              --              (148)                   --               --               (148)
Deferred stock-based
   compensation (unaudited)......          (4,951)               --                    --               --                 --
Amortization of deferred
   stock based compensation
   (unaudited)...................           6,913                --                    --               --              6,913
Other comprehensive loss
   (unaudited)...................              --                --                  (301)              --               (301)
Net loss (unaudited).............              --                --                    --         (299,389)          (299,389)
                                   ------------------  ---------------- -------------------- -----------------  -----------------
Balances, June 30, 2000
   (unaudited)...................  $      (13,000)     $     (5,974)     $           (376)     $  (432,006)      $  3,657,831
                                   ==================  ================ ===================== ================  =================


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,               JUNE 30,
                                                        ----------------------------------  -----------------------
                                                          1997        1998        1999        1999          2000
                                                        ---------- ----------- -----------  ---------- ------------
Cash flows from operating activities:                                                            (UNAUDITED)
   Net loss..........................................  $   (1,553) $  (12,601) $ (118,743)  $ (14,898)  $ (299,389)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
     Depreciation and amortization...................          45         328       1,531         373        2,968
     Amortization of stock-based compensation and
       other stock-based items.......................         113       1,589      80,536       3,254        6,913
     Amortization of identifiable assets.............          --          --          --          --      247,043
     In process research and development.............          --          --          --          --        6,900
     Interest expense from warrants issued in
       connection with bridge loans..................          --          --       1,559         539           --
     Conversion of accrued interest to common stock..          --          --         258
     Interest on stockholders' notes receivable......          --          --        (173)
     Changes in operating assets and liabilities:
       Accounts receivable...........................         (15)       (690)     (3,807)       (801)     (17,944)
       Prepaid expenses and other assets.............         (50)       (469)     (1,831)       (646)      (7,136)
       Accounts payable and accrued liabilities......         379       1,177       9,274       2,109        6,294
       Deferred revenue..............................          --         562       5,691       1,419       12,164
                                                       ---------- ----------- -----------  ---------- ------------
       Net cash used in operating activities.........      (1,081)    (10,104)    (25,705)     (8,651)     (42,187)
                                                       ---------- ----------- -----------  ---------- ------------

Cash flows from investing activities:
   (Purchases) sales of short-term investments, net..        (210)         50     (35,981)     (2,091)      31,433
   Purchases of property and equipment...............        (371)     (1,446)     (8,418)     (1,344)     (11,742)
   Cash acquired from acquisition....................          --          --          --          --       43,135
                                                       ---------- ----------- -----------  ---------- ------------
     Net cash (used in) provided by investing
       activities....................................        (581)     (1,396)    (44,399)     (3,435)      62,826
                                                       ---------- ----------- -----------  ---------- ------------
Cash flows from financing activities:
   Proceeds from notes payable and convertible notes
     payable.........................................         256       1,834       9,790       4,461           --
   Payments on notes payable.........................          --        (122)     (2,151)        (65)      (3,034)
   Net proceeds from issuance of convertible
     preferred stock.................................       4,603      11,628      10,169
   Net proceeds from issuance of common stock and
     warrants........................................       2,070       6,656       5,645         310        3,780
   Net proceeds from initial public offering.........          --          --      51,066          --           --
   Net proceeds from common stock related to
     private placement...............................          --          --          --          --      119,575
   Payments on stockholders' notes receivable........          --          --         501          --          406
                                                       ---------- ----------- -----------  ---------- ------------
   Net cash provided by financing activities.........       6,929      19,996      75,020       4,706      120,727
                                                       ---------- ----------- -----------  ---------- ------------
Effect of exchange rate changes on cash and cash
   equivalents.......................................          --          (5)        (96)        (37)        (301)
Net change in cash and cash equivalents..............       5,267       8,491       4,820      (7,417)     141,065
Cash and cash equivalents at beginning of period.....         117       5,384      13,875      13,875       18,695
                                                       ---------- ----------- -----------  ---------- ------------
Cash and cash equivalents at end of period...........  $    5,384  $   13,875  $   18,695   $   6,458   $  159,760
                                                       ========== =========== ===========  ========== ============
Supplemental disclosure of cash flow information:
   Cash paid during the year for interest............  $        3  $       36  $      131   $      27   $      130
                                                       ========== =========== ===========  ========== ============
   Noncash investing and financial activities:

     Issuance of Series A convertible preferred
       stock upon conversion of stockholder loan.....  $      170  $       --  $       --   $      --   $       --
                                                       ========== =========== ===========  ========== ============
     Issuance of common stock upon conversion of
       convertible note payable......................  $       --  $      300  $    4,800   $      --   $       --
                                                       ========== =========== ===========  ========== ============
     Issuance of common stock in exchange for notes
       receivable from stockholders..................  $       --  $      155  $    6,544   $   1,041   $       --
                                                       ========== =========== ===========  ========== ============
     Grant of options to purchase common stock with
       an exercise price below fair value............  $      890  $    2,273  $   93,154   $  14,400   $    4,738
                                                       ========== =========== ===========  ========== ============

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                              FINANCIAL STATEMENTS.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A) BASIS OF PRESENTATION

       The unaudited condensed consolidated financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 have been prepared by Kana Communications, Inc. (the Company or Kana) and reflect all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for a fair presentation of the interim financial information. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 2000.

       (B) DESCRIPTION OF BUSINESS

       Kana and subsidiaries develop, market and support customer communications software products and services for e-Businesses. The Company sells its products primarily in the United States and, to a lesser extent, in Europe primarily through its direct sales force.

       (C) PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the financial statements of Kana Communications, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

       (D) USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (E) FOREIGN CURRENCY TRANSLATION

       The functional currency for the Company's international subsidiary is the local currency of the country in which it operates. Assets and liabilities are translated using the exchange rate at the balance sheet date. Revenues, expenses, gains, and losses are translated at the average exchange rates prevailing during the year. Any translation adjustments are included in other comprehensive loss.

       (F) CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

       The Company considers all highly liquid investments with an original maturity or reset date of three months or less to be cash equivalents. The Company has classified its cash equivalents and short-term investments as "available for sale." These items are carried at fair value, based on the quoted market prices, and unrealized gains and losses, are reported as a separate component of accumulated other comprehensive losses in stockholders' equity. All short term investments mature in less than one year. To date, realized gains or losses have not been material.

       (G) PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the related lease term or the life of the improvement.

       The Company evaluates long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED

assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

       (H) CONCENTRATION OF CREDIT RISK

       Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable. The Company maintains cash and cash equivalents with domestic financial institutions. From time to time, the Company's cash balances with its financial institutions may exceed Federal Deposit Insurance Corporation insurance limits.

       The Company's customers are currently concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been immaterial.

       (I) REVENUE RECOGNITION

       The Company recognizes revenue in accordance with Statement of Position
(SOP) 97-2, Software Revenue Recognition. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time as evidence of fair value does exist or until all elements of the arrangement are delivered.

       License revenue is recognized when there is persuasive evidence of an arrangement and delivery to the customer has occurred, provided the arrangement does not require significant customization of the software, the fee is fixed and determinable, and collectibility is considered probable. Maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers. Revenue from maintenance contracts is recognized ratably over the term of the maintenance contract, on a straight line basis. Other service revenue, consisting primarily of consulting and implementation, is generally recognized at the time the service is performed.

       (J) SOFTWARE DEVELOPMENT COSTS

       Software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved. After technological feasibility is established, software development costs are capitalized. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or based on the ratio of current revenue to total projected product revenue, whichever is greater. To date, technological feasibility and general availability of such software have occurred simultaneously and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

       The Company accounts for the costs of computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which was effective for fiscal years beginning after December 15, 1998. This statement requires that certain costs incurred during a software development project be capitalized. These costs generally include external direct costs of materials and services consumed in the project, and internal costs such as payroll and benefits of those employees directly associated with the development of the software. During 1999, the Company did not capitalize any internal costs as such costs qualifying for capitalization have been insignificant. External direct costs of purchased internal use software have been capitalized and included in fixed assets.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED


       (K) INCOME TAXES

       The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not.

       (L) STOCK-BASED COMPENSATION

       The Company accounts for its stock-based compensation arrangements with employees using the intrinsic-value method. Deferred stock-based compensation is recorded on the date of grant when the deemed fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for the shares of common stock. Nonemployee options are accounted for under Statement of Financial Accounting Standards (SFAS) No. 123.

       Deferred stock-based compensation resulting from employee and nonemployee option grants is amortized on an accelerated basis over the vesting period of the individual options, generally four years, in accordance with Financial Accounting Standards Board Interpretation No. 28.

       (M) COMPREHENSIVE LOSS

       Other comprehensive loss recorded by the Company for the years ended December 31, 1998 and 1999 was attributable to foreign currency translation adjustments for the Company's U.K. subsidiary and unrealized gain from investments. Tax effects and reclassification adjustments of comprehensive loss are not material.

       (N) NET LOSS PER SHARE

       Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common shares from options and warrants to purchase common stock and common stock subject to repurchase using the treasury stock method, and from convertible securities using the as-if converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive.

       Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares:


                                                                                              SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                      JUNE 30,
                                             ----------------------------------------  -------------------------------
                                                 1997          1998          1999           1999              2000
                                             ------------  ------------  ------------  -------------      ------------
                                                                                               (UNAUDITED)
Stock options and warrants................     3,576,632       824,630     3,771,116        421,156        14,623,607
Common stock subject to repurchase........     5,189,824     8,926,146     9,101,206      8,418,674         5,644,931
Convertible preferred stock (as if
   converted basis).......................    17,835,710    25,025,282            --     25,025,282                --
                                             ------------  ------------  ------------  -------------      ------------
                                              26,602,166    34,776,058    12,872,322     33,865,112        20,268,538
                                             ============  ============  ============  =============      ============



       (O) SEGMENT REPORTING

       The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief executive officer, the chief operating decision maker, evaluates performance,

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED


makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

       The Company's revenues derived from sources outside of the United States, primarily in the United Kingdom, for the year ended December 31, 1999 were approximately $1,385,000. Prior to 1999, the Company's revenues have been earned primarily from customers in the United States. In addition, all significant operations and assets are based in the United States. No customer accounted for more than 10% of revenues for the years ended December 31, 1999, 1998 and 1997. For the six months ended June 30 1999 and 2000, revenues from sources outside of the United States represented $344,000 and $4.0 million, respectively.

       (P) RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1998, the FASB issued Statement of Financial Accounting Standard
(SFAS) No. 133, Accounting for Derivative and Hedging Activities. This standard requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. The type and use of the derivative, and whether it qualifies for hedge accounting, will determine the treatment of gains or losses resulting from changes in the derivative. The Company believes the adoption of SFAS No. 133 will not have a material effect on its results of operations, financial position, or cash flows. The statement will be effective for the Company beginning January 1, 2001.

       In December 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions. SOP 98-9 amends SOP 97-2 to require the entity to recognize revenue for multiple element arrangements by means of the "residual method" when: (1) there is vendor-specific evidence of the fair values of all of the undelivered elements;
(2) vendor-specific evidence of fair value does not exist for one or more of the delivered elements; and (3) the revenue recognition criteria of SOP 97-2 are satisfied. SOP 98-9 became effective January 1, 2000. The Company adopted SOP 98-9 on January 1, 2000 without any material effect on its results of operations, financial position or cash flows.

       In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance for revenue recognition under certain circumstances. SAB 101 is effective in the quarter beginning October 1, 2000. The Company does not believe SAB 101 will have a material impact on its results of operations, financial position or cash flows.

       In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25." This interpretation has provisions that are effective on staggered dates, some of which began after December 15, 1998 and others that become effective after June 30, 2000. The adoption of this interpretation has not and will not have a material impact on the financial statements.

2. BUSINESS COMBINATIONS

       On August 13, 1999, the Company issued 6,982,542 shares of its common stock to the shareholders of Connectify in exchange for all of the outstanding capital stock of Connectify. Prior to the consummation of the merger, 5,095,819 shares of the outstanding Kana preferred stock were converted to 10,191,638 shares of Kana common stock. As a result of the conversion, the Company created a controlling class of common stock.

       On December 3, 1999, in connection with the acquisition of Business Evolution, Inc. ("BEI"), 1,935,206 shares of Kana common stock were issued or reserved for issuance for all outstanding shares, warrants and options of BEI. Pursuant to the terms of the merger, BEI's convertible preferred stock with a book value of $4,976,000 converted into 474,332 shares of Kana common stock. On the same date, in connection with the acquisition of netDialog, Inc. ("netDialog"), 1,244,062 shares of Kana common stock were issued or reserved for issuance for all outstanding shares, warrants, convertible notes and options of netDialog. Pursuant to the terms of the merger,

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED

netDialog's redeemable preferred stock with a book value of $4,995,000 and convertible debt with a book value of $4,800,000 converted into 773,942 shares of Kana's common stock at the closing of the merger.

       The mergers have been accounted for as poolings of interests, and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position, and cash flows of the acquired companies. No significant adjustments were required to conform the accounting policies of the Company and the acquired companies.

       In connection with the merger with Connectify, Kana recorded a charge for merger integration costs of $1.2 million consisting primarily of transaction fees for attorneys and accountants of approximately $390,000 and employee severance benefits and facility related costs of $780,000. As of December 31, 1999, Kana had $30,000 remaining in accrued acquisition related costs, which Kana paid in the first quarter of fiscal 2000.

       In connection with the mergers with BEI and netDialog, the Company recorded a nonrecurring charge for merger integration costs of $4.5 million, consisting primarily of transaction fees for attorneys and accountants of approximately $1.5 million, merger-related advertising and announcements of $1.7 million incurred by December 31, 1999, charges for the elimination of duplicate facilities of approximately $840,000 and severance costs and certain other related costs of approximately $433,000. As of December 31, 1999, Kana had $3,118,000 remaining in accrued acquisition related costs, which Kana expects to pay during fiscal 2000. As of June 30, 2000, there was a remaining balance of $383,000 in accrued acquisition related costs.

       Certain results of operations data for the separate companies and the combined amounts presented in the consolidated financial statements were as follows (in thousands):


                                                                              YEARS ENDED
                                                                              DECEMBER 31,         NINE MONTHS
                                                                            ----------------   ENDED SEPTEMBER 30,
                                                                             1997     1998            1999
                                                                            ------  --------  --------------------
                                                                                                  (UNAUDITED)
Revenues:
   Kana..................................................................   $  --    $2,049   $             7,174
   Connectify(1).........................................................      --        --                    --
   BEI...................................................................     617       298                   361
   netDialog.............................................................      --        --                    72
                                                                            ------  --------  --------------------
                                                                            $ 617    $2,347   $             7,607
                                                                            ======  ========  ====================



                                                                           YEARS ENDED
                                                                           DECEMBER 31,           NINE MONTHS
                                                                       ---------------------  ENDED SEPTEMBER 30,
                                                                          1997        1998           1999
                                                                       ----------  ---------  -------------------
                                                                                                 (UNAUDITED)
Net Loss:
   Kana.............................................................   $  (1,384)  $ (6,337)  $          (16,828)
   Connectify(1)....................................................          --     (1,041)              (2,627)
   BEI..............................................................          93     (1,360)              (2,404)
   netDialog........................................................        (262)    (3,863)              (6,288)
                                                                       ----------  ---------  -------------------
                                                                       $  (1,553)  $(12,601)  $          (28,147)
                                                                       ==========  =========  ===================

--------------

  (1) Connectify figures included in the nine months ended 1999 are stated for the six months ended June 30, 1999.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED

3. FINANCIAL STATEMENTS DETAIL

       Cash equivalents consist of the following as of December 31, 1999 (in thousands):


                                                                               UNREALIZED    UNREALIZED    FAIR
                                                                     COST        LOSS          GAIN       VALUE
                                                                   ---------  -----------  -----------  ---------
Money market funds..............................................   $  3,553   $       --   $       --   $  3,553
Municipal securities............................................      4,014           --           --      4,014
Commercial paper................................................      7,949           --           --      7,949
Certificates of deposit.........................................        283           --           --        283
                                                                   ---------  -----------  -----------  ---------
                                                                   $ 15,799   $       --   $       --   $ 15,799
                                                                   =========  ===========  ===========  =========


       Short-term investments consist of the following as of December 31, 1999 (in thousands):



                                                                               UNREALIZED   UNREALIZED    FAIR
                                                                      COST        LOSS        GAIN        VALUE
                                                                   ---------- -----------  -----------  ---------
Municipal securities............................................   $  18,450  $       --   $       --   $ 18,450
Commercial paper................................................       9,284          --           23      9,307
Corporate bonds.................................................       5,115          --            3      5,118
Certificates of deposit.........................................       1,647          --           --      1,647
                                                                   ---------- -----------  -----------  ---------
                                                                   $  34,496  $       --   $       26   $ 34,522
                                                                   ========== ===========  ===========  =========



       As of December 31, 1998, short-term investments consisted of certificates of deposit.

       Property and equipment, net consisted of the following (in thousands):




                                                                                                 DECEMBER 31,
                                                                                              -------------------
                                                                                                1998      1999
                                                                                              ---------  --------
Computer equipment.........................................................................   $  1,352   $ 6,688
Furniture and fixtures.....................................................................        259     1,972
Leasehold improvements.....................................................................        241     1,531
                                                                                              ---------  --------
                                                                                                 1,852    10,191
Less accumulated depreciation and amortization.............................................        379     1,831
                                                                                              ---------  --------
                                                                                              $  1,473   $ 8,360
                                                                                              =========  ========



         Other income (expense), net consisted of the following (in thousands):


                                                                                              YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                        -------------------------
                                                                                         1997     1998     1999
                                                                                        ------   ------  --------
Interest income......................................................................   $  59    $ 324   $ 1,419
Interest expense.....................................................................      (2)     (53)     (520)
Interest expense from warrants issued in connection with bridge loans................      --      (35)   (1,559)
   Other.............................................................................      --       (9)      (84)
                                                                                        ------   ------  --------
                                                                                        $  57    $ 227   $  (744)
                                                                                        ======   ======  ========

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED


4. NOTES PAYABLE

       The Company maintained a line of credit providing for borrowings of up to $2,000,000 and $3,000,000 as of December 31, 1998 and 1999, respectively, to be used for qualified equipment purchases or working capital needs. Borrowings under the line of credit are collateralized by all of the Company's assets and bear interest at the bank's prime rate (7.75% and 8.50% as of December 31, 1998 and 1999, respectively). Total borrowings as of December 31, 1998 and 1999 were $720,000 and $1,187,000, respectively. The line of credit expired on June 2, 2000.

       As of December 31, 1998, the Company had two commercial loans totalling $1,077,000. These were paid as of December 31, 1999.

       On May 18, 1999, the Company entered into two term loan obligations totaling $685,000. The loans bear interest at a fixed rate of approximately 14.5% and mature in June 2002. The aggregate principal payments due under these obligations are as follows (in thousands):


       YEAR ENDING DECEMBER 31,
       2000.........................................................................   $    237
       2001.........................................................................        263
       2002.........................................................................        149
                                                                                       ---------
                                                                                       $    649
                                                                                       =========



       On October 22, 1999, the Company issued subordinated promissory notes in the aggregate principal amount of $2,800,000 to entities affiliated with Bay Partners, BankAmerica Ventures and 5S Ventures LLC. Such notes bear interest at an annual rate of 10%. This debt was paid in January 2000.

5. STOCKHOLDERS' EQUITY

       (A) REINCORPORATION

       In September 1999, Kana reincorporated into the State of Delaware, effected a two for three reverse stock split of Kana's common stock and preferred stock and increased Kana's authorized common stock to 100,000,000 shares. Kana's common stock has a par value equal to $0.001 per share. The accompanying financial statements have been retroactively restated to reflect the effect of this reincorporation and reverse stock split.

       (B) INITIAL PUBLIC OFFERING

       On September 21, 1999, Kana consummated its initial public offering in which it sold 7,590,000 shares of common stock, including 990,000 shares in connection with the exercise of the underwriters' over-allotment option, at $7.50 per share. Kana received approximately $51.0 million in cash, net of underwriting discounts, commissions and other offering costs. The net proceeds were predominately held in short-term municipal securities and commercial paper at December 31, 1999.

       (C) CONVERTIBLE PREFERRED STOCK

       Since inception Kana issued 13,351,107 shares of convertible preferred stock. During 1999, at the time of the Connectify merger, 11,581,379 shares were converted to common stock and, 1,769,728 shares were converted to common stock at the initial public offering at a ratio of 1 share of preferred stock for 2 shares of common stock.

       (D) COMMON STOCK

       The Company has issued to founders 10,994,398 shares of common stock, which are subject to repurchase on termination of employment. Such repurchase rights lapse in a series of equal monthly installments over a four year period ending in June 2000 and May 2002. As of December 31, 1999, 2,401,412 shares were subject to repurchase.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED

During 1997, the Company repurchased a net of 833,332 shares from one founder at the original exercise price of $0.00005 per share.

       Certain option holders have exercised options to purchase shares of restricted common stock in exchange for five-year full recourse promissory notes. The notes bear interest at 5.7% and expire on various dates through 2004. The Company has the right to repurchase all unvested shares purchased by the notes at the original exercise price in the event of employee termination. The number of shares subject to this repurchase right decreases as the shares vest under the original option terms, generally over four years. As of December 31, 1999, there were 6,699,794 shares subject to repurchase. These options were exercised at prices ranging from $0.02 to $4.50 with a weighted-average exercise price of $3.29 per share.

       (E) STOCK COMPENSATION PLANS

       The Company's 1997 Stock Option/Stock Issuance Plan (the 1997 Plan) provides for stock options to be granted to employees, independent contractors, officers, and directors. Options are generally granted at an exercise price equivalent to the estimated fair market value per share at the date of grant, as determined by the Company's Board of Directors. All options are granted at the discretion of the Company's Board of Directors and have a term not greater than 10 years from the date of grant. Options are immediately exercisable and generally vest over four years, 25% one year after the grant date and the remainder at a rate of 1/36 per month thereafter. Connectify's 1998 Stock Plan, netDialog's 1997 Stock Plan and BEI's 1999 Stock Plan have similar terms as those of the 1997 Plan. Outstanding options under all these plans were assumed in the merger.

       On July 7, 1999, the Company's Board of Directors approved the 1999 Stock Incentive Plan (the 1999 Plan), which will serve as the successor plan to the 1997 Plan. The Board of Directors also approved a 1999 Employee Stock Purchase Plan (the 1999 ESPP). These plans became effective immediately prior to the IPO. The common stock reserved for future issuances under these plans was 18% of the shares of common stock outstanding immediately after the IPO. Additionally, the share reserve in each plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000, in an amount equal to the lesser of (i) the number of shares initially reserved for such increase in each respective plan, (ii) 4.25% and 0.75% of the then outstanding shares for the 1999 Plan and the 1999 ESPP, respectively, or (iii) an amount determined by the Board of Directors.

       The 1999 ESPP allows eligible employees to purchase common stock through payroll deductions of up to 15% of an employee's compensation. The 1999 ESPP currently has a two-year offering period that ends in October 2001. The purchase price of the common stock will be equal to 85% of the fair market value per share on the participant's entry date into the offering period, or, if lower, 85% of fair market value per share on each semi-annual purchase date. The 1999 ESPP qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. No shares have been issued from the 1999 ESPP as of December 31, 1999.

       In December 1999, the board of directors approved the 1999 Special Stock Option Plan and 1,000,000 shares of common stock were reserved for issuance under this plan. The Special Stock Option Plan has similar terms as those of the 1997 plan, except that options may be granted with an exercise price less than, equal to, or greater than the fair market value of the option shares on the grant date.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED

       A summary of stock option activity follows:


                                                                  SHARES                           WEIGHTED
                                                                 AVAILABLE        NUMBER OF         AVERAGE
                                                                 FOR GRANT          SHARES       EXERCISE PRICE
                                                               --------------   ---------------  ---------------
Balances, December 31, 1996.................................              --                --   $           --
     Additional shares authorized...........................       7,434,222                --               --
     Options granted........................................      (3,503,810)        3,503,810             0.03
     Options exercised......................................              --          (106,666)            0.01
     Options canceled.......................................              --                --               --
                                                               --------------   ---------------
Balances, December 31, 1997.................................       3,930,412         3,397,144             0.03
     Additional shares authorized...........................       3,825,842                --               --
     Options granted........................................      (3,004,420)        3,004,420             0.13
     Options exercised......................................              --        (5,394,478)            0.04
     Options canceled.......................................         230,770          (230,770)            0.12
                                                               --------------   ---------------
Balances, December 31, 1998.................................       4,982,604           776,316             0.19
     Additional shares authorized...........................      11,976,310                --               --
     Options granted........................................      (9,394,740)        9,394,740             6.24
     Options exercised......................................              --        (6,096,242)            1.01
     Options canceled.......................................         303,698          (303,698)           14.88
                                                               --------------   ---------------
Balances, December 31, 1999.................................       7,867,872         3,771,116   $        12.71
                                                               ==============   ===============


       The following table summarizes information about fixed stock options outstanding at December 31, 1999:


                                                    OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                          -----------------------------------------   -----------------------
                                                            WEIGHTED
                                                            AVERAGE       WEIGHTED                  WEIGHTED
                                                           REMAINING      AVERAGE                    AVERAGE
                                             NUMBER OF    CONTRACTUAL     EXERCISE     NUMBER OF    EXERCISE
                                              SHARES          LIFE         PRICE        SHARES       PRICE
                                          -------------   -----------   -----------   ----------   ----------
$0.02                                            33,332           7.3    $     0.02       33,332    $    0.02
$0.03--$0.18                                    104,796           9.2    $     0.17      104,796    $    0.17
$0.26--$0.34                                     10,666           9.3    $     0.34       10,666    $    0.34
$1.81--$2.25                                    590,048           9.6    $     2.16      486,058    $    2.23
$3.38--$4.50                                    491,598           9.6    $     4.45      491,598    $    4.45
$7.50                                         1,346,730           9.7    $     7.50       60,000    $    7.50
$15.00                                          738,264          10.0    $    15.00           --           --
$31.63--$40.57                                  304,400           9.8    $    39.62           --           --
$73.50--$85.24                                  151,282           9.9    $    73.64           --           --
                                          -------------                               ----------
$0.02--$85.24                                 3,771,116           9.1    $    12.71    1,186,450    $    3.15
                                          =============                               ==========



       The Company uses the intrinsic-value method in accounting for its stock-based compensation plans. Accordingly, compensation cost has been recognized in the financial statements for those options issued with exercise prices at less than fair value at date of grant. With respect to the stock options granted from inception through December 31, 1999, the Company recorded deferred stock-based compensation of $97.0 million for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. Subsequent to the consummation of the BEI and netDialog acquisitions, the Company granted 698,264 under the 1999 Special Stock Option Plan options to certain employees hired from the acquired companies for an exercise price below the fair market value of the common stock. These options were immediately vested on the date of grant and 50% of the options can be exercised 15 months after the grant date and the remaining 50% of the options can be exercised 30 months after the grant date, provided the individual remains an employee of the Company. If the employee is terminated prior to these dates, the options can be exercised after 9.5 years. The

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED

difference between the fair market value of the underlying common stock and the exercise price of the options was recorded as compensation expense in the fourth quarter of 1999 in the amount of approximately $60,372,000.

       Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on net loss and net loss per share data as if the Company had elected to use the fair value approach to account for its employee stock-based compensation plans. Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss and basic and diluted net loss per share would not have been materially impacted for the years ended December 31, 1997 and 1998. Had compensation cost for the Company's plans been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's net loss and net loss per share for the year ended December 31, 1999 would have been as indicated below (in thousands):




                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                           1999
                                                                                       -------------
Net loss:
   As reported......................................................................   $   (118,743)
   Pro forma........................................................................   $   (124,603)
Basic and diluted net loss per share:
   As reported......................................................................   $      (4.61)
   Pro forma........................................................................   $      (4.83)



       The fair value of the Company's stock-based awards was estimated assuming no expected dividends and the following weighted average assumptions:



                                                               OPTIONS                          ESPP
                                                     -----------------------------  -----------------------------
                                                     INTEREST                        INTEREST
                                                       RATE     TERM     VOLATILITY    RATE      TERM    VOLATILITY
                                                     --------  -------   ----------  --------  --------  ----------
1997..............................................      6.22%     3yrs        --        --        --         --
1998..............................................      5.15%     3           --        --        --         --
1999-Pre IPO......................................      5.30%     3           --        --        --         --
1999-Post IPO.....................................      5.45%     3          100%     5.14%     6 mths      100%



       The weighted average fair value of the employee stock purchase rights granted under the 1999 ESPP during 1999 was $6.55. The weighted average fair value and exercise price of the options granted in 1997, 1998, and 1999 are as follows:




                                                            WEIGHTED AVERAGE EXERCISE      WEIGHTED AVERAGE FAIR
                                                                     PRICE                        VALUE
                                                           ---------------------------  ----------------------------
                                                            1997      1998     1999     1997     1998     1999
                                                           --------  -------  --------  ------  -------  --------
Exercise price equals fair value on grant date..........   $    --   $   --   $ 24.67   $   --   $   --   $ 15.94
Exercise price exceeds fair value on grant date.........      0.03     0.13      2.71     0.03     0.13     12.83
Total options...........................................   $  0.03   $ 0.13   $  6.24   $ 0.03   $ 0.13   $ 13.39
                                                           ========  =======  ========  ======  =======  ========



       (F) WARRANTS

       In connection with the Series A preferred stock issuance, the Company issued a warrant to two investors to purchase 89,744 shares of Series A preferred stock with an exercise price of $0.20 per share. The warrants were exercisable any time prior to April 7, 1998. The fair value of the warrants computed using the Black-Scholes option pricing model on the date of grant was not material. In lieu of paying cash upon exercise of the warrants in 1998, the warrant holders surrendered 43,209 shares of Series A preferred stock back to the Company.

       In connection with the issuance of convertible notes payable of $300,000, Connectify issued warrants to purchase 48,314 shares of common stock for $1.25 per share in August 1998. Such warrants were exercised at the

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED

time of the initial public offering. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $35,000 at the date of grant. Accordingly, following the conversion of the convertible notes payable in 1998, the Company recorded $35,000 of interest expense associated with the warrants.

       In connection with its convertible debt offerings, netDialog issued warrants to purchase preferred stock. The warrants were initially exercisable into an amount of preferred stock equal to 10% of the value of the convertible debt outstanding. As long as the convertible debt remained outstanding, the amount of preferred stock into which the warrants could be exercised increased in tranches of 3.33% of the value of the debt every two or three months following the initial grant date up to a maximum of an additional 10% of the debt value.

       The fair value of each tranche of warrants was measured at each date the exercise terms of the warrants changed. The fair value of the warrants was treated as a discount on the convertible debt and recorded as interest expense. In connection with the acquisition of netDialog, all warrants issued under the arrangement were converted into approximately 74,000 shares of Kana common stock at an exercise price of $12.13 per share, of which, approximately 10,000 shares of Kana common stock were surrendered back to the Company in lieu of paying cash. The full value of the warrants of approximately $1.6 million was expensed during the year ended December 31, 1999.

6. COMMITMENTS AND CONTINGENCIES

       (A) LEASE OBLIGATIONS

       On June 18, 1999, the Company entered into a lease agreement for a new facility. Payments under this lease began in November 1999. The Company leases its facilities under noncancelable operating leases with various expiration dates through October 2006. In connection with its existing leases, the Company entered into three letters for credit totalling $1,645,000, expiring in 2000 and 2001. The letters of credit are secured by certificates of deposit.

       Future minimum lease payments under noncancelable operating leases as of December 31, 1999, were as follows (in thousands):



                                                                                           OPERATING
YEAR ENDING DECEMBER 31,                                                                    LEASES
------------------------                                                                  ----------
2000...................................................................................   $   2,587
2001...................................................................................       2,487
2002...................................................................................       2,554
2003...................................................................................       2,196
2004...................................................................................       2,189
Thereafter.............................................................................       4,599
                                                                                          ----------
                                                                                          $  16,612
                                                                                          ==========



       Rent expense, net of sublease payments, was approximately $85,000, $604,000 and $1,620,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Sublease payments were approximately -0-, $140,000 and $212,000 in the years ended December 31, 1997, 1998 and 1999, respectively. The Company's sublease and the underlying lease arrangements expired in December 1999.

       (B) LITIGATION

       On October 8, 1999, Genesys Telecommunications Laboratories, Inc. (Genesys) filed a complaint against Kana in the United States District Court for the District of Delaware. Genesys alleges that Kana's Customer Messaging System
3.0 infringes upon one or more claims of a Genesys patent. Genesys is seeking relief in the forms of an injunction, damages, punitive damages, attorneys' fees, costs and pre- and post-judgment interest. The litigation is currently in its early stages and Kana has not received material information or documentation. Kana

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED


intends to fight this claim vigorously and does not expect it to materially impact its results from operations. Kana is not currently a party to any other material legal proceedings.

7. INCOME TAXES

       The 1997, 1998 and 1999 income tax benefit differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following (in thousands):




                                                                                   YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                 1997       1998         1999
                                                                               ---------  ----------  -----------
Federal tax benefit at statutory rate.......................................   $   (528)  $  (4,284)  $  (40,372)
Stock compensation expense..................................................         --         432       27,222
Merger costs................................................................         --          --          726
Current year foreign losses, no tax benefit recognized......................         --          --          486
Current year net operating losses and temporary differences, no tax benefit
   recognized...............................................................        478       3,172       11,896
S corporation income, no tax effect.........................................         12         123           --
Other permanent differences.................................................         38         557           42
                                                                               ---------  ----------  -----------
     Total tax expense......................................................   $     --   $      --   $       --
                                                                               =========  ==========  ===========



       The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands):



                                                                                                 YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                             --------------------
                                                                                               1998       1999
                                                                                             ---------  ---------
Deferred tax assets:
   Accruals and reserves..................................................................   $  1,065   $  2,489
   Plant and equipment....................................................................          2         --
   Net operating loss and credit carryforwards............................................      4,409     18,020
                                                                                             ---------  ---------
Gross deferred tax assets.................................................................      5,476     20,509
Valuation allowance.......................................................................     (5,459)   (20,469)
                                                                                             ---------  ---------
     Total deferred tax assets............................................................         17         40
Deferred tax liabilities:
   Plant and equipment....................................................................        (17)       (40)
                                                                                             ---------  ---------
     Total deferred tax liabilities.......................................................        (17)       (40)
                                                                                             ---------  ---------
     Net deferred tax assets (liabilities)................................................   $     --   $     --
                                                                                             =========  =========



       The net change in the valuation allowance for the year ended December 31, 1999 was an increase of approximately $15,010,000. Management believes that sufficient uncertainty exists as to whether the deferred tax assets will be realized, and accordingly, a valuation allowance is required.

       As of December 31, 1999, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $43,969,000 and $34,621,000, respectively. The federal net operating loss carryforwards, if not offset against future taxable income, will expire from 2011 through 2019. The state net operating loss carryforwards, if not offset against future taxable income, expire from 2003 through 2004.

       As of December 31, 1999, unused research and development tax credits of approximately $623,000 and $425,000 were available to reduce future federal and state income taxes, respectively. Federal credit carryforwards expire from 2011 through 2019. The Company also has an unused California manufacturers' investment credit of approximately $15,000. The California manufacturers' investment credit, if not utilized, will expire in 2008.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1999--(CONTINUED)
          (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 1999 AND 2000 IS UNAUDITED


       The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" as defined. Some of the U.S. federal and California net operating loss carryforwards are subject to limitation as a result of these restrictions. The ownership change restrictions are not expected to impair the Company's ability to utilize the affected carryforward items. If there should be a subsequent ownership change, as defined, of the Company, its ability to utilize its carryforwards could be reduced.

8. SUBSEQUENT EVENTS

       On January 10, 2000, the Company announced that its Board of Directors has approved a two-for-one stock split of its common stock. The split will be effected in the form of a stock dividend. Stockholders will receive one additional share for each share held of record at the end of business on January 28, 2000. Shares resulting from the split were distributed by the transfer agent in February 2000. The accompanying financial statements have been retroactively restated to reflect the effect of this stock split.

       On February 11, 2000, the Company entered into an agreement to lease approximately 62,500 square feet under a lease that expires in December 2010. The annual base rent for this facility for the first year is approximately $2.4 million. The total lease obligation pursuant to this lease is $28.3 million.

9.  ACQUISITION OF SILKNET (UNAUDITED)

       On April 19, 2000, the Company finalized the acquisition of Silknet Software, Inc. (Silknet). In connection with the merger, each share of Silknet common stock outstanding immediately prior to the consummation of the merger was converted into the right to receive 1.66 shares of Kana common stock (the "Exchange Ratio") and Kana assumed Silknet's outstanding stock options and warrants based on the Exchange Ratio, issuing approximately 29.2 million shares of Kana common stock and assuming options and warrants to acquire approximately
4.0 million shares of Kana common stock. The transaction is accounted for using the purchase method of accounting.

       The Company has accounted for the merger as a purchase. As a result, Kana recorded on its balance sheet the fair market value of Silknet's assets and liabilities, acquisition-related costs of $32.9 million, and identifiable intangibles and goodwill of approximately $3.8 billion. At June 30, 2000, intangible assets and goodwill represent approximately 94% of Kana's total assets. Kana will amortize the intangible assets and goodwill acquired in connection with the merger over a three-year period, resulting in an approximate $1.3 billion charge per year that will negatively affect Kana's results of operations during this period.

       The estimated purchase price was approximately $3.8 billion, measured as the average fair market value of Kana's outstanding common stock from January 31, to February 14, 2000, five trading days before and after the merger agreement was announced plus the Black-Scholes calculated value of the options and warrants of Silknet assumed by Kana in the merger, and other costs directly related to the merger as follows (in thousands):



Fair market value of Kana's common stock.......................................   $ 3,373,425
Fair market value of Silknet options and warrants assumed......................       404,922
Acquisition-related costs......................................................        32,900
                                                                                  ------------
Total..........................................................................   $ 3,811,247
                                                                                  ============

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Silknet Software, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, convertible preferred stock and stockholders' equity (deficit) and cash flows present fairly, in all material respects, the consolidated financial position of Silknet Software, Inc. ("Silknet") at June 30, 1998 and 1999 and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Silknet's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 19, 1999 except as to the
pooling of interests with InSite
Marketing Technology, Inc.
discussed in Note C which is as of
December 27, 1999

                             SILKNET SOFTWARE, INC.
                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                      JUNE 30,          MARCH 31,
                                                                --------------------  ------------
                                                                  1998       1999        2000
                                                                ---------  ---------  ------------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents.................................   $ 10,651   $ 57,565   $    45,935
   Accounts receivable, net of allowance for doubtful
     accounts of $0, $275, and $700 at June 30, 1998 and
     1999 and March 31, 2000, respectively                         1,557      3,985         9,142
   Prepaid expenses and other current assets.................        265        689           993
                                                                ---------  ---------  ------------
     Total current assets....................................     12,473     62,239        56,070
   Property and equipment, net...............................      1,236      2,530         4,649
   Other assets..............................................         54        252         1,690
                                                                ---------  ---------  ------------
       Total assets..........................................   $ 13,763   $ 65,021   $    62,409
                                                                =========  =========  ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Note payable to bank, current portion.....................        249        133           122
   Accounts payable..........................................        208      1,193           824
   Accrued expenses..........................................        967      4,849        10,220
   Deferred revenue..........................................      1,013      2,187         3,775
                                                                ---------  ---------  ------------
     Total current liabilities...............................      2,437      8,362        14,941
   Note payable to bank......................................        222         89            --
   Notes payable to investors................................        137        137            --
Convertible preferred stock, $.01 par value; 15,000,000 shares authorized:

   Series A;
     Designated: 2,364,584 shares
     Issued and outstanding: 2,364,584 shares at June 30,
       1998 and no shares at June 30, 1999 and March 31, 2000      2,659         --            --
   Series B;
     Designated: 2,500,000 shares
     Issued and outstanding: 2,500,000 shares at June 30,
       1998 and no shares at June 30, 1999 and March 31, 2000      5,519         --            --
   Series C;
     Designated: 3,089,157 shares
     Issued and outstanding: 3,089,157 shares at June 30,
       1998 and no shares at June 30, 1999 and March 31, 2000     10,929         --            --
   Series D;
     Designated: 1,205,913 shares
     Issued and outstanding: no shares at June 30, 1998,
       June 30, 1999 and March 31, 2000......................         --         --            --
                                                                ---------  ---------  ------------
         Total convertible preferred stock...................     19,107         --            --
                                                                ---------  ---------  ------------

Commitments and contingencies (Note L)

Stockholders' equity (deficit):
   Common stock, $.01 par value;
     Authorized: 50,000,000 shares
     Issued and outstanding: 3,124,753, 16,044,094 and
       17,230,115 at June 30, 1998 and 1999 and March 31,
       2000, respectively....................................         31        160           172
Additional paid-in capital...................................      2,929     78,080        80,418
Accumulated dividends on preferred stock.....................     (1,093)        --            --
Deferred compensation........................................       (125)    (1,108)         (517)
Other comprehensive income (loss)............................         --          3            (7)
Accumulated deficit..........................................     (9,882)   (20,702)      (32,598)
                                                                ---------  ---------  ------------
       Total stockholders' equity (deficit)..................     (8,140)    56,433        47,468
                                                                ---------  ---------  ------------
       Total liabilities and stockholders' equity (deficit)..   $ 13,763   $ 65,021   $    62,409
                                                                =========  =========  ============



         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                              FINANCIAL STATEMENTS.

                             SILKNET SOFTWARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                                          NINE-MONTHS ENDED
                                               FOR THE YEARS ENDED JUNE 30,                   MARCH 31,
                                        -------------------------------------------   --------------------------
                                             1997            1998           1999          1999          2000
                                        -------------   -------------   -----------   -----------  -------------
                                                                                             (UNAUDITED)
Revenue:
   License............................  $          75   $       2,977   $    10,050   $     6,473  $      15,870
   Services...........................            119             750         3,980         2,734          8,269
                                        -------------   -------------   -----------   -----------  -------------
       Total revenue..................            194           3,727        14,030         9,207         24,139
Cost of revenue:
   License............................             29              32           317           265            646
   Services...........................            312           1,354         3,424         2,268          7,151
                                        -------------   -------------   -----------   -----------  -------------
       Total cost of revenue..........            341           1,386         3,741         2,533          7,797
                                        -------------   -------------   -----------   -----------  -------------
Gross margin..........................           (147)          2,341        10,289         6,674         16,342
Operating expenses:
   Sales and marketing................            888           4,802        10,921         7,115         13,359
   Research and development...........          1,018           2,857         7,186         4,476         10,406
   General and administrative.........            747           1,299         3,683         2,388          6,483
                                        -------------   -------------   -----------   -----------  -------------
Total operating expenses..............          2,653           8,958        21,790        13,979         30,248
                                        -------------   -------------   -----------   -----------  -------------
Operating loss........................         (2,800)         (6,617)      (11,501)       (7,305)       (13,906)
Interest income (expense), net........            (59)            121           681           263          2,010
                                        -------------   -------------   -----------   -----------  -------------
Net loss..............................         (2,859)         (6,496)      (10,820)       (7,042)       (11,896)
Accrued dividends for preferred
   stockholders.......................            190             903         1,787         1,519             --
                                        -------------   -------------   -----------   -----------  -------------
Net loss attributable to common
   stockholders.......................  $      (3,049)  $      (7,399)  $   (12,607)  $    (8,561) $     (11,896)
                                        =============   =============   ===========   ===========  =============
Basic and diluted net loss per share..  $       (1.13)  $       (2.57)  $     (2.44)  $     (2.67) $       (0.72)
                                        =============   =============   ===========   ===========  =============
Shares used in computing basic and
   diluted net loss per share.........      2,697,068       2,875,256     5,176,208     3,204,744     16,620,804
                                        =============   =============   ===========   ===========  =============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                             SILKNET SOFTWARE, INC.
                     CONSOLIDATED STATEMENTS OF CONVERTIBLE
               PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)


                                                                 CONVERTIBLE                 COMMON
                                                               PREFERRED STOCK                STOCK              ADDITIONAL
                                                            -----------------------   ----------------------      PAID-IN
                                                              SHARES       VALUE       SHARES       VALUE         CAPITAL
                                                            -----------  ----------   ----------  ----------   --------------
Balance at June 30, 1996................................                                  2,555   $      26    $         818
   Issuance of common stock.............................                                    305           3               95
   Issuance of Series A Convertible Participating
      Preferred Stock, net of offering costs............         2,365   $   2,252
   Issuance of Series B Convertible Participating
      Preferred Stock net of offering costs.............         2,500       4,990
   Issuance of common stock purchase warrants...........                                                                  47
   Stock options cancelled..............................                                                                 (49)
   Amortization of deferred compensation................
   Accrued dividends for preferred stockholders.........                       190
   Net loss.............................................
                                                            -----------  ----------   ----------  ----------   --------------
Balance at June 30, 1997................................         4,865       7,432        2,860          29              911
   Issuance of common stock.............................                                    265           2            2,018
   Issuance of Series C Convertible Participating
      Preferred Stock, net of offering costs............         3,089      10,772
   Amortization of deferred compensation................
   Accrued dividends for preferred stockholders.........                       903
   Net loss.............................................
                                                            -----------  ----------   ----------  ----------   --------------
Balance at June 30, 1998................................         7,954      19,107        3,125          31            2,929
   Issuance of common stock under stock option plans....                                    309           3              359
   Issuance of Series D Convertible Preferred Stock,
      net of offering costs.............................         1,206       8,788
   Accrued dividends for preferred stockholders.........                     1,787
   Conversion of Convertible Participating Preferred
      Stock and Convertible Preferred Stock.............        (9,160)    (29,682)       9,160          92           26,711
   Issuance of common stock in initial public offering,
      net of offering costs.............................                                  3,450          34           46,906
   Deferred compensation related to grant of stock
      options...........................................                                                               1,188
   Stock options cancelled..............................                                                                 (13)
   Amortization of deferred compensation................
   Net loss.............................................
   Other comprehensive income...........................
                                                            -----------  ----------   ----------  ----------   --------------
Balance at June 30, 1999................................            --          --       16,044         160           78,080
   Issuance of common stock net of offering costs.......                                  1,186          12            2,312
   Deferred compensation related to grant of stock
       options..........................................                                                                  37
   Stock options cancelled..............................                                                                 (11)
   Amortization of deferred compensation................
   Net loss.............................................
   Other comprehensive loss.............................
                                                            -----------  ----------   ----------  ----------   --------------
Balance at March 31, 2000 (unaudited)...................            --   $      --       17,230   $     172    $       80,418
                                                            ===========  ==========   ==========  ==========   ==============

                                                            ACCUMULATED
                                                            DIVIDENDS ON                                 OTHER           TOTAL
                                                             PREFERRED     DEFERRED    COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                                                               STOCK     COMPENSATION   INCOME (LOSS)    DEFICIT    EQUITY (DEFICIT)
                                                            -----------  ------------- -------------- ------------- ---------------
Balance at June 30, 1996................................                  $      (351)                 $      (527)  $         (34)
   Issuance of common stock.............................                                                                        98
   Issuance of Series A Convertible Participating
      Preferred Stock, net of offering costs............
   Issuance of Series B Convertible Participating
      Preferred Stock net of offering costs.............
   Issuance of common stock purchase warrants...........                                                                        47
   Stock options cancelled..............................                           49
   Amortization of deferred compensation................                           93                                           93
   Accrued dividends for preferred stockholders.........    $      (190)                                                      (190)
   Net loss.............................................                                                    (2,859)         (2,859)
                                                            ------------  ------------                -------------  --------------
Balance at June 30, 1997................................           (190)         (209)                      (3,386)         (2,845)
   Issuance of common stock.............................                                                                     2,020
   Issuance of Series C Convertible Participating
      Preferred Stock, net of offering costs............
   Amortization of deferred compensation................                           84                                           84
   Accrued dividends for preferred stockholders.........           (903)                                                      (903)
   Net loss.............................................                                                    (6,496)         (6,496)
                                                            ------------  ------------                -------------  --------------
Balance at June 30, 1998................................         (1,093)         (125)                      (9,882)         (8,140)
   Issuance of common stock under stock option plans....                                                                       362
   Issuance of Series D Convertible Preferred Stock,
      net of offering costs.............................
   Accrued dividends for preferred stockholders.........         (1,787)                                                    (1,787)
   Conversion of Convertible Participating Preferred
      Stock and Convertible Preferred Stock.............          2,880                                                     29,683
   Issuance of common stock in initial public offering,
      net of offering costs.............................                                                                    46,940
   Deferred compensation related to grant of stock
      options...........................................                       (1,188)
   Stock options cancelled..............................                           13
   Amortization of deferred compensation................                          192                                          192
   Net loss.............................................                                                   (10,820)        (10,820)
   Other comprehensive income...........................                                $          3                             3
                                                            ------------  ------------ -------------- -------------  --------------
Balance at June 30, 1999................................             --        (1,108)             3       (20,702)         56,433
   Issuance of common stock net of offering costs.......                                                                     2,324
   Deferred compensation related to grant of stock
       options..........................................                          (37)                                          --
   Stock options cancelled..............................                           11                                           --
   Amortization of deferred compensation................                          617                                          617
   Net loss.............................................                                                   (11,896)        (11,896)
   Other comprehensive loss.............................                                         (10)                          (10)
                                                            ------------  ------------ -------------- -------------  --------------
Balance at March 31, 2000 (unaudited)...................    $        --   $      (517)  $         (7)  $   (32,598)  $       47,468
                                                            ============  ============ ============== =============  ==============


                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                     THE CONSOLIDATED FINANCIAL STATEMENTS.

                             SILKNET SOFTWARE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             NINE-MONTHS ENDED
                                                           FOR THE YEARS ENDED JUNE 30,          MARCH 31,
                                                         ---------------------------------  ---------------------
                                                           1997        1998       1999        1999       2000
                                                         ----------  ---------- ----------  ---------- ----------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
   Net loss............................................  $  (2,859)  $  (6,496) $ (10,820)  $  (7,042) $ (11,896)
   Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization.....................        188         342        758         507      1,320
     Provision for doubtful accounts...................         --          --        275         250        425
     Loss (gain) on disposal of equipment..............         --           4        (11)        (11)        --
     Amortization of deferred compensation.............         93          84        192          94        617
     Stock issued for services.........................          3          --         --          --         --
     Changes in operating assets and liabilities:
       Accounts receivable.............................         23      (1,524)    (2,703)     (2,969)    (5,582)
       Prepaid and other current assets................        (23)       (206)      (424)        (74)      (304)
       Other assets....................................        (60)        (25)      (198)        (62)        62
       Accounts payable................................        236         (62)       985         359       (369)
       Accrued expenses................................        102         844      3,882       1,800      5,371
       Deferred revenue................................        154         858      1,174         552      1,588
                                                         ----------  ---------- ----------  ---------- ----------
         Net cash used in operating activities.........     (2,143)     (6,181)    (6,890)     (6,596)    (8,768)
                                                         ----------  ---------- ----------  ---------- ----------
Cash flows from investing activities:
   Purchase of property and equipment..................       (563)     (1,073)    (2,052)       (984)    (3,438)
   Proceeds from dispositions of property and equipment         --          27         12          11         --
   Investment in Safe Harbor...........................         --          --         --          --     (1,500)
                                                         ----------  ---------- ----------  ---------- ----------
       Net cash used in investing activities...........       (563)     (1,046)    (2,040)       (973)    (4,938)
                                                         ----------  ---------- ----------  ---------- ----------
Cash flows from financing activities:
   Proceeds from issuance of common stock, net of
     offering costs....................................         96       1,737     46,940         271       (110)
   Proceeds from exercise of common stock options......         --          70        362          --      2,434
   Proceeds from issuance of notes payable and warrants        560         700         --          --         --
   Payments on notes payable...........................       (187)       (198)      (249)       (216)      (237)
   Proceeds from issuance of preferred stock, net of
     offering costs....................................      6,992      10,773      8,788       8,788         --
                                                         ----------  ---------- ----------  ---------- ----------
       Net cash provided by financing activities.......      7,461      13,082     55,841       8,843      2,087
                                                         ----------  ---------- ----------  ---------- ----------
Net increase (decrease) in cash and cash equivalents...      4,755       5,855     46,911       1,274    (11,619)
Effect of exchange rate changes on cash and cash
   equivalents.........................................         --          --          3           1        (11)
                                                         ----------  ---------- ----------  ---------- ----------
Cash and cash equivalents at beginning of period.......         40       4,796     10,651      10,651     57,565
                                                         ----------  ---------- ----------  ---------- ----------
Cash and cash equivalents at end of period.............  $   4,795   $  10,651  $  57,565   $  11,926  $  45,935
                                                         ==========  ========== ==========  ========== ==========
Supplemental schedule of cash flow information:
   Interest paid.......................................  $      16   $      39  $      36   $      33  $      41
                                                         ==========  ========== ==========  ========== ==========
   Income taxes paid...................................  $      --   $      12  $      19   $      19  $      47
                                                         ==========  ========== ==========  ========== ==========
Supplemental schedule of non-cash financing activity:
   Settlement of debt through issuance of Series A
     Convertible Participating Preferred Stock.........  $     250   $      --  $      --   $      --  $      --
                                                         ==========  ========== ==========  ========== ==========
   Settlement of debt through issuance of common stock.  $      --   $     213  $      --   $      --  $      --
                                                         ==========  ========== ==========  ========== ==========


         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                             SILKNET SOFTWARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

A.     NATURE OF THE BUSINESS:

       Silknet provides electronic relationship management software, or eRM software, that allows companies to offer marketing, sales, e-commerce and support services through a single Web site interface personalized for individual customers.

       On October 5, 1999, Silknet completed its acquisition of InSite Marketing Technology, Inc. ("InSite"). Silknet eSales, based on InSite's technology, is an e-sales application that provides the customer an electronic, or virtual, personal sales assistant with the ability to identify the buying needs and style of a customer. The underlying InSite technology uses demographic and psychographic analysis, microsegmentation and probability models to personalize the interaction between a virtual personal sales assistant and each customer. This transaction was accounted for using the pooling of interests method. The accompanying consolidated financial statements of Silknet have been restated to include the results and balances of InSite for all periods presented.

       Silknet operates in one segment and is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products and third party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, reliance on a limited number of distributors, international expansion, lengthening sales cycle and limited operating history.

       Silknet has also experienced substantial net losses since its inception and, as of March 31, 2000, had an accumulated deficit of $32,598. Such losses and accumulated deficit resulted from Silknet's lack of substantial revenue and significantly increased costs incurred in the development of Silknet's products and in the preliminary establishment of Silknet's infrastructure. For the foreseeable future, Silknet expects to continue to experience significant growth in its operating expenses in order to execute its current business plan, particularly research and development and sales and marketing expenses.

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       UNAUDITED INTERIM RESULTS

       The accompanying consolidated balance sheet as of March 31, 2000, the statements of operations and of cash flows for the nine months ended March 31, 1999 and 2000 and the statement of stockholders' equity for the nine months ended March 31, 2000 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and its results of operations and its cash flows for the nine months ended March 31, 1999 and 2000. The financial data and other information disclosed in these note to financial statements related to these periods are unaudited. The results for the nine months ended March 31, 2000 are not necessarily indicative of the results to be expected for the year ending June 30, 2000.

       PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of Silknet and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation of deferred tax assets.

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

       CASH AND CASH EQUIVALENTS

       Silknet considers money market mutual funds and all short-term investments with original maturities of three months or less at the date of purchase to be cash equivalents. Silknet invests its excess cash in money market funds and short-term investments which management believes are subject to minimal market and credit risk.

       PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost and are depreciated over their estimated useful lives, generally three years, using the straight-line method. Upon sale or retirement, the asset cost and related accumulated depreciation are removed from the respective accounts, and any related gain or loss is reflected in operations. Repair and maintenance costs are expensed as incurred.

       INCOME TAXES

       Silknet accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amounts of Silknet's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate their fair values at March 31, 2000.

       REVENUE RECOGNITION

       Silknet recognizes revenue from software licenses upon delivery to customers provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. License or services revenue subject to a significant acceptance clause is deferred until acceptance is received from the customer. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For agreements with specified upgrade rights, the revenue related to such upgrade rights is deferred until the specified upgrade is delivered. Training and consulting services revenue is recognized as services are provided and revenue for maintenance and post-contract customer support services is recognized ratably over the term of the service agreement.

       CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

       A potential exposure to Silknet is a concentration of credit risk in trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. As of June 30, 1998, three customers accounted for 34%, 25% and 11% of accounts receivable, while two customers accounted for 28% and 15% of accounts receivable as of June 30, 1999. In addition, five customers accounted for 20%, 14%, 11%, 10% and 10% of total revenue for the year ended June 30, 1998, while two customers accounted for 21% and 17% of total revenue for the year ended June 30, 1999.

       RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

       Costs incurred in the research and development of Silknet's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed") and capitalized thereafter. Costs eligible for capitalization have been insignificant.

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

       ACCOUNTING FOR STOCK-BASED COMPENSATION

       Silknet accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Silknet's common stock at the date of grant. Silknet has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note K). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

       NET LOSS PER SHARE

       Net loss per share is computed under SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Net loss used in the calculation is increased by the accrued dividends for the Preferred Stock outstanding in each year. Diluted loss per share does not differ from basic loss per share since potential common shares from conversion of preferred stock, stock options and warrants are anti-dilutive for all periods presented and are therefore excluded from the calculation. During the years ended June 30, 1997, 1998, and 1999 and the nine months ended March 31, 2000, options to purchase 1,256,744, 1,581,531, 2,567,678 and 2,323,332 shares of common stock, respectively, Preferred Stock convertible into 4,864,584, 7,953,741, 9,159,654, and 0 shares of common stock, respectively, and warrants for 750,000, 750,000, 750,000 and 424,340 shares of common stock, respectively, were not included in the computation of diluted earnings per share since their inclusion would be antidilutive.

       STOCK SPLIT

       In February 1999, Silknet reincorporated from New Hampshire to Delaware. In connection with the reincorporation, Silknet effected a one-for-two exchange of all common and preferred stock and assigned a par value of $.01 per share to the common stock. Additionally, Silknet increased the number of shares of authorized common stock to 50,000,000 and authorized preferred stock to 15,000,000. All references to shares and per share amounts in the financial statements and related footnotes have been adjusted to reflect the exchange and the new par value for all periods presented.

       COMPREHENSIVE INCOME

       On July 1, 1998, Silknet adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 130 is effective for Silknet's fiscal year ending June 30, 1999 including interim periods for that year. Comprehensive income consists of net loss and foreign currency translation adjustments and is presented in the consolidated statement of convertible preferred stock and stockholders' equity (deficit). Prior year financial statements have been reclassified to conform to the SFAS No. 130 requirements. The following table presents the calculation of comprehensive loss and its components for the nine-months ended March 31, 1999 and 2000:


                                                  NINE MONTHS ENDED MARCH 31,
                                                  ---------------------------
                                                      1999           2000
                                                  --------------  -----------
Net loss.......................................   $      (8,561)  $   (11,896)
Foreign currency translation adjustments.......              --           (10)
                                                  --------------  -----------
Comprehensive loss.............................   $      (8,561)  $   (11,906)
                                                  ==============  ===========

       RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Silknet does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

C.     BUSINESS COMBINATION:

       On October 5, 1999, Silknet completed its acquisition of InSite. In connection with the transaction, an aggregate of 590,708 shares of Silknet common stock were issued or reserved in exchange for all the shares of InSite common stock issued and outstanding and all options to purchase InSite common stock at the effective time of the merger. This merger was accounted for as a pooling of interests.

       The balance sheets at June 30, 1998 and 1999 and the results of operations for each of the three years in the period ended June 30, 1999 and the nine-months ended March 31, 2000 have been restated to include the balances and results of InSite. Results on a stand-alone basis were as follows:

YEAR ENDED JUNE 30, 1997                        SILKNET    INSITE    COMBINED
------------------------                      ----------  --------  ----------
Revenues...................................   $     194   $    --   $     194
Operating loss.............................      (2,692)     (108)     (2,800)
Net loss...................................      (2,752)     (107)     (2,859)
Net loss per share.........................       (1.15)    (0.77)      (1.13)


YEAR ENDED JUNE 30, 1998                        SILKNET    INSITE    COMBINED
------------------------                      ----------  --------  ----------
Revenues...................................   $   3,647   $    80   $   3,727
Operating loss.............................      (6,137)     (480)     (6,617)
Net loss...................................      (6,003)     (493)     (6,496)
Net loss per share.........................       (2.69)    (1.60)      (2.57)


YEAR ENDED JUNE 30, 1999                        SILKNET    INSITE    COMBINED
------------------------                      ----------  --------  ----------
Revenues...................................   $  13,918   $   112   $  14,030
Operating loss.............................     (10,010)   (1,491)    (11,501)
Net loss...................................      (9,374)   (1,446)    (10,820)
Net loss per share.........................       (2.39)    (2.91)      (2.44)


NINE MONTHS ENDED MARCH 31, 2000                SILKNET   INSITE(1)  COMBINED
--------------------------------              ----------  --------  ----------
Revenues...................................   $  23,935   $   204   $  24,139
Operating loss.............................     (13,187)     (719)    (13,906)
Net loss...................................     (11,173)     (723)    (11,896)
--------------
  (1) includes the results of Insite through October 5, 1999, the date of consummation of the transaction.

       Expenses related to the merger were recognized as incurred or were recorded when it became probable that the transaction would occur and the expense could be reasonably estimated. Merger-related costs incurred for the nine-month period ended March 31, 2000 are as follows:


Amortization of deferred compensation upon acceleration of stock option vesting...  $           393
Legal.............................................................................              224
Accounting/Tax....................................................................               40
Printing..........................................................................                4
                                                                                    ----------------
Total.............................................................................  $           661
                                                                                    ================

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

D.     PROPERTY AND EQUIPMENT:

       Property and equipment consists of the following:

                                                                                     JUNE 30,
                                                                                --------------------
                                                                                  1998      1999
                                                                                --------- ----------
Computer.....................................................................   $  1,054  $   2,404
Furniture and fixtures.......................................................        525        961
Leasehold improvements.......................................................        103        366
                                                                                --------- ----------
                                                                                   1,682      3,731
Less accumulated depreciation and amortization...............................       (446)    (1,201)
                                                                                --------- ----------
   Total.....................................................................   $ 1,236   $   2,530
                                                                                ========= ==========

       Depreciation and amortization expense for the years ended June 30, 1997, 1998 and 1999 was $94, $342 and $758, respectively.

E.     ACCRUED EXPENSES:

       Accrued expenses consist of:

                                                                                      JUNE 30,
                                                                                  -----------------
                                                                                   1998     1999
                                                                                  -------  --------
Commissions, bonuses and other incentives.....................................    $  334   $ 1,849
Vacation......................................................................       227       493
Royalties.....................................................................        16       100
Professional services.........................................................        77       640
Marketing.....................................................................        74       542
Sales tax.....................................................................       113       660
Other.........................................................................       126       565
                                                                                  -------  --------
   Total......................................................................    $  967   $ 4,849
                                                                                  =======  ========

F.     INCOME TAXES:

       The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                                                     JUNE 30,
                                                                                --------------------
                                                                                  1998       1999
                                                                                ---------  ---------
Deferred tax assets:
   Organizational and start-up costs, capitalized for tax....................   $      4   $      8
   Fixed assets..............................................................         76        (36)
   Accrued expenses..........................................................        288        109
   Deferred compensation.....................................................        214        146
   Research and experimentation credit.......................................        140         37
   Allowance for doubtful accounts...........................................        172         --
   Net operating loss carryforwards..........................................      6,965      3,225
                                                                                ---------  ---------
                                                                                   7,859      3,489
     Less valuation allowance................................................     (7,859)    (3,489)
                                                                                ---------  ---------
       Net deferred tax assets...............................................   $     --   $     --
                                                                                =========  =========

       In assessing the realizability of deferred tax assets, Silknet considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the fact that Silknet has incurred net losses to date and expects to experience net losses in the near future, there is substantial doubt about whether Silknet will have sufficient future taxable income necessary to utilize the deferred tax assets over the periods which the deferred tax assets are deductible for federal and state income tax purposes. As a result, a 100% valuation allowance has been applied against Silknet net deferred tax assets.

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

       The following reconciles the difference between the federal statutory rate and Silknet's effective tax rate:


                                                                             JUNE 30,
                                                                 ----------------------------------
                                                                   1997        1998        1999
                                                                 ----------  ---------  -----------
         U.S. federal statutory rate..........................   $    (972)  $ (2,209)  $   (3,679)
         State income taxes, net..............................         (29)       (59)        (645)
         Research and experimentation tax credit..............         (37)        --         (103)
         Other................................................           2         17           59
         Change in valuation allowance........................       1,036      2,251        4,368
                                                                 ----------  ---------  -----------
                                                                 $      --   $     --   $       --
                                                                 ==========  =========  ===========

       At June 30, 1999, Silknet has net operating loss carryforwards of approximately $18,600 for federal, state, and foreign income tax purposes which expire beginning in 2012. Under the provisions of the Internal Revenue Code, certain substantial changes in Silknet's ownership may have limited, or may limit in the future, the amount of net operating loss and research and experimentation credit carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon Silknet's value prior to an ownership change.

G.     LINES OF CREDIT AND NOTES PAYABLE:

       LINES OF CREDIT

       During March 1997, Silknet entered into an equipment loan agreement under which Silknet was able to borrow up to $300 to finance fixed asset purchases. Advances under this facility were to be repaid over a 24-month period, commencing on April 30, 1997. Interest on the facility was at the bank's prime rate plus 2%. Borrowings under the facility were collateralized by all assets of Silknet. Silknet was required to meet certain minimum financial covenants for tangible net worth and liquidity with which Silknet was in compliance. This line of credit was repaid and terminated in 1999.

       During December 1997, Silknet entered into an equipment loan agreement under which Silknet could borrow up to $400 to finance fixed asset purchases. Advances under this facility are to be repaid over a 36-month period, commencing on March 31, 1998. The facility bears interest at the bank's prime rate (7.75% at June 30, 1999) plus 1%. Borrowings under the facility are collateralized by all assets of Silknet. Silknet is required to meet certain minimum financial covenants for tangible net worth and liquidity with which Silknet was in compliance. At June 30, 1999, the balance outstanding totaled $222.

       During March 1999, Silknet entered into a new bank line of credit which allows Silknet to borrow up to $3 million for working capital purposes and for the issuance of letters of credit. The line of credit expires in March 2000. Amounts available under the line of credit are a function of eligible accounts receivable and bear interest at the bank's prime rate (7.75% at June 30, 1999) plus 0.5%. Borrowings under the line of credit are collateralized by all assets of Silknet. Silknet is required to meet certain minimum financial covenants for tangible net worth and liquidity with which Silknet has been in compliance. At June 30, 1999, there were no amounts outstanding under the line of credit.

       At June 30, 1999, payments of principal and interest on existing debt were due as follows:


                      FISCAL YEAR ENDING JUNE 30,
                      ---------------------------
         2000......................................................   $ 148
         2001......................................................      92
                                                                     ------
         Total payments............................................     240
         Less amounts representing interest........................      18
                                                                     ------
         Total debt................................................   $ 222
         Less current portion......................................     133
                                                                     ------
                                                                      $  89
                                                                     ======

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

       NOTES PAYABLE

       During May 1996, Silknet entered into a Note and Warrant Purchase Agreement with a private investor. Under the agreement, Silknet could borrow up to $250 and was required to issue warrants to purchase 250,000 shares of Silknet's common stock at $1.00 per share. In May 1996, Silknet issued a demand subordinated note payable under the agreement in the amount of $125 in exchange for cash and issued a warrant to purchase 125,000 shares of Silknet's common stock at $1.00 per share. This warrant expires in May 2002. In July 1996, Silknet issued another demand subordinated note payable under the agreement in the amount of $125 in exchange for cash and an additional warrant to purchase 125,000 shares of Silknet's common stock at $1.00 per share. This warrant expires in July 2002 (Note H). The fair value of each warrant at the time of issuance was estimated to be approximately $47, which was recorded as additional paid-in capital and reduced the carrying value of the debt. The fair value was estimated using the Black-Scholes model. The discount on each note of $47 was amortized over the estimated life of the note of six-months.

       In November 1996, Silknet repaid the full amount due under each demand subordinated note by issuing 268,388 shares of Series A Convertible Participating Preferred Stock (Note I). No gain or loss was recognized on the exchange.

       During fiscal 1998, three investors and board members of InSite advanced $240 to InSite. On June 15, 1998 these advances were converted to 22,416 shares of common stock and notes payable in the amount of $27. The notes were due January 31, 2002 and had a stated interest rate of 6.1%. These notes were fully repaid in December 1999.

       On January 13, 1997, InSite issued notes payable to three investors and board members totaling $50, with a stated interest rate of 6.1% and a due date of January 31, 2002.

       On August 20, 1997, InSite issued notes payable to three investors and board members totaling $60, with a stated interest rate of 6.1% and a due date of January 31, 2002.

       These notes were all outstanding as of June 30, 1999. Interest expense on these notes totaled $1, $13 and $9 for the years ended June 30, 1997, 1998 and 1999.

       On August 20, 1999, InSite issued notes payable to three investors and board members totaling $225, with a stated interest rate of 10% and a due date of August 31, 2001.

       The notes outstanding at December 20, 1999 were repaid in full, including accrued interest.

H.     COMMON STOCK AND COMMON STOCK WARRANTS:

       During May 1996, Silknet issued a warrant to purchase 125,000 shares of common stock at $1.00 per share in connection with the first draw of $125 under a bridge loan agreement with Zero Stage Capital V, L.P. During July 1996, Silknet issued an additional warrant to purchase 125,000 shares of common stock in connection with the second draw of $125 under the bridge loan agreement with Zero Stage Capital V, L.P. (Note G). The total consideration received under each issuance was allocated between the note and the warrants based upon their relative fair values at the date of issuance. The estimated fair value at the time of issuance assigned to each issue of the warrants was approximately $47 and was recorded as additional paid-in capital, thus reducing the carrying value of the debt. The discount on the note of $94 was amortized over the estimated life of the note of six-months. One warrant expires in May 2002 and the other expires in July 2002.

       On January 13, 1997, InSite issued 302,358 shares of common stock at $0.33 per share to its founders for total consideration of $96 (net of offering costs of $4).

       During 1997, in connection with the issuance of the Series B Convertible Participating Preferred Stock, Silknet issued warrants to purchase 500,000 shares of common stock at $2.20 per share. The warrants expire in June 2003. The estimated fair value of the warrants at the time of issuance using the Black-Scholes model was insignificant.

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

       In June 1998, InSite issued 194,770 shares of common stock at an average price of $10.08 per share to its founders and private investors for total consideration of $1,951 (net of offering costs of $11). Of the total consideration, $213 was paid by its founders through the conversion of advances outstanding (Note G).

I.     CONVERTIBLE PREFERRED STOCK:

       In October 1996, Silknet issued 2,364,584 shares of Series A Convertible Participating Preferred Stock ("Series A Preferred Stock") at $0.96 per share to private investors for total consideration of $2,252 (net of offering costs of $18). Of the total consideration, $250 was paid by one investor through the cancellation of demand subordinated notes payable issued by Silknet (Note G).

       The Series A Preferred Stock is voting. Dividends accrue annually and are cumulative at a rate of 10% of the original purchase price of $0.96 per share, on a per share basis. Dividends must be paid before any other dividends can be declared or paid on any other class of preferred stock or on any class of common stock. The Series A Preferred Stock is convertible at any time by the holders, at the then applicable conversion rate adjusted from time to time (one to one on the date of issuance). The Series A Preferred Stock is redeemable at the option of the holder beginning in May 2003 if Silknet has not made a qualified initial public offering of its common stock, as defined. Upon liquidation, holders of Series A Preferred Stock are entitled to receive, out of funds then generally available, $0.96 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock subordinate to the Series A Preferred Stock, holders of Series A Preferred Stock are then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock.

       In June 1997, the Company issued 2,500,000 shares of Series B Convertible Participating Preferred Stock ("Series B Preferred Stock") at $2.00 per share to private investors for total consideration of $4,990 (net of offering costs of $10).

       The Series B Preferred Stock is voting. Dividends accrue annually and are cumulative at a rate of 10% of the original purchase price of $2.00 per share, on a per share basis. Dividends must be paid before any other dividends can be declared or paid on any class of common stock. The Series B Preferred Stock is convertible at any time by the holders, at the then applicable conversion rate as adjusted from time to time (one to one on the date of issuance). The Series B Preferred Stock is redeemable at the option of the holder beginning in May 2003 if Silknet has not made a qualified initial public offering of its common stock, as defined. Upon liquidation, holders of Series B Preferred Stock are entitled to receive, out of funds then generally available, $2.00 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock subordinate to the Series B Preferred Stock, holders of Series B Preferred Stock are then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.

       In May 1998, Silknet issued 3,089,157 shares of Series C Convertible Participating Preferred Stock ("Series C Preferred Stock") at $3.498117 per share to private investors for total consideration of $10,772 (net of offering costs of $34).

       The Series C Preferred Stock is voting. Dividends accrue annually and are cumulative at a rate of 10% of the original purchase price of $3.498117 per share, on a per share basis. Dividends must be paid before any other dividends can be declared or paid on any class of common stock. The Series C Preferred Stock is convertible at any time by the holders, at the then applicable conversion rate as adjusted from time to time (one to one on the date of issuance). The Series C Preferred Stock is redeemable at the option of the holder beginning in May 2003 if Silknet has not made a qualified initial public offering of its common stock, as defined. Upon liquidation, holders of Series C Preferred Stock are entitled to receive, out of funds then generally available, $3.498117 per share, plus all accrued and unpaid dividends thereon. Following payment to holders of all other classes of preferred stock subordinate to the Series C Preferred Stock, holders of Series C Preferred Stock are then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.

       In February 1999, Silknet issued 1,205,913 shares of Series D Convertible Preferred Stock ("Series D Preferred Stock") at $7.324109 per share to private investors for total consideration of $8,788 (net of offering costs of $44).

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

       The Series D Preferred Stock is voting. Dividends accrue annually and are cumulative at a rate of 10% of the original purchase price of $7.324109 per share, on a per share basis. Dividends must be paid before any other dividends can be declared or paid on any other classes of common stock. The Series D Preferred Stock is convertible at any time by the holders, at the then applicable conversion rate as adjusted from time to time (one to one on the date of issuance). The Series D Preferred Stock is redeemable at the option of the holder beginning in February 2004 if Silknet has not made a qualified initial public offering of its common stock, as defined. Upon liquidation, holders of Series D Preferred Stock are entitled to receive, out of funds then generally available, $7.324109 per share, plus all accrued and unpaid dividends.

       Upon the closing of the anticipated public offering, all outstanding shares of Preferred Stock automatically converted into shares of common stock as follows:

                             SERIES                 SHARES OF COMMON STOCK
                             ------                 ----------------------
               Series A Preferred Stock............        2,364,584
               Series B Preferred Stock............        2,500,000
               Series C Preferred Stock............        3,089,157
               Series D Preferred Stock............        1,205,913
                                                           9,159,654


J.     INITIAL PUBLIC OFFERING:

       In February 1999, the board of directors authorized Silknet management to file a Registration Statement with the Securities and Exchange Commission permitting Silknet to sell shares of its common stock in an initial public offering. The 9,159,654 outstanding shares of Series A, Series B, Series C and Series D Preferred Stock converted into 9,159,654 shares of common stock (Note
I).

       In May 1999, Silknet offered for sales 3,450,000 shares of common stock. Silknet received net proceeds from the offering of $46,830.

K.     STOCK OPTIONS:

       The 1999 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the board of directors and received stockholder approval in February 1999 and becomes effective on the date on which Silknet's common stock is registered under the Exchange Act. A total of 350,000 shares of common stock have been authorized for issuance under the Director Plan. The Director Plan is administered by the Silknet Compensation Committee. Under the Director Plan, each non-employee director who is or becomes a member of the board of directors is automatically granted on the date which the common stock becomes registered under the Exchange Act or, if not a director on that date, the date first elected to the board of directors, an initial option to purchase 10,000 shares of common stock. In addition, provided that the director continues to serve as a member of the board of directors, each non-employee director will be automatically granted on the third anniversary of his or her initial option grant date and each three years thereafter an option to purchase 10,000 shares of common stock. Provided that the director continues to serve as a member of the board of directors, one-third of the shares included in each grant will become exercisable on each of the first, second and third anniversaries of the date of grant. If a director fails to attend at least 75% of the board of directors meetings held in a fiscal year, that director will forfeit his or her rights with respect to the option installment which vested on the preceding vesting date, in proportion to the percentage of board of directors meetings not attended. All options granted under the Director Plan will have an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years from the date of grant. As of June 30, 1999 options to purchase 50,000 shares of Silknet common stock had been granted under the Director Plan.

       The 1999 Stock Option and Incentive Plan (the "1999 Option Plan") was adopted by the board of directors and received stockholder approval in February 1999. A total of 1,000,000 shares of common stock have initially been reserved for issuance under the 1999 Option Plan. The 1999 Option Plan provides that the number of shares authorized for issuance will automatically increase by 5% of the outstanding number of shares of common stock on

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

December 31, 1999, 2000 and 2001 up to a maximum of an additional 2,500,000 shares of common stock. Under the terms of the 1999 Option Plan, Silknet is authorized to grant incentive stock options as defined under the Internal Revenue Code, non-qualified options, stock awards or opportunities to make direct purchases of common stock to employees, officers, directors, consultants and advisors of Silknet and its subsidiaries. The 1999 Option Plan is administered by the Silknet Compensation Committee. The Silknet Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1999 Option Plan. Options granted under the 1999 Option Plan will expire on a date determined by the Compensation Committee, not to exceed 10 years. As of June 30, 1999, options to purchase 414,775 shares of Silknet common stock had been granted under the 1999 Option Plan.

       Silknet also has an Employee Stock Option Plan (the "1995 Option Plan") which provides for the issuance of options to purchase up to 2,391,900 shares of Silknet's common stock to eligible employees, officers, directors, consultants and advisors of Silknet. As of June 30, 1999, options to purchase 2,388,826 shares of Silknet common stock had been granted under the 1995 Option Plan. Under the 1995 Option Plan, the board of directors may award incentive and non-qualified stock options. Stock options entitle the holder to purchase common stock from Silknet for a specified exercise price, during a period specified by the applicable option agreement.

       Generally, options under the 1995 and 1999 Option vest over four years. Incentive stock options may not be granted with an exercise price less than the fair market value of Silknet's common stock at the date of grant or for a term exceeding ten years. The exercise price of each non-qualified stock option shall be specified by the board of directors.

       As part of Silknet's acquisition of InSite, Silknet assumed InSite's obligations under the InSite Marketing Technology, Inc. 1997 Stock Option Plan (the "1997 Option Plan"). Options to purchase an aggregate 93,580 shares of Silknet common stock were exchanged for all of the outstanding options under the 1997 Option Plan. No additional options will be granted under the 1997 Option Plan.

       Stock option activity for the years ended June 30, 1997, 1998 and 1999 is as follows:

                                         EXERCISE PRICE EQUALS     EXERCISE PRICE LESS
                                         GRANT DATE STOCK FAIR    THAN GRANT DATE STOCK
                                                 VALUE                 FAIR VALUE                TOTAL
                                        ------------------------  ----------------------- -----------------------
                                                      WEIGHTED                 WEIGHTED                  WEIGHTED
                                                      AVERAGE                  AVERAGE                   AVERAGE
                                         NUMBER OF    EXERCISE     NUMBER      EXERCISE    NUMBER OF    EXERCISE
                                          SHARES       PRICE      OF SHARES     PRICE       SHARES        PRICE
                                        -----------  -----------  ----------  ----------- -----------  ----------
Outstanding at June 30, 1996.........      173,250   $     1.00     497,150   $     0.02     670,400   $    0.27
Granted..............................      671,086         0.96          --           --     671,086        0.96
Cancelled............................      (84,742)        1.00          --           --     (84,742)       1.00
                                        -----------  -----------  ----------  ----------- -----------  ----------
Outstanding at June 30, 1997.........      759,594         0.97     497,150         0.02   1,256,744        0.59
Granted..............................      439,228         1.25          --           --     439,228        1.25
Exercised............................      (69,725)        1.00          --           --     (69,725)       1.00
Cancelled............................      (44,716)        1.04          --           --     (44,716)       1.04
                                        -----------  -----------  ----------  ----------- -----------  ----------
Outstanding at June 30, 1998.........    1,084,381         1.07     497,150         0.02   1,581,531        0.74
Granted..............................      960,750         9.18     462,214         4.75   1,422,964        7.74
Exercised............................     (309,194)        1.17        (493)        1.75    (309,687)       1.17
Cancelled............................     (123,380)        1.72      (3,750)        1.75    (127,130)       1.72
                                        -----------  -----------  ----------  ----------- -----------  ----------
Outstanding at June 30, 1999.........    1,612,557   $     5.83     955,121   $     2.30   2,567,678   $    4.52
                                        ===========  ===========  ==========  =========== ===========  ==========

       As of June 30, 1999, 632,701 shares were available for grant under the 1999 Option Plan, the 1997 Option Plan and the 1995 Option plan.

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

       The following table summarizes information about stock options outstanding at June 30, 1999:


                                                                            VESTED AND EXERCISABLE
                                                               WEIGHTED-    -----------------------
                                                               AVERAGE                    WEIGHTED-
                                                              REMAINING                   AVERAGE
                                                NUMBER       CONTRACTUAL       NUMBER     EXERCISE
               EXERCISE PRICE                 OUTSTANDING   LIFE (IN YEARS)   OF SHARES    PRICE
-------------------------------------------  -------------  ---------------  ---------- ------------
$0.02                                             497,150       6.15          467,851    $      0.02
  0.33....................................         47,168       7.71           21,818           0.33
  1.00....................................        726,898       7.67          283,339           1.00
  1.75....................................        649,166       9.20           89,101           1.75
  3.31....................................         22,678       8.39            7,559           3.31
  5.50-7.32...............................        236,000       9.73               --             --
  9.50-12.24..............................        113,307       9.77              843           9.54
  15.00...................................         50,000       9.85               --             --
  24.81-35.56.............................        220,561       9.87               --             --
  41.56-46.38.............................          4,750       9.88               --             --
                                             -------------  --------------  ----------   ------------
$0.02-46.38                                     2,567,678       8.08          870,511     $     0.56
                                             =============  ==============  ==========   ============

       Silknet records deferred compensation for options issued with exercise prices below the estimated fair value of common stock. Deferred compensation is amortized and recorded as compensation expense ratably over the vesting period of the options. Compensation expense of $93, $84 and $192 was recognized during the years ended June 30, 1997, 1998, and 1999, respectively.

       Silknet applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its plans. Silknet has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation expense has been recognized for the stock option plans as calculated under SFAS 123.

       Had compensation cost for Silknet's stock option plan been determined based on the fair value at the grant date for awards in 1997, 1998 and 1999, consistent with the provisions of SFAS 123, Silknet's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                                                      YEARS ENDED JUNE 30,
                                                                                ---------------------------------
                                                                                  1997       1998        1999
                                                                                ---------- ----------  ----------
Net loss--as reported.........................................................  $  (3,049) $  (7,399)  $ (12,607)
Net loss--pro forma...........................................................  $  (3,227) $  (7,587)  $ (13,761)
Basic and diluted net loss per share--as reported.............................  $   (1.13) $   (2.57)  $   (2.44)
Basic and diluted net loss per share--pro forma...............................  $   (1.20) $   (2.64)  $   (2.66)

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in each of the following periods:

                                                YEARS ENDED JUNE 30,
                                         ------------------------------------
                                            1997        1998         1999
                                         ----------- -----------  -----------
 Dividend yield.......................            0%          0%           0%
 Expected volatility..................            0%          0%          85%
 Risk free interest rate..............          6.0%        5.5%         5.0%
 Expected lives.......................      5 years     5 years      5 years

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

       The weighted average grant date fair values using the Black-Scholes option pricing model were:


                                                                         YEARS ENDED JUNE 30,
                                                                        -----------------------
                                                                         1997    1998    1999
                                                                        ------- ------- -------
         Exercise price equals grant date stock fair value............  $ 0.34  $ 0.40  $ 7.28
         Exercise price less than grant date stock fair value.........      --      --  $ 5.82
         All options..................................................  $ 0.34  $ 0.40  $ 6.80

       The effects of applying SFAS 123 in this disclosure are not indicative of future amounts. Additional grants in future years are anticipated.

       On February 23, 1999, the board of directors adopted the 1999 Employee stock purchase plan (the "Purchase Plan"). The Purchase Plan allows for the issuance of 350,000 shares of Silknet's common stock to eligible employees. Under the Purchase Plan, Silknet is authorized to make a series of offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase
Plan), whichever is lower. The first offering period of the Purchase Plan commenced upon the initial public offering of the common stock to the public and ended on January 31, 2000.

L.     COMMITMENTS AND CONTINGENCIES:

       Silknet leases office space and equipment under non-cancelable operating leases extending through July 2004. Certain of these leases contain renewal options and provisions that adjust the lease payment based upon change in the consumer price index and require Silknet to pay operating costs, including property taxes, insurance and maintenance. Rent expense under non-cancelable operating leases totaled $83, $299 and $735 for the years ended June 30, 1997, 1998 and 1999, respectively.

       The following is a schedule of future minimum lease payments on noncancelable operating leases at June 30, 1999:

       Fiscal Years ending June 30:
       ----------------------------
                  2000...............................     $1,138
                  2001...............................      1,185
                  2002...............................      1,170
                  2003...............................      1,228
                  2004...............................        890
                  Thereafter.........................         45

M.     EMPLOYEE BENEFIT PLANS:

       Silknet maintains two 401(k) plans qualified under Section 401(k) of the Internal Revenue Code. One plan is for former InSite employees and the other is for all other Silknet employees. All Silknet employees are eligible to participate in their respective 401(k) plans. Under the Silknet and InSite 401(k) plans, a participant may contribute a maximum of 20% and 15%, respectively, of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit of $10,000 in 1999) to the 401(k) plan. The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the board of directors, Silknet may make discretionary profit-sharing contributions into the 401(k) plans for all eligible employees. To date, Silknet has made no profit-sharing contributions to either 401(k) plan.

N.     RELATED PARTY TRANSACTIONS:

       During the years ended June 30, 1997, 1998 and 1999, Silknet recognized license and services revenue from transactions with affiliated companies of $31, $56 and $16, respectively. Additionally, Silknet recognized license and service revenue from transactions with an investor of $1,006 during the year ended June 30, 1999.

                             SILKNET SOFTWARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

    INFORMATION AS OF MARCH 31, 2000 AND FOR THE NINE MONTHS ENDED MARCH 31,
                           1999 AND 2000 IS UNAUDITED.

       A member of the board of directors of InSite provided consulting services to InSite for which he was paid $3 during the year ended June 30, 1999.

O.     INVESTMENT IN PRIVATE COMPANY

       In October 1999 Silknet invested $1,500 in Safe Harbor Inc., an unrelated private company. In exchange for its investment, Silknet received approximately 9% ownership interest in Safe Harbor at the time of purchase and a seat on the board of directors. The Company has recorded its investment using the cost basis of accounting.

P.     SUBSEQUENT EVENT (UNAUDITED)

       On April 19, 2000, Silknet completed a merger with Kana Communications, Inc. (Nasdaq: KANA) under which Silknet became a wholly-owned subsidiary of Kana. In connection with the Kana merger, each share of Silknet common stock outstanding immediately prior to the consummation of the merger was converted into the right to receive 1.66 shares of Kana's common stock and Kana assumed Silknet's outstanding stock options and warrants based on the exchange ratio, issuing approximately 29 million shares of Kana's common stock and reserving 4.6 million shares of common stock for issuance upon the exercise of Silknet options and warrants Kana assumed in connection with the merger. The transaction is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and will be accounted for using the purchase method of accounting. The details of the merger are described in a Registration Statement on SEC Form S-4 that was declared effective by the SEC on March 22, 2000 and the Current Report on Form 8-K filed May 4, 2000, as amended May 8, 2000.

                                KANA AND SILKNET
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

       The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the merger of Kana and Silknet using the purchase method of accounting.

       Silknet's fiscal year ends on June 30. Accordingly, for purposes of the pro forma data, Kana's consolidated statement of operations for the year ended December 31, 1999 and six-month period ended June 30, 2000 has been combined with Silknet's unaudited condensed consolidated statement of operations for the twelve-month period ended December 31, 1999, and the period from January 1, 2000 to April 19, 2000 (merger date), as if the merger had occurred on January 1, 1999.

       Such unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the merger occurred at the beginning of the period presented, nor is it necessarily indicative of future results of operations. Kana has incurred estimated acquisition-related costs of approximately $32.9 million in connection with the merger. This is an estimate and is subject to change. There can be no assurance that Kana will not incur additional charges to reflect costs associated with the merger or that management will be successful in its efforts to integrate the operations of the two companies. In addition, Kana has recorded goodwill and identifiable intangible assets of approximately $3.8 billion, which will be amortized over a period of three years.

       These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Kana and Silknet. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements of Kana and Silknet and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                KANA AND SILKNET

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA
                                                                   KANA      SILKNET    ADJUSTMENTS    COMBINED
                                                                ----------  --------    -----------   ------------
Revenues:
   License...................................................   $  22,903   $ 7,255     $   1,677 (a) $    31,835
   Service...................................................      13,270     4,392            --          17,662
                                                                ----------  --------    -----------   ------------
     Total revenues..........................................      36,173    11,647         1,677          49,497
                                                                ----------  --------    -----------   ------------
Cost of revenues:
   License...................................................         801       404            --           1,205
   Service...................................................      14,804     4,516                        19,320
                                                                ----------  --------    -----------   ------------
     Total cost of revenues..................................      15,605     4,920                        20,525
                                                                ----------  --------    -----------   ------------
     Gross profit............................................      20,568     6,727                        28,972
Operating expenses:
   Sales and marketing.......................................      32,548     5,654                        38,202
   Research and development..................................      16,298     4,556                        20,854
   General and administrative................................       5,582     2,208                         7,790
   Amortization of goodwill and identifiable intangibles.....     247,043        --       379,385         626,428
   Amortization of stock-based compensation..................       6,913        10                         6,923
   In process research and development.......................       6,900        --            --           6,900
   Acquisition related costs ................................       6,564        --                         6,564
                                                                ----------  --------    -----------   ------------
     Total operating expenses................................     321,848    12,428       379,385         713,661
                                                                ----------  --------    -----------   ------------
     Loss from operations....................................    (301,280)   (5,701)     (377,708)       (684,689)
Other income (expense), net..................................       1,891       619            --           2,510
                                                                ----------  --------    -----------   ------------
     Net loss................................................   $(299,389)  $(5,082)    $(377,708)    $  (682,179)
                                                                ==========  ========    ===========   ============
Net loss per common share:
   Basic and diluted.........................................   $   (4.53)    (0.49)                  $     (8.21)
                                                                ==========  ========                  ============
   Weighted-average shares...................................      66,030    10,303                        83,134
                                                                ==========  ========                  ============

(a) Represents the deferred revenue of Silknet as of the acquisition date which has not been recognized as revenue by Kana post acquisition, but would have been recognized by the combined company assuming the merger occurred as of the beginning of the period.

                                KANA AND SILKNET
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      PRO FORMA
                                                             KANA        SILKNET     ADJUSTMENTS      COMBINED
                                                          ------------  -----------  -------------  -------------
Revenues:.............................................
   License............................................    $    10,536   $  15,731    $              $    26,267
   Service............................................          3,528       6,799                        10,327
                                                          ------------  -----------  -------------  -------------
     Total revenues...................................         14,064      22,530              --        36,594
                                                          ------------  -----------  -------------  -------------
Cost of revenues:
   License............................................            271         366                           637
   Service............................................          6,610       5,429                        12,039
                                                          ------------  -----------  -------------  -------------
     Total cost of revenues...........................          6,881       5,795              --        12,676
                                                          ------------  -----------  -------------  -------------
     Gross profit.....................................          7,183      16,735              --        23,918
                                                          ------------  -----------  -------------  -------------
Operating expenses:
   Sales and marketing................................         21,199      14,987                        36,186
   Research and development...........................         12,854      10,927                        23,781
   General and administrative.........................          5,018       5,457                        10,475
   Amortization of goodwill and identifiable
     intangibles......................................             --          --       1,252,856     1,252,856
   Amortization of stock based compensation...........         80,476         297                        80,773
   Acquisition related costs..........................          5,635         661                         6,296
                                                          ------------  -----------  -------------  -------------
     Total operating expenses.........................        125,182      32,329       1,252,856     1,410,367
                                                          ------------  -----------  -------------  -------------
Operating loss........................................       (117,999)    (15,594)     (1,252,856)   (1,386,449)
Other income (expense), net...........................           (744)      1,880                         1,136
                                                          ------------  -----------  -------------  -------------
   Net loss...........................................    $  (118,743)  $ (13,714)   $ (1,252,856)  $(1,385,313)
                                                          ============  ===========  =============  =============
Net loss per common share:
   Basic and diluted..................................    $     (4.61)  $   (1.16)                  $    (30.52)
                                                          ============  ===========                 =============
   Weighted-average shares............................         25,772      11,819                        45,392
                                                          ============  ===========                 =============

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1)    DESCRIPTION OF TRANSACTION

       Pursuant to an Agreement and Plan of Reorganization dated as of February 6, 2000, by and among Kana, Pistol Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Kana ("Merger Sub"), and Silknet Software, Inc., a Delaware corporation ("Silknet"), Merger Sub merged with and into Silknet, and Silknet became a wholly-owned subsidiary of Kana, effective April 19, 2000 (the "Merger").

       In connection with the Merger, each share of Silknet common stock outstanding immediately prior to the consummation of the Merger was converted into the right to receive 1.66 shares of Kana common stock (the "Exchange Ratio") and Kana assumed Silknet's outstanding stock options and warrants based on the Exchange Ratio, issuing approximately 29.2 million shares of Kana common stock and assuming options and warrants to acquire approximately 4.0 million shares of Kana common stock. The transaction is accounted for using the purchase method of accounting.

       Kana has accounted for the merger as a purchase. As a result, Kana recorded on its balance sheet the fair market value of Silknet's assets and liabilities, acquisition-related costs of $32.9 million, and identifiable intangibles and goodwill of approximately $3.8 billion. At June 30, 2000, intangible assets and goodwill represents approximately 94% of Kana's consolidated total assets. Kana will amortize the intangible assets and goodwill acquired in connection with the merger over a three-year period, resulting in an approximate $1.3 billion charge per year that will negatively affect Kana's results of operations during this period.

(2)    PRELIMINARY PURCHASE PRICE

       The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $3.8 billion, measured as the average fair market value of Kana's outstanding common stock from January 31, to February 14, 2000, five trading days before and after the merger agreement was announced plus the Black-Scholes calculated value of the options and warrants of Silknet assumed by Kana in the merger, and other costs directly related to the merger as follows (in thousands):


Fair market value of Kana's common stock........................  $ 3,373,425
Fair market value of Silknet options and warrants assumed.......      404,922
Acquisition-related costs.......................................       32,900
                                                                  ------------
Total...........................................................  $ 3,811,247
                                                                  ============

       For purposes of the unaudited pro forma combined condensed financial statements, the carrying value of the assets and liabilities, other than deferred revenue, of Silknet approximated their preliminary estimated fair values based upon available information. The value of the identified intangibles, including in-process research and development, and goodwill is based on an independent valuation. Kana does not expect the final valuation of the net assets and identifiable intangibles to be acquired to result in values that are significantly different from its estimates.

(3)    PRO FORMA ADJUSTMENTS

       STATEMENTS OF OPERATIONS:

       The accompanying unaudited pro forma combined condensed statements of operations have been prepared as if the merger was completed as of January 1, 1999 and reflects the amortization of goodwill and other identifiable intangibles resulting from the purchase price allocation. Goodwill and other identifiable intangibles totaling approximately $3.8 billion are being amortized over three years, resulting in annual amortization expense of approximately $1.3 billion.

       The accompanying unaudited pro forma combined condensed statements of operations include the non-recurring charge of $6.9 million for in-process research and development resulting from the merger. This in process technology had not reached technological feasibility and, in management's opinion, had no probable future use. Kana also recorded $6.6 million of transaction costs and merger-related integration expenses. These amounts consisted primarily of merger-related advertising and announcements of $4.5 million and $1.0 million in duplicate facility costs.

(4)    UNAUDITED PRO FORMA COMBINED EARNINGS PER COMMON SHARE DATA

       The unaudited pro forma net loss per share, basic and diluted, was computed by dividing the pro forma net loss by the weighted average number of shares of Kana common stock outstanding after the consummation of the merger, assuming an exchange ratio of 1.66 shares of Kana common stock for each share of Silknet common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       All costs and expenses incurred in connection with the issuance and distribution of the securities being registered for sale will be paid by the Registrant. The following is an itemized statement of these costs and expenses. All amounts are estimates except the Securities and Exchange Commission registration fee.

       Registration Statement Fee..............................  $      35,640
       Printing and engraving..................................  $      90,000
       Legal fees..............................................  $     300,000
       Accounting fees and expenses............................  $     200,000
       Placement agent fee to Pacific Growth Equities..........  $   1,875,000
       Placement agent Fee to Goldman Sachs & Co...............  $   2,500,000
           Total...............................................  $   5,000,640


ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Article VII, Section 6 of the Registrant's Amended and Restated Bylaws provides that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Second Amended and Restated Certificate of Incorporation, as amended, provides that its directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

       The Registrant has entered into an indemnification agreement with each of its executive officers and directors containing provisions that may require the Registrant, among other things, to indemnify its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

       Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law. The Registrant intends to maintain its director and officer liability insurance.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.

       During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

       (a) In June 1997, the Registrant issued 1,332 shares of its Common Stock to Howell Hsiao as consideration for services rendered to the Registrant pursuant to a Stock Issuance Agreement.

       (b) In September 1997, the Registrant issued and sold 9,938,272 shares of its Series B Preferred Stock to entities affiliated with Benchmark Capital Partners L.P., entities affiliated with Draper Fisher Jurvetson, Draper Richards L.P., High Street Partners, L.P. and Stanford University for an aggregate purchase price of $4,025,000.

       (c) In March 1998, the Registrant issued 38,936 shares of its Series A Preferred Stock pursuant to the net exercise of a warrant issued to Beni M. Horvath Trust 1991.

       (d) In March 1998, the Registrant issued 97,340 shares of its Series A Preferred Stock pursuant to the net exercise of a warrant issued to Ragnhild Horvath.

       (e) In July 1998, the Registrant issued and sold 225,098 shares of its Series B Preferred Stock to Eric A. Hahn for an aggregate purchase price of $91,165.

       (f) In August and September 1998, the Registrant issued and sold 6,828,196 shares of its Series C Preferred Stock to entities affiliated with Benchmark Capital Partners L.P., entities affiliated with Draper Fisher Jurvetson, Draper Richards L.P., Eric A. Hahn, Stanford University, J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., entities affiliated with Amerindo Investment Advisors, Inc. and Aspect Telecommunications for an aggregate purchase price of $11,625,006.

       (g) In July 1999, the Registrant issued and sold 1,676,932 shares of its Series D Preferred Stock to Convergys Corporation, entities affiliated with Benchmark Capital Partners L.P., entities affiliated with Draper Fisher Jurvetson, Draper Richards L.P., entities affiliated with Amerindo Investment Advisors, Inc. and New Millenium Venture Partners, LLC for an aggregate purchase price of $10,200,004.

       (h) In August 1999, in connection with the acquisition of Connectify, Inc., the Registrant issued 6,982,542 shares of common stock in exchange for all outstanding shares of Connectify's capital stock and reserved 416,690 shares of common stock for issuance upon the exercise of assumed Connectify options and warrants.

       (i) In December 1999, in connection with the acquisition of Business Evolution, Inc., the Registrant issued 1,890,200 shares of common stock in exchange for all outstanding shares of Business Evolution's capital stock and its warrants. The Registrant is obligated to file a registration statement covering the resale of these shares by August 13, 2000.

       (j) In December 1999, in connection with the acquisition of netDialog, Inc., the Registrant issued 1,120,286 shares of common stock in exchange for all outstanding shares of netDialog's capital stock, its warrants and convertible notes. The Registrant is obligated to file a registration statement covering the resale of these shares by August 13, 2000.

       (k) In December 1999, the Registrant granted stock options to its employees under its 1999 Special Stock Option Plan, exercisable for up to an aggregate of 738,264 of its Common Stock, with exercise prices of $15.00.

       (l) In June 2000, the Registrant issued and sold 2,500,000 shares of its common stock to entities affiliated with The Galleon Group, entities affiliated with Putnam Investment Management, Inc., entities affiliated with The Putnam Advisory Company, Inc., DWS Investments and Metzler Investments for an aggregate purchase price of $125,000,000.

       (m) Since inception, the Registrant has granted stock options to its employees, directors and consultants under its 1997 Stock Option/Stock Issuance Plan, exercisable for up to an aggregate of 9,086,544 shares of its Common Stock, with exercise prices ranging from $0.01 to $1.125. The Registrant has issued and sold an aggregate of 8,480,144 shares of its Common Stock to its employees, directors and consultants under its plans for an aggregate consideration of $34,477 in cash and $1.3 million in promissory notes with a five-year term and an interest rate of 5.7%, compounding annually.

       None of the foregoing transactions involved any underwriters, any underwriting discounts or commissions, or any public offering, and the Registrant believes that the transactions set forth in (a) through (j) and (l) were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and the transactions set forth in (k) and (m) were exempt from the registration requirements of the Securities Act by virtue of Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 promulgated thereunder. The recipients in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

(a) Exhibits

EXHIBIT
 NUMBER                        DESCRIPTION OF DOCUMENT
-------                        -----------------------

  2.1(3)        Agreement and Plan of Reorganization, dated August 13, 1999, by and among Kana Communications,
                Inc., KCI Acquisition, Inc. and Connectify, Inc.
  2.2(1)        Agreement and Plan of Reorganization, dated December 3, 1999, by and among Kana Communications,
                Inc., King Acquisition Corp. and Business Evolution, Inc.
  2.3(1)        Agreement and Plan of Reorganization, dated December 3, 1999, by and among Kana Communications,
                Inc., Kong Acquisition Corp. and netDialog.
  2.4(2)        Agreement and Plan of Reorganization, dated February 6, 2000, by and among Kana Communications, Inc., Pistol Acquisition Corp.
                and Silknet Software, Inc.
  3.1(8)        Second Amended and Restated Certificate of
                Incorporation, as amended by the Certificate of Amendment dated
                April 18, 2000.
  3.2(3)        Amended and Restated Bylaws.
  4.1(3)        Form of Registrant's Specimen Common Stock Certificate for the
                common stock being registered.
  4.2(3)        Fourth Amended and Restated Investors' Rights Agreement dated
                August 13, 1999 by and among Kana
                Communications, Inc. and parties listed on Schedule A therein.
  4.3(4)        Form of amendment to Fourth Amended and Restated Investors'
                Rights Agreement.
  4.4(9)        Registration Rights Agreement, dated June 7, 2000, by and among
                Kana Communications, Inc. and the
                parties listed on Exhibit A thereto.

  5.1 (13)      Opinion of Brobeck, Phleger & Harrison LLP.

 10.1(3)        Registrant's 1997 Stock Option/Stock Issuance Plan.
 10.2(3)        Registrant's 1999 Stock Incentive Plan.
 10.3(3)        Registrant's 1999 Employee Stock Purchase Plan.
 10.4(10)       Registrant's 1999 Special Stock Option Plan.
 10.5(10)       Registrant's 1999 Special Stock Option Plan--Form of
                Nonstatutory Stock Option Agreement--4-year vesting.
 10.6(10)       Registrant's 1999 Special Stock Option Plan--Form of
                Nonstatutory Stock Option Agreement--30-month vesting.
 10.7(3)        Form of Registrant's Directors' and Officers' Indemnification
                Agreement.
 10.8(3)        Form of Registrant's License Agreement.
 10.9(3)        Letter of Credit, dated July 9, 1999, with Silicon Valley Bank and the Registrant.
 10.10(3)       Lease, dated May 1998, by and between Encina Properties and the
                Registrant.
 10.11(3)       Office/R&D Lease, dated June 18, 1999, by and between Chestnut
                Bay LLC and the Registrant.
 10.12(3)       Form of Registrant's Kana Online Service Agreement.
 10.13(3)       Form of Registrant's Restricted Stock Purchase Agreement.
 10.14(3)       QuickStart Loan and Security Agreement, dated November 6, 1998, with Silicon Valley Bank and Connectify, Inc.
 10.15(4)       Lease, dated February 11, 2000, by and between Veterans
                Self-Storage, LLC and the Registrant.
 10.16(4)       Amended and Restated 1999 Stock Incentive Plan of Kana
                Communications, Inc.
 10.17(9)       Stock Purchase Agreement, dated June 7, 2000, by and among
                Kana Communications, Inc. and the
                parties listed on Exhibit A thereto.

 10.18 (13)     Lease, dated November 15, 1999, by and between 1848 Associates and Silknet, Inc.

 16.1(12)       Letter from KPMG LLP, dated March 30, 2000.

 21.1(4)        Subsidiaries of Kana Communications, Inc.
 23.1           Consent of KPMG LLP, Independent Auditors.
 23.2           Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 23.3 (13)      Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
                5.1).
 24.1 (13)      Power of Attorney (See Signature Page).

 27.1           Financial Data Schedule.
 99.1(5)        Connectify, Inc. 1998 Stock Plan.
 99.2(5)        Connectify, Inc. 1998 Stock Plan Form of Incentive Stock Option
                Agreement.
 99.3(5)        Connectify, Inc. 1998 Stock Plan Form of Nonstatutory Stock
                Option Agreement.

 99.4(5)        Form of Option Assumption Agreement.
 99.5(6)        Business Evolution, Inc. 1999 Stock Plan.
 99.6(6)        Business Evolution, Inc. Form of Stock Option Agreement.
 99.7(6)        Form of Option Assumption Agreement--12 Months Acceleration
                (Business Evolution Option Shares).
 99.8(6)        Form of Option Assumption Agreement--24 Months Acceleration
                (Business Evolution Option Shares).
 99.9(6)        netDialog, Inc. 1997 Stock Plan.
 99.10(6)       netDialog, Inc. Form of Stock Option Agreement.
 99.11(6)       Form of Option Assumption Agreement (netDialog Option Shares).
 99.12(11)      Silknet Software, Inc. 1999 Employee Stock Purchase Plan.
 99.13(11)      Silknet Software, Inc. 1999 Stock Option and Stock Incentive
                Plan.
 99.14(11)      Silknet Software, Inc. 1999 Non-Employee Director Stock Option
                Plan.
 99.15(11)      Silknet Software, Inc. Employee Stock Option Plan.
 99.16(11)      Insite Marketing Technology, Inc. 1997 Stock Option Plan.
 99.17(11)      Form of Option Assumption Agreement (Silknet Option Shares).
 99.18(11)      Form of Option Assumption Agreement--Acceleration (Silknet
                Option Shares).
 99.19(1)       Press Release, dated December 6, 1999, announcing the closing of the Registrant's acquisitions of
                Business Evolution, Inc. and netDialog.
 99.20(1)       Press Release, dated December 6, 1999, announcing the release of two new products.
 99.21(7)       Joint Press Release with Silknet Software, Inc., dated
                February 7, 2000.
 99.22(9)       Press Release, dated June 7, 2000.
 99.23(9)       Press Release, dated June 14, 2000.
--------------
  (1) Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on December 14, 1999, and incorporated herein by reference.

  (2) Previously filed as an exhibit to the Form 13D filed with the Commission by the Registrant on February 16, 2000, and incorporated herein by reference.

  (3) Incorporated herein by reference to Registrant's registration statement on Form S-1, File No. 333-82587, originally filed with the Commission on July 9, 1999, as subsequently amended.

  (4) Incorporated herein by reference to Registrant's registration statement on Form S-4, File No. 333-32428, originally filed with the Commission on March 14, 2000, as subsequently amended.

  (5) Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on December 6, 1999, and incorporated herein by reference.

  (6) Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on December 23, 1999, and incorporated herein by reference.

  (7) Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on February 7, 2000, and incorporated herein by reference.

  (8) Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on May 4, 2000, and incorporated herein by reference.

  (9) Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on June 15, 2000, and incorporated herein by reference.

 (10) Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on March 14, 2000 and incorporated herein by reference.

 (11) Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on April 27, 2000 and incorporated herein by reference.

 (12) Previously filed as an exhibit to the Form 10-K filed with the Commission by the Registrant on March 30, 2000, and incorporated herein by reference.

 (13) Previously filed as an exhibit to the Form S-1, File No. 333-40338, filed with the Commission by the Registrant on June 28, 2000 and incorporated herein by reference.

(b) Schedule II - Valuation and Qualifying Accounts


                                                                         KANA COMMUNICATIONS, INC.
                                                                                SCHEDULE II
                                                                     VALUATION AND QUALIFYING ACCOUNTS

                                                            BALANCE AT
                                                            BEGINNING      CHARGED TO               BALANCE AT
                                                            OF PERIOD      REVENUES     DEDUCTIONS   END OF YEAR
                                                            ------------  ------------  -----------  ------------

Allowance for Doubtful Accounts:
   Year ended December 31, 1999..........................   $       110   $       156   $       --   $       366
   Year ended December 31, 1998..........................            --           110           --           110
   Year ended December 31, 1997..........................            --            --           --            --

ITEM 17. UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-40338) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this 28 day of July, 2000.

                                            KANA COMMUNICATIONS, INC.


                                            By: /s/ MICHAEL J. MCCLOSKEY
                                                -------------------------------
                                                Michael J. McCloskey
                                                Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-40338) has been signed below by the following persons in the capacities and on the dates indicated:

Date:   July  28, 2000                      By  /s/ MICHAEL J. MCCLOSKEY
                                                --------------------------------
                                                Michael J. McCloskey
                                                Chief Executive Officer
                                                and Director
                                                (Principal Executive Officer)

Date:   July  28, 2000                      By  /s/ BRIAN K. ALLEN
                                                -------------------------------
                                                Brian K. Allen
                                                Chief Financial Officer
                                                (Principal Financial and
                                                Accounting Officer)

Date:   July  28, 2000                      By                    *
                                                -------------------------------
                                                James C. Wood
                                                President and Director

Date:   July  28, 2000                      By                    *
                                                -------------------------------
                                                Mark S. Gainey
                                                Chairman of the Board
                                                of Directors

Date:   July  28, 2000                      By                    *
                                                -------------------------------
                                                David M. Beirne
                                                Director

Date:   July  28, 2000                      By                    *
                                                -------------------------------
                                                Robert W. Frick
                                                Director


Date:   July  28, 2000                      By                    *
                                                -------------------------------
                                                Eric A. Hahn
                                                Director

Date:   July  28, 2000                      By                    *
                                                -------------------------------
                                                Dr. Charles A. Holloway
                                                Director

Date:   July  28, 2000                      By                    *
                                               --------------------------------
                                                Steven T. Jurvetson
                                                Director


* Signed pursuant to a Power of Attorney

By: /S/ MICHAEL J. MCCLOSKEY
    ----------------------------------------
       MICHAEL J. MCCLOSKEY
       CHIEF EXECUTIVE OFFICER AND DIRECTOR
      (PRINCIPAL EXECUTIVE OFFICER)

                                INDEX TO EXHIBITS


EXHIBIT
 NUMBER                                        DESCRIPTION OF DOCUMENT
-------                                        -----------------------
  2.1(3)        Agreement and Plan of Reorganization, dated August 13, 1999, by and among Kana Communications,
                Inc., KCI Acquisition, Inc. and Connectify, Inc.
  2.2(1)        Agreement and Plan of Reorganization, dated December 3, 1999, by and among Kana Communications,
                Inc., King Acquisition Corp. and Business Evolution, Inc.
  2.3(1)        Agreement and Plan of Reorganization, dated December 3, 1999, by and among Kana Communications,
                Inc., Kong Acquisition Corp. and netDialog.
  2.4(2)        Agreement and Plan of Reorganization, dated February 6, 2000, by and among Kana Communications,
                Inc., Pistol Acquisition Corp. and Silknet Software, Inc.
  3.1(8)        Second Amended and Restated Certificate of
                Incorporation, as amended by the Certificate of Amendment dated
                April 18, 2000.
  3.2(3)        Amended and Restated Bylaws.
  4.1(3)        Form of Registrant's Specimen Common Stock Certificate for the common stock being registered.
  4.2(3)        Fourth Amended and Restated Investors' Rights Agreement dated August 13, 1999 by and among Kana
                Communications, Inc. and parties listed on Schedule A therein.
  4.3(4)        Form of amendment to Fourth Amended and Restated Investors' Rights Agreement.
  4.4(9)        Registration Rights Agreement, dated June 7, 2000, by and among Kana Communications, Inc. and the parties listed on Exhibit A thereto.
  5.1(13)       Opinion of Brobeck, Phleger & Harrison LLP.
 10.1(3)        Registrant's 1997 Stock Option/Stock Issuance Plan.
 10.2(3)        Registrant's 1999 Stock Incentive Plan.
 10.3(3)        Registrant's 1999 Employee Stock Purchase Plan.
 10.4(10)       Registrant's 1999 Special Stock Option Plan.
 10.5(10)       Registrant's 1999 Special Stock Option Plan--Form of Nonstatutory Stock Option Agreement--4-year vesting.
 10.6(10)       Registrant's 1999 Special Stock Option Plan--Form of Nonstatutory Stock Option Agreement--30-month vesting.
 10.7(3)        Form of Registrant's Directors' and Officers' Indemnification Agreement.
 10.8(3)        Form of Registrant's License Agreement.
 10.9(3)        Letter of Credit, dated July 9, 1999, with Silicon Valley Bank and the Registrant.
 10.10(3)       Lease, dated May 1998, by and between Encina Properties and the Registrant.
 10.11(3)       Office/R&D Lease, dated June 18, 1999, by and between Chestnut Bay LLC and the Registrant.
 10.12(3)       Form of Registrant's Kana Online Service Agreement.
 10.13(3)       Form of Registrant's Restricted Stock Purchase Agreement.
 10.14(3)       QuickStart Loan and Security Agreement, dated November 6, 1998, with Silicon Valley Bank and
                Connectify, Inc.
 10.15(4)       Lease, dated February 11, 2000, by and between Veterans Self-Storage, LLC and the Registrant.
 10.16(4)       Amended and Restated 1999 Stock Incentive Plan of Kana Communications, Inc.
 10.17(9)       Stock Purchase Agreement, dated June 7, 2000, by and among Kana Communications, Inc. and the parties listed on Exhibit A thereto.
 10.18(13)      Lease, dated November 15, 1999, by and between 1848 Associates and Silknet, Inc.
 16.1(12)       Letter from KPMG LLP, dated March 30, 2000.
 21.1(4)        Subsidiaries of Kana Communications, Inc.
 23.1           Consent of KPMG LLP, Independent Auditors.
 23.2           Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.3(13)       Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1(13)       Power of Attorney (See Signature Page).
 27.1           Financial Data Schedule.
 99.1(5)        Connectify, Inc. 1998 Stock Plan.
 99.2(5)        Connectify, Inc. 1998 Stock Plan Form of Incentive Stock Option Agreement.
 99.3(5)        Connectify, Inc. 1998 Stock Plan Form of Nonstatutory Stock Option Agreement.
 99.4(5)        Form of Option Assumption Agreement.
 99.5(6)        Business Evolution, Inc. 1999 Stock Plan.
 99.6(6)        Business Evolution, Inc. Form of Stock Option Agreement.



 99.7(6)        Form of Option Assumption Agreement--12 Months Acceleration (Business Evolution Option Shares).
 99.8(6)        Form of Option Assumption Agreement--24 Months Acceleration (Business Evolution Option Shares).
 99.9(6)        netDialog, Inc. 1997 Stock Plan.
 99.10(6)       netDialog, Inc. Form of Stock Option Agreement.
 99.11(6)       Form of Option Assumption Agreement (netDialog Option Shares).
 99.12(11)      Silknet Software, Inc. 1999 Employee Stock Purchase Plan.
 99.13(11)      Silknet Software, Inc. 1999 Stock Option and Stock Incentive Plan.
 99.14(11)      Silknet Software, Inc. 1999 Non-Employee Director Stock Option Plan.
 99.15(11)      Silknet Software, Inc. Employee Stock Option Plan.
 99.16(11)      Insite Marketing Technology, Inc. 1997 Stock Option Plan.
 99.17(11)      Form of Option Assumption Agreement (Silknet Option Shares).
 99.18(11)      Form of Option Assumption Agreement--Acceleration (Silknet Option Shares).
 99.19(1)       Press Release, dated December 6, 1999, announcing the closing of the Registrant's acquisitions of
                Business Evolution, Inc. and netDialog.
 99.20(1)       Press Release, dated December 6, 1999, announcing the release of two new products.
 99.21(7)       Joint Press Release with Silknet Software, Inc., dated February 7, 2000.
 99.22(9)       Press Release, dated June 7, 2000.
 99.23(9)       Press Release, dated June 14, 2000.
--------------
  (1)  Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on December 14, 1999, and incorporated herein by reference.
  (2)  Previously filed as an exhibit to the Form 13D filed with the Commission by the Registrant on February 16, 2000, and incorporated herein by reference.
  (3)  Incorporated herein by reference to Registrant's registration statement on Form S-1, File No. 333-82587, originally filed with the Commission on
       July 9, 1999, as subsequently amended.
  (4)  Incorporated herein by reference to Registrant's registration statement on Form S-4, File No. 333-32428, originally filed with the Commission on
       March 14, 2000, as subsequently amended.
  (5)  Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on December 6, 1999 and incorporated herein by reference.
  (6)  Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on December 23, 1999 and incorporated herein by reference.
  (7)  Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on February 7, 2000, and incorporated herein by reference.
  (8)  Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on May 4, 2000, and incorporated herein by reference.
  (9)  Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on June 15, 2000, and incorporated herein by reference.
 (10)  Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on March 14, 2000 and incorporated herein by reference.
 (11)  Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on April 27, 2000 and incorporated herein by reference.
 (12)  Previously filed as an exhibit to the Form 10-K filed with the Commission by the Registrant on March 30, 2000 and incorporated herein by reference.
 (13)  Previously filed as an exhibit to the Form S-1, File No. 333-40338, filed with the Commission by the Registrant on June 28, 2000 and incorporated herein by reference.